As filed with the Securities and Exchange Commission on February 14, 2008
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Platinum Energy Resources, Inc.
(Exact name of Registrant as specified in its charter)

 1311
Delaware (State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 25 Phillips Parkway Montvale, NJ 07645 (845) 323-0434	14-1928384 (I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Barry Kostiner
Chief Executive Officer
Platinum Energy Resources, Inc.
25 Phillips Parkway
Montvale, NJ 07645
(845) 323-0434
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Eliezer Helfgott, Esq.
Sills Cummis & Gross P. C.
One Riverfront Plaza
Newark, NJ 07102
(973) 643-7000

Approximate date of commencement of proposed sale to the public: Upon the dissolution of Tandem Energy Holdings, Inc. (“Tandem”) and the distribution of Tandem’s assets to Tandem’s shareholders after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, par value $0.0001 per share	7,692,308 shares	$5.79	$44,538,463	$1,750
(1) Calculated in reliance on Rule 457(c) solely for purposes of calculating the registration fee.
(2) Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated February 14, 2008

PROSPECTUS
7,692,308 Shares
of
Common Stock
of
Platinum Energy Resources, Inc.

This prospectus relates to the distribution of 7,692,308 shares of common stock, $.0001 par value, of Platinum Energy Resources, Inc. (which we refer to in this prospectus as “we,” “us” or “Platinum”) by Tandem Energy Holdings, Inc., a Nevada corporation (which we refer to in this prospectus as “Tandem”) to the shareholders of Tandem as part of Tandem’s dissolution and winding-up of its affairs and distribution of its assets pursuant to Nevada law. On October 26, 2007, Platinum consummated the acquisition of substantially all of the assets of Tandem Energy Corporation, a Colorado corporation (which we refer to in this prospectus as “TEC”), then a wholly-owned subsidiary of Tandem. As part of the consideration for the assets, Platinum issued these 7,692,308 shares of common stock to TEC in a private transaction pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. TEC will be dissolved by a merger with and into Tandem (TEC’s sole shareholder). Tandem will be the surviving corporation in the merger and, as such, will receive the assets of TEC, which consist of the Platinum shares. Following such merger, Tandem will be dissolved. Immediately prior to its dissolution, Tandem’s assets will consist of the Platinum common stock covered by this prospectus that it will receive, as the sole shareholder of TEC, in the merger. The parties to the acquisition had contemplated that, following the consummation of the acquisition, TEC would be dissolved and, thereafter, its parent, Tandem, would liquidate and distribute the Platinum shares to Tandem’s shareholders.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB ”) under the symbol PGRI. On February 12, 2008, the last sale price of our common stock was $5.80 per share.

Investing in our common stock involves a high degree of risk. You should carefully read the discussion of material risks of investing in our common stock under the heading “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus is February __, 2008.

Table of Contents

Page

PROSPECTUS SUMMARY	1

RISK FACTORS	4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11

USE OF PROCEEDS	11

DIVIDEND POLICY	11

CAPITALIZATION	12

MARKET PRICE AND DIVIDEND DATA FOR PLATINUM SECURITIES; SHARE REPURCHASE PROGRAM	13

SELECTED HISTORICAL FINANCIAL DATA	14

SELECTED PROFORMA HISTORICAL FINANCIAL DATA OF PLATINUM AND TANDEM	16

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	18

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF PLATINUM AND TANDEM FOR THE YEAR ENDED DECEMBER 31, 2006 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2007	40

BUSINESS	51

MANAGEMENT	59

EXECUTIVE COMPENSATION	62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	70

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	72

DESCRIPTION OF CAPITAL STOCK	74

SHARES ELIGIBLE FOR FUTURE SALE	76

THE DISTRIBUTION	78

LEGAL MATTERS	79

EXPERTS	79

WHERE YOU CAN FIND ADDITIONAL INFORMATION	80

PLATINUM ENERGY RESOURCES, INC. INDEX TO FINANCIAL STATEMENTS	81

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Tandem is not making an offer to distribute these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or of any distribution of the shares. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

You should read the following summary, together with the more detailed information regarding our company, especially the “Risk Factors” section and our financial statements and notes to those statements appearing elsewhere in this prospectus, before deciding to invest in shares of our common stock.

Platinum Energy Resources, Inc. (which we refer to in this prospectus as “we,” “us” or “Platinum”) is an independent oil and gas exploration and production company. We have approximately 37,000 acres under lease in relatively long-lived fields with well-established production histories, 21,000 of which were acquired as part of the TEC acquisition described below. Our properties are concentrated primarily in the Gulf Coast region in Texas, the Permian Basin in Texas and New Mexico, and the Fort Worth Basin in Texas.

Our primary business strategy is to provide long-term growth in stockholder value by drilling, developing and exploiting our oil and gas properties. We are currently engaged in an active drilling and workover program in order to achieve this goal. Through a number of identifiable synergies, we believe that we are in a unique position to exploit our inventory of identified prospects more effectively and efficiently than many other small independent oil and gas exploration and production companies (See Business - Business Strategy on page 52).

We are also continually evaluating potential low risk strategic acquisitions that we believe will complement our business plan. We believe there exists significant opportunities to exploit mature fields that may have substantial remaining reserves. As the major, large independent oil and gas companies continue to focus on more costly and risky international and offshore prospects, the smaller independents, such as Platinum, have an opportunity to take advantage of the significant reserves left behind. For a discussion of our six recent acquisitions, see Business - Growth Strategy on page 52. We are also in final negotiations to acquire Maverick Engineering, Inc., a full service engineering company for $6 million payable at closing, plus $5 million to be paid over the next six years, the timing of which is contingent upon performance. Upon consummation of this acquisition, we intend to move our corporate headquarters to Maverick’s Houston office and Maverick’s founder and CEO will join us as our Chief Operating Officer. There is no assurance that we will reach an agreement to acquire Maverick, or that if an agreement is reached, it will result in a consummation of a transaction on the terms described. See Business - Growth Strategy on page 52.

Our strategy also calls for the use of hedge financing to maximize profit and reduce risk resulting from volatile energy markets. We believe that there is a gap in value between oil and gas reserves and the price of energy commodities and that profit can be captured by buying oil and gas companies or reserves, and selling the underlying oil and gas commodity (See Business - Hedging Strategy on page 53).

TEC Acquisition

On October 26, 2007, through our wholly owned subsidiary, then known as PER Acquisition Corp., a Delaware corporation (which we refer to in this prospectus as “New TEC” and which has since changed its name to Tandem Energy Corporation) we consummated the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of Tandem Energy Corporation, a Colorado corporation (which we refer to in this prospectus as “TEC”), including approximately $41.7 million in principal amount of TEC’s debt, in exchange for the issuance of 7,692,308 shares of Platinum common stock. Prior to the TEC acquisition, we were a blank check company.

TEC will be dissolved by a merger with and into Tandem Energy Holdings, Inc., a Nevada corporation (TEC’s sole shareholder, which we refer to in this prospectus as “Tandem”). Tandem will be the surviving corporation in the merger and, as such, receive the assets of TEC, which will consist of the 7,692,308 shares of Platinum common stock received in the acquisition. Pursuant to this prospectus, Tandem is distributing the 7,692,308 shares of Platinum common stock (its assets) to the Tandem shareholders in accordance with the laws of the State of Nevada.

Corporate Information

We were incorporated in the State of Delaware on April 25, 2005. Our fiscal year ends on December 31. Our principal executive offices are located at 25 Phillips Parkway, Montvale, NJ 07645. Our telephone number is (845) 323-0434. You can access our web site at www.platenergy.com. Information contained on our web site is not a part of this prospectus. In this prospectus, references to “Platinum,” “we,” “us” and “our” refer to Platinum Energy Resources, Inc., a Delaware corporation, and our wholly-owned subsidiary, New TEC.

We formed New TEC under the laws of the State of Delaware on January 25, 2006, to effect a business transaction. TEC was incorporated in Colorado on December 20, 1977. Since its inception, TEC had been an oil and gas E&P company headquartered in Midland, Texas. In the TEC acquisition, as described above, we acquired (through New TEC) substantially all of the assets of TEC and changed the name of New TEC from “PER Acquisition Corp.” to “Tandem Energy Corporation.” The mailing address and telephone number of New TEC is now 200 N. Lorraine, Suite 500, Midland, Texas and its telephone number is (432) 686-7136.

The Offering

Common stock offered:	7,692,308 shares

Common stock outstanding:	22,070,762 shares

Use of proceeds:	We will not receive any proceeds from the distribution of the Platinum shares by Tandem to its shareholders.

OTCBB symbol:	“PGRI”

Risk factors:	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before investing in shares of our common stock.

As of the date of this prospectus, we have 22,070,762 shares of common stock outstanding, including the shares covered by this prospectus. This number excludes the following shares as of the date of this prospectus:

•	14,400,000 shares of common stock issuable upon exercise of our outstanding warrants at an exercise price of $6.00 per share;

•	4,000,000 shares of common stock available and reserved for future issuance under our 2006 Long-Term Incentive Plan;

•	535,714 shares of common stock issuable in three installments over a 12-month period commencing April 26, 2008, to Lance Duncan pursuant to a consulting agreement between Platinum and Mr. Duncan;

•	1,997,913 shares of common stock that have been repurchased by Platinum under our share repurchase program and have been designated as treasury shares; and

•
1,440,000 shares underlying the purchase option granted to the underwriters in our IPO to purchase a total of 720,000 units at $10 per unit, which became exercisable upon our acquisition of the TEC assets and expires October 24, 2010, consisting of 720,000 shares underlying such units and 720,000 shares issuable upon exercise of the warrants underlying such units at an exercise price of $7.50 per share.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus. If any of these risks, as well as other risks and uncertainties that are not currently known to us or that we currently believe are not material, actually occur, our business, financial condition and results of operations may suffer significantly. As a result, the trading price of our common stock could decline and you may lose all or part of your investment in our common stock.

Since Tandem, TEC’s parent entity, was a publicly-traded shell corporation, our acquisition of all of the assets and substantially all liabilities of TEC may subject us to successor liability for the shell corporation’s known and unknown liabilities.

On October 26, 2007, Platinum, through its wholly owned subsidiary, New TEC, acquired substantially all of the assets and assumed substantially all of the liabilities of TEC, including approximately $41.7 million of TEC's debt, in exchange for the issuance of 7,692,308 shares of Platinum common stock. Prior to the acquisition, TEC was the wholly owned subsidiary of Tandem.

Tandem was originally incorporated in Nevada as Las Vegas Major League Sports, Inc. (“LVMS”) on July 22, 1993 with the plan of engaging in certain business activities associated with the Canadian Football League. In April 1994, it completed an initial public offering and began trading under the symbol LVTD. In 1996, LVMS filed for bankruptcy protection and ceased being a reporting company and also ceased operations and was considered to be a “shell” corporation. In 1998, LVMS changed its name to Pacific Medical Group, Inc. (“Pacific Medical Group”) in connection with a share exchange transaction with a privately-held company whose business plan was to engage in the manufacture and sale of medical products. To our knowledge, that business was unsuccessful and, again, the company ceased operations and was considered to be a “shell” corporation. In February, 2005, Pacific Medical Group changed its name to Tandem Energy Holdings, Inc. and changed its trading symbol to TDYH.PK. In June, 2005, Tandem Energy Corporation became a wholly-owned subsidiary of Tandem Energy Holdings, Inc.

The risks and uncertainties that were involved in the TEC acquisition include that we may be deemed to be a successor to Tandem, TEC’s parent, and thus subject to the existing liabilities, including undisclosed liabilities, of the prior shell corporations arising out of the their prior business operations, financial activities and equity dealings. These risks and uncertainties are generally greater when a corporation is used as a shell vehicle more than once, such as Tandem. There is a risk of litigation by third parties or governmental investigations or proceedings. Some potential claims against Tandem that have been identified to date include the following:

•
Tandem has been informed of a claim of ownership of 2.7 million shares of Tandem common stock. Such claim could result in a successor liability claim against Platinum. These shares are not included in the outstanding shares of Tandem.

•
Messrs. Jack and Rex Chambers, former members of Tandem management and significant shareholders of Tandem, are the subjects of an Order of Permanent Injunction resulting from proceedings instituted against them in 1984 by the Securities and Exchange Commission. The Order enjoins Messrs. Chambers from, directly or indirectly, engaging in the sale or offer for sale of securities in the form of fractional undivided interests in oil or gas leases of Chambers Oil and Gas or any other security without a registration statement being in effect or an exemption from registration otherwise being available. To the extent a court were to conclude that the TEC acquisition constitutes the sale of securities by Messrs. Chambers in violation of the Order of Permanent Injunction, Platinum potentially could be subject to a successor liability claim to the extent that any liability was imposed upon Tandem as a result.

•
Lance Duncan is a former director and officer of Tandem who entered into a consulting agreement with Platinum in October 2006. Mr. Duncan played a key role in connection with the acquisition by Tandem of the stock of TEC and the assets of Shamrock Energy Corporation, a Texas corporation. It is possible that a court could determine that Mr. Duncan acted as an unlicensed broker-dealer in connection with such transactions. In that event, Platinum potentially could be subject to a successor liability claim to the extent that any liability was imposed upon Tandem as a result.

•
Tandem has been unsuccessful in its efforts to locate corporate records and other material agreements and documents relating to itself and its predecessors in name for periods prior to mid-March 2005. As a result, no assurance can be given that certain actions taken with respect to Tandem were authorized by the necessary corporate action on the part of Tandem’s board of directors and its shareholders. Further, no assurance can be given that additional shares had not been issued by Tandem’s predecessors in name and that therefore Tandem’s current capitalization is accurate. If theoretically all of the 50,000,000 authorized shares of common stock of Pacific Medical Group (Tandem’s immediate predecessor in name) were issued and outstanding, there would be an additional 83,678 shares (post 1:500 stock split) of Tandem common stock currently outstanding and Platinum could be subject to a successor liability claim for up to approximately $212,000 to the extent that the holders of the additional shares do not receive their full proportion of the Platinum common stock distributed to shareholders upon the liquidation and dissolution of Tandem. Platinum potentially also could be subject to substantially higher successor liability claims for other actions of the predecessors to Tandem’s current management that were not properly authorized and implemented, including any shares that Messrs. Ronald G. Williams or Lyle Mortensen may claim to have acquired in connection with the acquisition of Pacific Medical Group that were not disclosed to Tandem and thus not presently reflected in the shares currently outstanding.

•
Prior to its acquisition of TEC, Mr. Williams claims to have acquired control of Pacific Medical Group from Mr. John Karlsson. Tandem has also been unsuccessful in its efforts to obtain documentation relating to such acquisition and, as such, has not been able to determine the amount or percentage of the outstanding shares of Pacific Medical Group that Mr. Williams acquired. Platinum could be subject to potential successor liability claims to the extent that Mr. Williams did not properly acquire control of Pacific Medical Group and did not have proper authority to enter into the transactions with TEC.

We did not receive a legal opinion relating to Tandem’s capitalization or corporate actions in connection with the closing of the TEC acquisition. Given the uncertainty regarding Tandem’ s prior corporate history, the lack of corporate documentation, claims of share ownership and other related concerns, Tandem’s legal counsel was unwilling to render such an opinion. Accordingly, we did not have a legal opinion to support the representation and warranties of Tandem contained in the TEC acquisition agreement regarding these matters.

The volatility of oil and natural gas prices due to factors beyond our control greatly affects our profitability.

Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and natural gas properties depend primarily upon the prevailing prices for oil and natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. Any significant decline in the price of oil and natural gas or any other unfavorable market conditions could have a material adverse effect on our operations, financial condition and level of expenditures for the development of our oil and natural gas reserves, and may result in write downs of our investments as a result of our use of the full cost accounting method.

Prices for natural gas and crude oil fluctuate widely. These fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and natural gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of drilling rigs and completion equipment;

•	the proximity to, and capacity of transportation facilities;

•	the price and level of foreign imports;

•	the nature and extent of domestic and foreign governmental regulation and taxation;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	worldwide economic and political conditions;

•	the effect of worldwide energy conservation measures;

•	political instability or armed conflict in oil-producing regions; and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves.

Hedging activities may prevent us from benefiting from price increases and may expose us to other risks.

Hedging is a strategy that can help a company to mitigate the volatility of oil and gas prices by limiting its losses if oil and gas prices decline; however, this strategy may also limit the potential gains that a company could realize if oil and gas prices increase. From time to time, we use derivative instruments (primarily collars and price swaps) to hedge the impact of market fluctuations on natural gas and crude oil prices and net income and cash flow. To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of the hedges. Hedging activities are subject to risks associated with differences in prices at different locations, particularly where transportation constraints restrict a producer’s ability to deliver oil and gas volumes to the delivery point to which the hedging transaction is indexed. Additionally, hedging strategies are normally more effective with companies with a certain volume of production, and our current oil production levels may not be sufficient to be able to employ a meaningful hedging strategy. When we acquired the TEC assets, there were some open commodity derivatives. In its financial statements, Tandem did not designate any of its currently open commodity derivatives as cash flow hedges; therefore, all changes in the fair value of these contracts prior to maturity, plus any realized gains or losses at maturity, are recorded as other income (expense) in Tandem’s statements of operations. Certain “costless collars” executed in June 2005 were employed to protect Tandem and its creditors from exposure to lower oil and gas prices. However, in conjunction with that protection, Tandem periodically incurred settlement losses associated with the ceiling component of such hedges when gas prices spiked in late 2005 and oil prices spiked in mid 2006. For the year ended December 31, 2006, Tandem reported a $3.3 million net gain on derivatives, consisting of a $3.5 million gain related to changes in mark-to-market valuations and a $0.2 million cash charge for settled contracts. For the year ended December 31, 2005, the net loss on derivatives was $5.2 million, consisting of a $4.7 million non-cash charge related to changes in mark-to-market valuations and a $0.5 million cash charge for settled contracts.

Our ability to sell crude oil and natural gas production could be materially harmed by failure to obtain adequate services such as transportation and processing.

The sale of crude oil and natural gas production depends on a number of factors beyond our control, including the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities or our failure to obtain these services on acceptable terms could materially harm our business. We deliver crude oil and natural gas through gathering systems and pipelines that we do not own. These facilities may be temporarily unavailable due to market conditions or mechanical reasons or may become unavailable in the future.

Our proved reserves will generally decline as reserves are produced and as such, success will depend on acquiring or finding additional reserves.

Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. According to reports of proved reserves prepared as of December 31, 2006 by Williamson Petroleum Consultants, independent petroleum engineers, our proved reserves will decline at a rate of 10% per year as reserves are produced and, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both, such reserves will continue to decline. To increase reserves and production, we must commence drilling, workover or acquisition activities. There can be no assurance, however, that we will have sufficient resources to undertake these actions, that our drilling and workover projects or other replacement activities will result in significant additional reserves or that we will have success drilling productive wells at low finding and development costs. Furthermore, although our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves may also increase.

Approximately 61% of our proved reserves are classified as proved undeveloped.

Approximately 61% of our reserves are classified as proved undeveloped reserves. The future development of these undeveloped reserves into proved developed reserves is highly dependent upon our ability to fund estimated total capital development cost of approximately $47.2 million, of which $18.9, $19.5 million and $8.8 million are expected to be incurred in 2008, 2009 and 2010, respectively. If such development costs are not incurred or are substantially reduced, our proved undeveloped and total proved reserves could be substantially reduced. The reduction in such reserves could have a materially negative impact on our ability to produce profitable future operations. The successful conversion of these proved undeveloped reserves into proved developed reserves is dependent upon the following:

•
The funding of the estimated proved undeveloped capital development costs is highly dependent upon our ability to generate sufficient working capital through operating cash flows, and our ability to borrow funds and/or raise equity capital.

•
Our ability to generate sufficient operating cash flows is highly dependent upon successful and profitable future operations and cash flows which could be negatively impacted by fluctuating oil and gas prices and increased operating costs. No assurance can be given that we will have successful and profitable future operations and positive future cash flows.

•
Our ability to borrow funds in the future is dependent upon the terms of future loan agreements, borrowing base calculations and other lending and operating conditions. No assurance can be given that we will be able to secure future borrowings at competitive borrowing rates and conditions, if at all.

•
Our ability to secure equity funding is dependent upon a number of factors, including our profitable operations and cash flows, capital market conditions and general economic conditions. No assurance can be given that we will be able to secure adequate equity funding.

•
Our ability to secure related oilfield equipment and services on a timely and competitive basis. Presently, there is great demand for and often extensive delays in securing oilfield equipment and services at any price. No assurance can be given that the requisite oilfield equipment and services can be secured in a timely and competitive manner.

•
Projections for proved undeveloped reserves are largely based on their analogy to similar producing properties and to volumetric calculations. Reserves projections based on analogy are subject to change due to subsequent changes in the analogous properties. Volumetric calculations are often based upon limited log and/or core analysis data and incomplete reservoir fluid and formation rock data. Since these limited data must frequently be extrapolated over an assumed drainage area, subsequent production performance trends or material balance calculations may cause the need for significant revisions to the estimates of reserves.

Estimates of oil and natural gas depend on many assumptions that may vary substantially from actual production.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of expenditures, including many factors beyond our control. The reserve information relating to proved reserves set forth in this prospectus represents only estimates based on reports of proved reserves prepared as of December 31, 2006 by Williamson Petroleum Consultants, independent petroleum engineers. Williamson Petroleum Consultants was not engaged to evaluate and prepare reports relating to the probable reserves on our properties and interests as these are more uncertain than evaluations of proved reserves. Petroleum engineering is not an exact science. Information relating to our proved oil and natural gas reserves is based upon engineering estimates. Estimating quantities of proved crude oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could cause the quantities of our reserves to be overstated.

To prepare estimates of economically recoverable crude oil and natural gas reserves and future net cash flows, engineers analyze many variable factors, such as historical production from the area compared with production rates from other producing areas. It is also necessary to analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also involves economic assumptions relating to commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variations may be material.

Our operations entail inherent casualty risks which may not be covered by adequate insurance.

We must continually acquire, explore and develop new oil and natural gas reserves to replace those produced and sold. Our hydrocarbon reserves and revenues will decline if we are not successful in our drilling, acquisition or exploration activities. We hope to maintain our reserve base primarily through successful E&P operations, but we may not be successful in this regard. Casualty risks and other operating risks could cause reserves and revenues to decline.

Our operations are subject to inherent casualty risks such as fires, blowouts, cratering and explosions. Other risks include pollution, the uncontrollable flows of oil, natural gas, brine or well fluids. These risks may result in injury or loss of life, suspension of operations, environmental damage or property and equipment damage, all of which would cause us to experience substantial financial loss.

Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks. There can be no assurance that any insurance will be adequate to cover any losses or liabilities. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase. In addition, we may be liable for environmental damages caused by previous owners of properties that we purchased, which liabilities would not be covered by our insurance. We are currently unaware of any material liability we may have for environmental damages caused by previous owners of properties purchased by us.

Many of our wells produce at very low production rates while producing waste water many times that rate.

Many of our wells produce at production rates as low as one Boe per day and produce waste water at many times the rate of production. Even a modest decrease in oil and gas prices may render these wells uneconomic to produce, when compared to wells which produce at higher rates. Consequently, these uneconomic wells could cause a downward revision in our oil and gas reserves.

Our operations also entail significant operating risks.

Our drilling activities involve risks, such as drilling non-productive wells or dry holes, which are beyond our control. The cost of drilling and operating wells and of installing production facilities and pipelines is uncertain. Cost overruns are common risks that often make a project uneconomical. The decision to purchase and to exploit a property depends on the evaluations made by reserve engineers, the results of which are often inconclusive or subject to multiple interpretations. We may also decide to reduce or cease its drilling operations due to title problems, weather conditions, noncompliance with governmental requirements or shortages and delays in the delivery or availability of equipment or fabrication yards.

Our future operating results could be negatively impacted by increases in costs from third party service providers.

Our future operating results are dependent upon our ability to secure competitive and timely third party oilfield services. Generally, the demand for and cost of oilfield services is directly related to oil and gas commodity prices and the number of skilled oilfield laborers in the area. Presently, in our area of operations, there are a limited number of third party services providers, a limited amount of oilfield service equipment, and a limited number of skilled oilfield laborers. In addition, many third party service providers are committed to providing oilfield services to entities that have much greater financial resources and oilfield demand than our company. These conditions could significantly increase our cost of third party services and have a negative impact on our ability to secure oilfield services on a timely basis. No assurance can be given that our future operations will not be further negatively impacted by our inability to secure third party services at competitive prices.

Our operations are subject to various governmental regulations that require compliance that can be burdensome and expensive.

Our oil and natural gas operations are subject to extensive federal, state and local governmental regulations that may be changed from time to time in response to economic and political conditions. Matters subject to regulation relate to the general population’s health and safety and are associated with compliance and permitting obligations including regulations related to discharge from drilling operations, use, storage, handling, emission and disposal, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management, and compliance with these laws may cause delays in the additional drilling and development of our properties. Significant expenditures may be required to comply with governmental laws and regulations applicable to us. We believe the trend of more expansive and stricter environmental legislation and regulations will continue. While, historically, TEC did not experience any material adverse effect from regulatory delays, there can be no assurance that such delays will not occur for us in the future.

Our method of accounting for investments in oil and natural gas properties may result in impairment of asset value, which could affect our stockholder equity and net profit or loss.

We follow the full cost method of accounting for our crude oil and natural gas properties. Under this method, all direct costs and certain directly related internal costs associated with acquisition of properties and successful, as well as unsuccessful, exploration and development activities are capitalized. Depreciation, depletion and amortization of capitalized crude oil and natural gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved developed reserves. Net capitalized costs of crude and natural gas properties, as adjusted for asset retirement obligations, net of salvage value, are limited, by country, to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on unescalated prices discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. Excess costs are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain protection from sellers against them.

As part of our business strategy, we continually seek acquisitions of oil and gas properties. The successful acquisition of oil and natural gas properties requires assessment of many factors, which are inherently inexact and may be inaccurate, including the following:

•	future oil and natural gas prices;

•	the amount of recoverable reserves;

•	future operating costs;

•	future development costs;

•	failure of titles to properties;

•	costs and timing of plugging and abandoning wells; and

•	potential environmental and other liabilities.

Our assessment will not necessarily reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. With respect to properties on which there is current production, we may not inspect every well location, every potential well location, or pipeline in the course of our due diligence. Inspections may not reveal structural and environmental problems such as pipeline corrosion or groundwater contamination. We may not be able to obtain or recover on contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

Changes in technology may render our products or services obsolete.

The oil and gas E&P industry is substantially affected by rapid and significant changes in technology. These changes may render certain existing energy sources, such as oil and gas, and certain services and technologies currently used obsolete. We cannot assure you that the technologies we use or rely upon will not be subject to such obsolescence. While we may attempt to adapt and apply the services we provide to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

Oil and gas drilling and producing operations can be hazardous and may expose us to environmental liabilities.

Our oil and gas operations will subject us to many risks, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. If any of these risks occur, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties; and

•	suspension of operations.

Our liability for environmental hazards could include those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. We expect to maintain insurance against some, but not all, of the risks described above. Our insurance may not be adequate to cover casualty losses or liabilities. Also, we may not be able to obtain insurance at premium levels that justify its purchase.

We depend on key personnel to execute our business plans.

The loss of any key executives or any other key personnel could have a material adverse effect on our operations. We depend on the efforts and skill of our key executives and personnel. Moreover, as we continue to grow our asset base and the scope of our operations, future profitability will depend on our ability to attract and retain qualified personnel. Mr. Tim Culp, our new Chairman of the Board, was TEC’s President and Chief Executive Officer prior to the consummation of the acquisition. Upon consummation of an agreement to acquire Maverick Engineering, Inc., Maverick’s founder and Chief Executive Officer will join us as our Chief Operating Officer. We cannot predict the effect that any change in management might have on our operations.

Terrorist activities and military and other actions could adversely affect our business.

Terrorist attacks and the threat of terrorist attacks, whether domestic or foreign, as well as the military or other actions taken in response to these acts, cause instability in the global financial and energy markets. The United States government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. These actions could adversely affect us, in unpredictable ways, including the disruption of fuel supplies and markets, increased volatility in crude oil and natural gas prices, or the possibility that the infrastructure on which we rely could be a direct target or an indirect casualty of an act of terror.

Our officers and directors are now and may in the future become affiliated with entities engaged in business activities similar to ours and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our chief executive officer and certain of our directors are engaged in other business endeavors and certain members of management are, and will likely in the future become, affiliated with entities engaged in the oil and gas E&P industry or other business activities similar to those of Platinum. For example, Mr. Barry Kostiner, our chief executive officer and a director of Platinum, and Mr. Jim Dorman, our executive vice president, have equity interests in KD Resources, LLC, a privately-owned Delaware limited liability company that purchased certain oil and gas properties in Texas in May 2007. Mr. Dorman’s son, Mr. James T. Dorman is the chief executive officer of KD Resouces, LLC. In addition, Mr. Kostiner is a 28% owner of Braesridge Energy LLC, which invests in energy companies, including ours. As of the date of this prospectus, Braesridge Energy LLC owns approximately 3.5 million shares, or about 15.6%, of our outstanding common stock, plus presently exercisable warrants to purchase an additional approximately 4.7 million shares of common stock.

In the course of their current and/or future activities, our officers and directors may become aware of business or investment opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may become affiliated. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

As a result of multiple business affiliations, our chief executive officer and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board of directors evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor. For a description of management’s current affiliations, see “Certain Relationships and Related Party Transactions.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our, our partners’ or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform our prior statements to actual results.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that Tandem is distributing to its shareholders as part of Tandem’s dissolution under Nevada law. Immediately prior to its dissolution, Tandem’s assets will consist of the Platinum common stock covered by this prospectus. Under Nevada law, as part of Tandem’s dissolution, it is required to distribute its assets to its shareholders. Tandem shareholders will receive these shares as part of the dissolution by virtue of their ownership of shares of Tandem, and will not be paying any consideration to Tandem or Platinum. There will not be any proceeds from the distribution of the shares covered by this prospectus.

DIVIDEND POLICY

We have not declared or paid any dividends to date. We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors our board deems relevant.

CAPITALIZATION

The following table summarizes the capitalization of Platinum as of February 12, 2008:

STOCKHOLDERS' EQUITY	Shares Outstanding	Amount

Preferred stock, $.0001 par value, 1,000,000 authorized, 0 issued	-	-
Common stock, $.0001 par value; 75,000,000 shares authorized;	24,068,675	$2,407
Additional paid-in capital		155,064,142

Treasury stock - common shares	(1,997,913)	(15,661,464)

	22,070,762	$139,405,085

The 22,070,762shares of common stock outstanding as of the date of this prospectus does not include the following shares:

•	14,400,000 shares of common stock issuable upon exercise of our outstanding warrants at an exercise price of $6.00 per share;

•	4,000,000 shares of common stock available and reserved for future issuance under our 2006 Long-Term Incentive Plan;

•	535,714 shares of common stock issuable in three installments over a 12-month period commencing April 26, 2008, to Lance Duncan pursuant to a consulting agreement between Platinum and Mr. Duncan;

•	1,997,913 shares of common stock that have been repurchased by Platinum under our share repurchase program and have been designated as treasury shares; and

•
1,440,000 shares underlying the purchase option granted to the underwriters in our IPO to purchase a total of 720,000 units at $10 per unit, which purchase option became exercisable upon our acquisition of the TEC assets and expires October 24, 2010, consisting of 720,000 shares underlying such units and 720,000 shares issuable upon exercise of the warrants underlying such units at an exercise price of $7.50 per share.

You should read this table in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes and schedules thereto included elsewhere in this prospectus.

MARKET PRICE AND DIVIDEND DATA FOR PLATINUM SECURITIES;
SHARE REPURCHASE PROGRAM

Platinum consummated its IPO on October 28, 2005. In the IPO, we sold 14,400,000 units. Each unit consists of one share of Platinum’s common stock and one redeemable common stock purchase warrant. Platinum common stock, warrants and units are quoted on the OTCBB under the symbols “PGRI”, “PGRIW” and “PGRIU”, respectively. Platinum’s units commenced public trading on October 28, 2005 and its common stock and warrants commenced separate public trading on December 9, 2005. The high and low bid prices of our units, common stock and warrants as reported by the OTCBB for the quarter indicated are as follows. Such inter-dealer quotations do not necessarily represent actual transactions and do not reflect retail mark-ups, mark-downs or commissions:

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2008:
First Quarter (through February 12)	$8.40	$7.12	$6.97	$5.70	$1.85	$1.49
2007:
Fourth Quarter	$10.00	$8.19	$7.99	$6.60	$2.21	$0.63
Third Quarter	$8.45	$7.85	$7.65	$7.50	$0.81	$0.35
Second Quarter	$8.25	$7.83	$7.60	$7.40	$0.74	$0.31
First Quarter	$7.95	$7.60	$7.41	$7.26	$0.57	$0.43
2006:
Fourth Quarter	$8.10	$7.60	$7.30	$7.08	$0.85	$0.47
Third Quarter	$8.22	$7.70	$7.30	$7.08	$1.00	$0.55
Second Quarter	$8.88	$7.98	$7.40	$7.07	$1.39	$0.78
First Quarter	$8.38	$7.78	$7.24	$6.90	$1.12	$0.84

Holders

As of February 12, 2008, there was one holder of record of the units, eleven holders of record of the common stock and one holder of record of the warrants. Platinum believes that, as of this date, there were approximately 50 beneficial holders of the units, 150 beneficial holders of the common stock and 200 beneficial holders of the warrants.

Share Repurchase Program

In November 2006, our board approved a share repurchase program to repurchase Platinum shares of Platinum common stock in open market transactions in an amount up to $80 million, following the consummation of a business combination. Effective November 1, 2007, our board of directors instituted the initial stage of this share repurchase program and established a plan in conformity with the provisions of Rules 10b5-1 to purchase up to 2,000,000 shares of Platinum common stock in open market transactions during the month of November 2007, subject to the broker, volume, price and timing restrictions of Rule 10b-18 under the Securities Exchange Act of 1934. We purchased 1,997,913 shares for an aggregate of $15,661,464 in November 2007 under this stage of the repurchase program, which we financed with available cash. Our initial share repurchase plan expired at the end of November, but we may resume repurchases in the future, pursuant to our share repurchase program.

Dividends

Platinum has not paid any cash dividends on its common stock to date. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations, and accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of any dividends will be within the discretion of the board of directors and will be contingent upon our financial condition, results of operations, capital requirements and other factors our board deems relevant.

SELECTED HISTORICAL FINANCIAL DATA

The following tables set forth certain selected financial and operational data for the Company for select periods, the most recent period of which is as of September 30, 2007. Platinum's acquisition of substantially all of the assets of TEC was consummated on October 26, 2007. As of September 30, 2007, Platinum and Tandem were separate entities. Accordingly, set forth below are Selected Historical Financial Data relating to select periods up to and as of September 30, 2007 for Tandem and Platinum presented separately as well as Selected Pro Forma Condensed Combined Financial Information of Platinum and Tandem.

Tandem’s Selected Historical Financial Information

The following table sets forth certain selected financial and operational data of Tandem as the parent company of TEC. TEC is the sole subsidiary of Tandem. Tandem’s assets consist largely of its investment in TEC, and, accordingly, the consolidated financial statements of Tandem represent the assets that were acquired and liabilities that were assumed by Platinum. The selected financial information presented below was derived from Tandem’s audited consolidated financial statements for the three year period ended December 31, 2006, the unaudited consolidated financial statements for the two year period ended December 31, 2003 and from Tandem’s unaudited consolidated financial statements for the nine months ended September 30, 2007 and September 30, 2006. The unaudited selected financial information for the two years ended December 31, 2003 is presented for TEC only and does not include financial information reflecting the acquisition of the properties of Shamrock Energy Corporation. The operational data for all periods presented are unaudited. All the data should be read together with Tandem’s historical consolidated financial statements and accompanying notes and Tandem’s Management’s Discussion and Analysis of Financial Condition and Results of Operations presented elsewhere in this prospectus. The selected data provided are not necessarily indicative of Tandem’s future results of operations or financial performance.

	For the Years Ended December 31,					For the Nine Months Ended September 30,
	Unaudited		Audited			Unaudited
	2002	2003	2004	2005	2006	2006	2007
	(in thousands, except per share, production and reserve information)
Consolidated Income Statement Data:
Operating revenues	$3,987	$5,360	$8,018	$14,249	$18,051	$13,872	$12,806
Lease operating expenses (1)	1,981	3,093	2,841	4,273	6,517	4,635	4,671
Net income (loss)	557	696	3,714	(36,309)	6,295	6,084	92
Net income (loss) per common share
Basic and diluted	$0.19	$0.23	$1.24	$(1.96)	$0.26	0.26	0.00
Weighted average common stock and common stock equivalents outstanding
Basic and diluted	3,000	3,000	3,000	18,515	23,799	23,798	23,798
Consolidated Balance Sheet Data:
Total assets	$3,141	$4,374	$8,520	$34,650	$36,903	N/A	$37,127
Total liabilities	1,851	1,831	3,227	51,397	47,356	N/A	47,532
Long-term debt, less current maturities	1,300	1,300	—	42,000	40,250	N/A	21,000
Total stockholders’ equity (deficit)	1,290	2,543	5,293	(16,747)	(10,453)	N/A	(10,405)
Consolidated Statement of Cash Flow Data:
Cash flow provided by (used in)
Operating activities	$693	$689	$4,524	$6,259	$5,995	$4,319	$2,225
Investing activities	(189)	(475)	(998)	(6,751)	(6,702)	(5,468)	(1,180)
Financing activities	(360)	—	(1,771)	610	(500)	(500)	(295)
Operating Data:
Product sales
Oil (Bbl)	113,941	96,459	103,788	156,503	214,845	158,359	154,468
Gas (Mcf)	425,294	462,817	678,085	723,634	735,550	554,453	513,861
Boe	184,823	173,595	216,802	277,109 (2)	337,437	250,768	240,112
Average sales prices
Oil ($/Bbl)	$24.45	$29.91	$40.48	$56.18	$62.94	$65.17	$60.25
Gas ($/Mcf)	$3.30	$5.40	$5.63	$7.54	$6.16	$6.40	$6.81
Average Lifting Cost per Boe of Production:	$10.72	$17.82	$13.10	$15.42	$19.31	$18.48	$19.45
Proved reserves
Oil (Bbls)	364,609	268,150	988,597	5,814,505	5,539,928
Gas (Mcf)	6,311,490	5,848,673	16,603,591	21,896,697	20,786,645
Boe	1,416,524	1,242,929	3,755,862	9,463,955 (3)	9,004,369

The following unaudited information relates to TEC’s net and gross oil and gas wells and developed leasehold acres as of December 31, 2006:

	Net	Gross
Productive oil wells	201.3	272.0
Productive gas wells	13.8	21.0
Total productive wells (4)	215.1	293.0
Developed leasehold acres	16,480	21,550

(1)	Lease operating expenses include all direct operating expenses, severance taxes on oil and gas, and ad valorem taxes associated with oil and gas properties.
(2)	Production on a Boe basis for 2005 was 28% higher than 2004. This increase was due primarily to the production from the oil and gas properties acquired from Shamrock in June, 2005.
(3)
Proved reserves increased approximately 250% from 2004 to 2005 due primarily to the oil and gas properties acquired from Shamrock in June, 2005 and the effect of higher pricing on the economic limit of the consolidated reserves at the end of 2005.

(4)	The total productive well count includes 40 oil wells and no gas wells completed in multiple zones.

Platinum Selected Historical Financial Information

The following table sets forth certain selected financial information of Platinum. The selected financial information presented below was derived from Platinum’s audited consolidated financial statements for the period from April 25, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006, and Platinum’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2007. All of the data should be read together with Platinum’s historical financial statements for the period from April 25, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and for the nine months ended September 30, 2007 and 2006 and the related notes thereto and Platinum’s Management’s Discussion and Analysis of Financial Condition and Results of Operations presented elsewhere in this prospectus.

	Period From April 25, (Inception) 2005 to December 31, 2005	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
			(unaudited)
Income Statement Data:

Operating Expenses	$167,274	$786,300	$396,998
Other Income - Interest, net	$471,102	$2,565,979	$2,207,680
Net income	$275,728	$1,659,679	$1,692,682
Weighted Average Common Shares Outstanding -
Basic	6,549,489	15,121,440	15,121,440
Diluted	6,980,246	17,479,194	17,948,381
Net Income Per Common Share -
Basic	$0.04	$0.11	$0.11
Diluted	$0.04	$0.09	$0.09
Cash Dividends Declared Per Share	$—	$—	$—

	December 31, 2005	December 31, 2006	September 30, 2007
			(unaudited)
Balance Sheet Data
Working Capital (Deficiency) (Excluding Cash held in trust)	$888,439	$(1,683,186)	$(2,708,286)
Cash Held in Trust	$105,884,102	$109,213,492	$112,011,282
Total Assets	$106,905,311	$110,955,650	$114,209,411
Common Stock Subject to Possible Redemption, 2,878,560 Common Shares at Conversion Value	$21,071,059	$21,831,777	$22,391,055
Stockholders' Equity	$85,701,482	$87,361,161	$89,053,843

HISTORICAL AND PRO FORMA UNAUDITED PER SHARE DATA OF PLATINUM AND TANDEM

The following historical and pro forma unaudited per share data is intended to provide a comparison of the historical and pro forma per share data of Platinum and Tandem on a standalone basis and as if the asset acquisition had been completed on January 1, 2006 with respect to the year ended December 31, 2006 and January 1, 2007 for the nine months ended September 30, 2007. This per share information may have been different had the asset acquisition actually been completed on that date. You should not rely on the per share data as being indicative of the historical results that would have occurred had the asset acquisition occurred or the future per share amounts that may be achieved after the asset acquisition. The following table of historical and pro forma per share data of Platinum and Tandem has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto starting on page F7-1, the historical consolidated financial statements of Platinum and notes thereto starting on page F1-1 and the historical consolidated financial statements of Tandem and notes thereto starting on page F4-1.

	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
Book value per common share:
Platinum - Historical (excluding common shares subject to possible redemption)	$5.78	$5.89
Tandem - Historical	$(0.44)	$(0.44)
Pro forma information effective upon consummation of the asset acquisition:
Based upon actual conversions(1)		$6.49
Net Income (Loss) Per Common Share - Basic and Diluted:
Platinum - Historical (excluding common shares subject to possible redemption)
Basic	$0.11	$0.11
Diluted	$0.09	$0.09
Tandem - Historical	$0.26	$0.00
Pro forma information effective upon consummation of the asset acquisition:
Assuming actual conversions(1)
Basic	$0.02	$(0.11)
Diluted	$0.02	$(0.10)
Cash dividends per share:
Platinum - Historical (excluding common shares subject to possible redemption)	$—	$—
Tandem - Historical	$—	$—
Pro forma information effective upon consummation of the asset acquisition:
Assuming actual conversions(1)	$—	$—

(1)	Based upon actual conversion into cash by Platinum stockholders of 1,802,205 Platinum common shares of stock into approximately $14,000,000 of the trust account.

Selected Unaudited Pro Forma Condensed Combined Financial Information of Platinum and Tandem

The following selected unaudited pro forma condensed combined financial information is intended to provide you with a picture of what Platinum’s business might have looked like had the asset acquisition been completed on January 1, 2006 with respect to the year ended December 31, 2006 and January 1, 2007 for the nine months ended September 30, 2007. The condensed consolidated financial information may have been different had the asset acquisition actually been completed. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the asset acquisition occurred or the future results that may be achieved after the asset acquisition. The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto starting on page F7-1.

For the year ended December 31, 2006 - Actual Conversion(1)
Consolidated Pro forma Income Statement Data:
Oil and gas sales	$17,812,015
Lease operating expenses	$6,516,711
Net income	$476,412
Net income (loss) per common share
Basic	$0.02
Diluted	$0.02
Weighted average common stock and common stock equivalents outstanding:
Basic	24,585,378
Diluted	26,943,132

For the nine months ended September 30, 2007- Actual Conversion(1)
Consolidated Pro forma Income Statement Data:
Oil and gas sales	$12,805,907
Lease operating expenses	$4,671,330
Net income (loss)	$(2,582,327)
Net income (loss) per common share
Basic	$(0.11)
Diluted	$(0.10)
Weighted average common stock and common stock equivalents outstanding:
Basic	24,267,020
Diluted	27,093,961

Consolidated Pro forma Balance Sheet Data:
Total assets	$204,456,062
Working capital	$52,128,923
Total liabilities	$47,029,726
Long-term debt, less current maturities	$—
Total stockholders' equity	$157,426,336
Book value per common share	$6.49

(1)	Based upon actual conversion into cash by Platinum stockholders of 1,802,205 Platinum common shares of stock into approximately $14,000,000 of the trust account.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information and analysis includes results of operations for the Company for select periods, the most recent of which is for the period ended September 30, 2007. Platinum's acquisition of substantially all of the assets of TEC was consummated on October 26, 2007. As of September 30, 2007, Platinum and Tandem were separate entities. Accordingly, set forth below are Management's Discussion and Analysis of Financial Condition and Results of Operations for Tandem and Platinum presented separately. The information and analyses concerning Platinum and Tandem, respectively, should be read in conjunction with the financial statements and the related notes and schedules thereto and other information relating to Platinum and Tandem, respectively, included elsewhere in this prospectus. The information and analysis regarding Platinum is set forth below in “Part I” and the information and analysis regarding Tandem is set forth below in “Part II.” These discussions and analyses may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.

PART I: PLATINUM’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Prior to the TEC acquisition, Platinum was a blank check company. We were formed on April 25, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the global oil and gas exploration and production, or E&P, industry. Our initial business combination was required to be with a target business or businesses whose fair market value was at least equal to 80% of our net assets at the time of such acquisition. We utilized a portion of the cash derived from the proceeds of our public offering and our capital stock in effecting a business combination on October 26, 2007.

At September 30, 2007, Platinum had not yet commenced any commercial operations. All activities for the period from April 25, 2005 (inception) through September 30, 2007 relate to our formation, the completion of our IPO and the consummation of the acquisition described below.

Acquisition

On October 4, 2006, Platinum, the company’s wholly-owned subsidiary, New TEC, and Tandem restructured their previously announced merger and Platinum, New TEC and Tandem’s wholly-owned subsidiary, TEC entered into an Asset Acquisition Agreement and Plan of Reorganization (the “Acquisition Agreement”) pursuant to which Platinum would acquire all of the assets and assume substantially all of the liabilities of TEC, including approximately $42 million of TEC’s debt which would be retired at closing, in exchange for the issuance of approximately eight million shares of Platinum common stock to TEC. The total number of shares to be received by TEC would be determined by dividing $60 million by the per share cash value of Platinum’s IPO trust account, which is determined by dividing the amount held in trust by 14,400,000 (the number of shares issued in Platinum’s IPO).

On October 26, 2007, Platinum consummated the TEC acquisition pursuant to the Acquisition Agreement. At the closing of the acquisition, New TEC acquired substantially all of the assets and assumed substantially all of the liabilities of TEC, including approximately $41.7 million of TEC's debt, in exchange for the issuance of 7,692,308 shares of Platinum common stock.

Following consummation of the TEC acquisition and the conversion of 1,802,205 shares of common stock by shareholders who voted against the acquisition and elected to convert their shares, Platinum had 24,068,675 shares of common stock outstanding.

Upon consummation of the TEC acquisition, Mr. Mark Nordlicht resigned as the Chairman of the Board and as a director of Platinum in order to devote his full time to his other activities.

For a more complete discussion of the TEC acquisition, see our Current Report on Form 8-K filed on November 1, 2007 as amended on Form 8-K/A filed on December 14, 2007.

Results of Operations

For the three and nine month periods ended September 30, 2007 and 2006, we had net income of $615,974, $502,675, $1,692,682 and $1,190,239, respectively, attributable to net interest income of $765,767, $697,613, $2,207,680 and $1,853,862, respectively, (net of interest income in the amount of $193,167, $174,662, $559,278 and $582,493, respectively, attributable to shares of common stock subject to conversion rights) resulting primarily from interest income earned on the proceeds of our IPO, offset by expenses attributable to organization and formation expenses, expenses incurred in identifying and qualifying an acquisition candidate and legal and accounting costs. As more fully described below, the interest income was earned on funds held in the trust account. The funds held in trust and related interest income were only available, subject to certain conditions, for use in effecting the TEC acquisition and not for our normal daily operating expenses. Interest income was derived from sources free of federal income taxes resulting in a lower than normal provision for income taxes.

Liquidity and Capital Resources

On October 28, 2005, we consummated our IPO of 14,400,000 units with each unit consisting of one share of our common stock, $0.0001 per share, and one warrant to purchase one share of common stock at an exercise price of $6.00 per share. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $115,200,000. The total net proceeds to us from the offering were approximately $106,472,000, of which $105,408,000 was deposited into a trust fund and the remaining proceeds ($1,064,000) were available to be used to provide for business, legal and accounting, due diligence on prospective business combinations and continuing general and administrative expenses. The net proceeds deposited into the trust fund remain on deposit in the trust fund, earning interest, and are contemplated for use in connection with a business combination. As of September 30, 2007, there was $112,011,282 held in the trust fund. During the year ended December 31, 2006, we used $500,000 towards a deposit on the TEC acquisition (of which $350,000 was returned in September 2006) and $520,533 for payment of deferred acquisition costs, principally for the acquisition. In the nine months ended September 30, 2007 we disbursed an additional $304,506 for these costs, bringing the accumulated amount paid through September 30, 2007 to $825,039. Deferred acquisition costs of $1,142,099 and $1,316,864 are included in accounts payable and accrued expenses as of December 31, 2006 and September 30, 2007, respectively. In the year ended December 31, 2006, we received $75,000 of proceeds from short-term notes payable issued to our former Chairman of the Board, Mark Nordlicht, as well as an additional $778,000 in proceeds of notes issued in the nine month period ended September 30, 2007. The Company received additional proceeds of $254,000 in the aggregate subsequent to September 30, 2007. The notes bore interest at 5% per annum. The principal amount of the notes of $1,107,000 and accrued interest of $18,606 was paid on October 26, 2007, the date of consummation of the TEC acquisition.

Upon the October 26, 2007 consummation of the TEC acquisition, cash held in trust in excess of the amount required to be retained for the payment of amounts due to stockholders exercising their conversion rights and after (i) payment of debt pursuant to the Acquisition Agreement and (ii) payment of certain fees and expenses relating to the acquisition, became available for operations and conduct of the business.

In the period from October 28, 2005 through October 28, 2007, we initially estimated that we would incur approximately $300,000 in expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination and preparation of a proxy statement, an aggregate of $180,000 for the administrative fees payable to Platinum Partners Value Arbitrage, L.P. or other designated parties (a total of $7,500 per month for two years), $100,000 for expenses for the due diligence and investigation of a target business, $50,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $358,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $75,000 for director and officer liability insurance premiums. Through September 30, 2007, these expenses have been incurred and have increased substantially, and to the extent paid resulted in Platinum’s cash position at September 30, 2007. Cash flow has been supplemented by proceeds of stockholder notes described above. Expenses attributable to the TEC acquisition incurred through September 30, 2007 amount to an aggregate of $2,141,902.

In connection with the IPO, we sold to the representatives of the underwriters a five year option to purchase up to a total of 720,000 units in the aggregate at a per unit price of $10.00. The units issuable upon exercise of this option are identical to those offered in the IPO except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the IPO). The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the option without the payment of any cash. If circumstances warrant and in the event that any holders of the unit purchase option choose to exercise all or a portion of the unit purchase option on a cashless basis, we will receive no cash proceeds but would be required to issue additional units.

TEC and Guaranty Bank, FSB, a federal savings bank (the “Lender”), entered into a Credit Agreement dated June 8, 2005 as amended by a First Amendment to Credit Agreement dated October 21, 2005 and as further amended by Waiver and Second Amendment to Credit Agreement dated February 15, 2006 (the “Credit Agreement”). The availability under this revolving line of credit was initially in the principal amount of $23.0 million. The funds available to TEC under this revolving line of credit facility are limited to the amount of the borrowing base established by the bank from time to time and are secured by TEC ’s oil and gas properties. The revolving line of credit bears interest at either the bank’s base rate or LIBOR, plus a margin which varies with the ratio of TEC’s outstanding borrowings to a defined borrowing base. There are financial and non-financial covenants in TEC’ s credit agreement with its bank, including working capital and debt service coverage ratio covenants, as well as covenants limiting TEC ’s ability to incur additional debt other than trade debt. Pursuant to the terms of the revolving line of credit facility, TEC and the bank review TEC’s available reserves at least twice per year, or more often if either party so requests, and on this basis redetermines the borrowing base under the facility. If at any time the borrowing base is less than the amount of outstanding indebtedness, TEC is required to pledge additional collateral or prepay the excess.

See “Part II: Tandem’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources - Financing.”

In connection with the TEC acquisition, TEC assigned its rights and obligations under the Credit Agreement to New TEC. An Assignment, Waiver and Third Amendment to Credit Agreement (the “Third Amendment”) was made and entered into effective as of October 26, 2007 among TEC, New TEC and the Lender. Pursuant to the Third Amendment, a new borrowing base was set at $5,000,000. All other material terms of the Credit Agreement remain unchanged.

All outstanding borrowings under the Credit Agreement were paid off at the closing of the acquisition. Accordingly there are currently no outstanding borrowings under the Credit Agreement.

Upon the consummation of the acquisition, the net proceeds of the trust account approximating $112,300,000 (including approximately $300,000 in interest on the escrow account received subsequent to consummation) was applied as follows:

Retained for shareholders exercising rescission rights	$14,057,199
Payment of TEC indebtedness including interest	41,704,635
Shareholder Notes, including interest	1,125,606
Lance Duncan - finders fee	3,000,000
Transaction costs (legal, accounting, other)	1,704,101
61,591,541
Available cash to Platinum	50,708,459
Total	$112,300,000

Effective on November 1, 2007, we announced that the board of directors had established a plan in conformity with the provisions of Rules 10b5-1 to purchase up to 2,000,000 shares of Platinum common stock in open market transactions during the month of November, subject to the broker, volume, price and timing restrictions of Rule 10b-18 under the Securities Exchange Act of 1934. The Company financed the share repurchase program with available cash. This plan constitutes the initial stage of the repurchase program approved by the board in November 2006 to repurchase shares of common stock in an amount up to $80 million. In the period from November 1 through November 30, 2007, we purchased 1,997,913 shares of our common stock for a total purchase price of $15,601,679 (excluding commissions).

As part of our overall business strategy, we intend to continuously seek potential strategic acquisition and investment opportunities that complement our existing business.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

Contractual Obligations and Commitments

In February 2006, we entered into a sublease arrangement for office space located in Montvale, New Jersey. The term of the sublease commenced on March 1, 2006 and expires February 28, 2009. Gross rent, including annual escalations and electric charges, is approximately $20,000 for each year of the three year lease term. In 2007, the parties to this arrangement modified its terms, converting the arrangement to a month-to-month rental for reduced space. The monthly rental payment under this arrangement has bee reduced to $825.

In January 2008, we acquired a 70% working interest in the Pleasanton field for approximately $5 million. The Pleasanton Field is a non-producing field of approximately 4,200 acres in Atascosa County, Texas. The field contains previously drilled and abandoned wells. We believe, based on our due diligence, that the Pleasanton field can yield substantial production through recompletions and new drilling. Upon signing the agreement for the acquisition in 2007, a $2.5 million deposit was paid. The final $2.5 million was paid in 2008.

Critical Accounting Policies

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices. As of September 30, 2007, we were not engaged in any substantive commercial business. Accordingly, as of September 30, 2007, we were not exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. The net proceeds of our IPO held in the trust fund have been invested only in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Given our limited risk in our exposure to money market funds, we do not view the interest rate risk to be significant.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

PART II: TANDEM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

On February__, 2008, Tandem will file with the state of Nevada a ___________, thereby effecting its corporate dissolution. Prior to its dissolution, Tandem is a publicly traded, non-reporting company. It was originally incorporated in Nevada as Las Vegas Major League Sports, Inc. (“LVMS”) on July 22, 1993, to engage in certain business activities associated with the Canadian Football League. In April 1994, it completed an initial public offering and began trading under the symbol LVTD. In 1996, LVMS filed for bankruptcy protection and ceased being a reporting company and ceased operations. In 1998, LVMS changed its name to Pacific Medical Group, Inc. (“Pacific Medical Group”) in connection with a share exchange transaction with a privately-held company whose business plan was to engage in the manufacture and sale of medical products. That business was unsuccessful and Pacific Medical Group ceased operations for some years. In February 2005, Pacific Medical Group changed its name to Tandem Energy Holdings, Inc. and changed its trading symbol to TDYH.PK. In June, 2005, Tandem Energy Corporation, a privately held Colorado corporation (“TEC”), which had acquired certain oil and gas assets of Shamrock Energy Corporation, a privately held Texas corporation (“Shamrock”), became a wholly owned subsidiary of Tandem. TEC and Shamrock, independent oil and gas E&P companies headquartered in Midland, Texas, have been engaged in the oil and gas industry since 1977 and 2004, respectively. On October 26, 2007, TEC sold substantially all of its assets and liabilities to us in exchange for the shares covered by this prospectus. Subsequent to this sale, TEC will dissolve by merger with and into Tandem. Tandem will acquire the shares as a result of the merger.

Tandem Acquisitions

The following is a description of Tandem’s common stock transactions and other significant events:

Date	Description of Transaction	Issuance
		(Cancellation)
		of Shares of
		Common Stock
February 2005(1)	Acquisition of control of Pacific Medical Group		16,322

March 1, 2005(2)	Proposed acquisitions of TEC and Shamrock by Tandem Energy Holdings, Inc. (Texas)		—

March 7, 2005(1)	Shares issued to sole officer and director (Mortensen)		20,000,000

March 8, 2005(3)	Shares issued to third parties		2,000,000

March 16, 2005(3)	Shares issued to third parties		250,000

March 17, 2005(4)	Cancellation of shares issued to Mortensen		(20,000,000)

March 17, 2005(4)	Issuance of shares to TEC/Shamrock control group and former director Mortensen		20,000,000
May 31, 2005(5)	Original TEC and Shamrock purchase agreements terminated		—

June 1, 2005(5)	Cancellation of shares issued to TEC/Shamrock control group and former director (Mortensen)		(20,000,000)

June 1, 2005(6)	Restated acquisition agreements of TEC and Shamrock		—

June 1, 2005(7)	Issuance of shares to Tandem management as compensation	9,143,000

June 8, 2005(8)	Acquisition and retirement of Tandem treasury stock	—

June 8, 2005(9)	Shares issued for acquisition of Shamrock assets	7,500,000

June 8, 2005(10)	Shares issued for acquisition of TEC stock	3,000,000

June 14, 2005(7)	Shares issued to related party	100,000

June-July 2005(7)	Shares issued to others for compensation	257,000

	Total shares issued		20,000,000
June 14, 2005(11)	Shares issued in connection with private placement offering		1,533,000
September, 2007(12)	Acquisition and retirement of common stock, at cost, 10,000 shares on September 7, 2007 and 12,000 shares on September 11, 2007		(22,000)

	Total shares outstanding		23,799,322

1. Acquisition of Control of Pacific

In mid-March 2005, a group of promoters, including Mr. Lyle Mortensen (“Mortensen”), claimed to have acquired control of Pacific Medical Group, which in February 2005 had changed its name to Tandem and declared a 1 for 500 reverse stock split resulting in 16,322 shares of common stock outstanding. Mr. Mortensen was named sole officer and director, and on March 7, 2005, he issued himself 20,000,000 shares of common stock.

2. Proposed Acquisitions of TEC and Shamrock

In February, 2005, Mr. Mortensen had incorporated a new privately held Texas corporation, Tandem Energy Holdings, Inc., (“Tandem, Texas”) to facilitate the acquisition of TEC and the Shamrock Assets. It was intended that Tandem, Texas would then be rolled up into Tandem.

On March 1, 2005, Tandem, Texas entered into agreements to purchase the common stock of TEC and certain oil and gas properties owned by Shamrock to be completed no later than May 31, 2005. See the discussion below under the captions “9 —  Acquisition of Shamrock Assets by TEC ” and “10 —  Acquisition of TEC .”

3. Shares Issued to Third Parties

In conjunction with its formation, on March 8, 2005 and March 16, 2005, Tandem issued 2,000,000 and 250,000 shares, respectively, to third parties and recorded compensation expense of $2,680,000 and $335,000, respectively, ($1.34 per share) based on Tandem’s average closing trading price on the OTC Pink Sheet system two days before and two days after the transaction (the “average trading price”).

4. March 17, 2005 Cancellation and Issuance of Common Stock

On March 17, 2005, in anticipation of the fulfillment of the March 1, 2005 proposed TEC and Shamrock acquisitions, Mr. Mortensen cancelled the 20,000,000 shares issued to himself on March 7, 2005, and on March 17, 2005, Mr. Mortensen, as sole officer and director, issued 20 million restricted shares of common stock to a group comprised of Mr. Mortensen, principals of TEC and Shamrock (Tim Culp, Dyke Culp and Jack Chambers) and others.

On March 30, 2005, Mr. Mortensen appointed certain TEC and Shamrock owners and management members as officers and directors of Tandem and immediately resigned as officer and director.

5. Termination of Original TEC/Shamrock Acquisition Agreements and Cancellation of Stock

On May 31, 2005, the original TEC/Shamrock acquisition agreements terminated due to the inability to secure the necessary financing. As a result of the terminations, on June 1, 2005, Tandem’s new board of directors cancelled all 20 million shares of common stock issued on March 17, 2005 for lack of consideration, and that they were issued in connection with the fulfillment of the acquisition of Tandem, Texas by Tandem, which never occurred.

All of the cancelled 20 million shares were subsequently returned to Tandem, except for 2.878 million shares controlled by Mr. Mortensen. Management of Tandem believes that all of the shares controlled by Mr. Mortensen are null and void. See the additional discussion below under the caption “Compensation Shares” with respect to any resolution of Mr. Mortensen’s 2.878 million shares.

6. Revised TEC/Shamrock Purchase Agreements

On June 1, 2005, after the May 31, 2005 termination of the original TEC/Shamrock purchase agreements, management of Tandem revised and restated the TEC/Shamrock purchase agreements.

7. Compensation Shares

On June 1, 2005, in anticipation of the acquisition of TEC, as revised and restated, Tandem issued to Tandem’s management team and other related parties 9,143,000 compensation shares valued at $33,554,810 ($3.67 per share) and, on June 14, 2005, 100,000 compensation shares to others valued at $300,000 ($3.00 per share), based on the average trading price at date of issuance. All management shares were restricted and subject to a voting agreement.

As previously discussed, Mr. Mortensen is contesting Tandem’s cancellation of his 2.878 million shares of common stock. Although management believes that Mr. Mortensen’s claim is without merit, if Mr. Mortensen is partially or completely successful, certain members of Tandem’s management team have agreed to reduce their compensation shares for any shares held by Mr. Mortensen which are adjudicated to be validly issued and to reimburse Tandem for any related expense. Accordingly, any resolution regarding Mr. Mortensen’s shares will have no effect on Tandem’s total shares outstanding or its results of operations.

In addition, during June-July 2005, Tandem issued 257,000 compensation shares valued at $735,920 (ranging from $1.96-$3.67 per share), based on the average trading price at date of issuance.

The following is a summary of Tandem’s compensation share expense for the year ended December 31, 2005: (No compensation expense was recorded during 2006)

	Date Issued	Shares	Expenses
Third parties (see 3 above)	March 8, 2005	2,250,000	$3,015,000

Management	June 1, 2005	9,143,000	33,554,810
Related party	June 14, 2005	100,000	300,000

Others	June-July 2005	257,000	735,920

Total		11,750,000	$37,605,730

8. Acquisition and Retirement of TEC Treasury Stock

Historically, TEC was owned equally by Joe C. Bullard and Tim G. Culp, who served as its president and vice president, respectively. Prior to 2002, the spouses of Culp and Bullard also owned shares. Under a stock redemption agreement executed in 2002, the spouses redeemed their shares for notes which required annual payments until the notes were satisfied.

On June 8, 2005, in conjunction with the revised and restated TEC/Shamrock purchase agreements and pursuant to a share redemption agreement, TEC repurchased and retired as treasury stock one-half of its outstanding common shares owned by Bullard for $13.0 million and cancelled a $15,000 note receivable, funded by proceeds of the revolving line of credit discussed in Note 6 to Tandem’s Consolidated Financial Statements. As a result, Tim Culp became the sole shareholder of TEC.

9. Acquisition of Shamrock Assets by TEC

Historically, Shamrock was owned equally by Tim Culp, his brother Dyke Culp, and Jack Chambers. At date of acquisition, TEC’s then sole stockholder owned or controlled a two-thirds interest in Shamrock, the other one-third interest was owned or controlled by an unrelated third party. Accordingly, the acquisition of the two-thirds Shamrock interest has been accounted for as a combination of entities under common control using carryover historical costs, and the acquisition of the remaining one-third Shamrock interest has been accounted for as a purchase in accordance with SFAS No. 141, Business Combinations.

The following is a summary of the combination of entities under common control of the two-thirds Shamrock interest:

Consideration paid to predecessor shareholder:
Cash paid	$5.3 million
Issuance of note payable	6.0 million
Repayment of certain debt	3.2 million
Issuance of 3.5 million shares valued at average trading price of $3.00 per share	10.5 million
Total consideration paid	25.0 million
Less historic cost basis of net assets acquired	2.8 million
Distribution to predecessor shareholder	$22.2 million

The following is a summary of the purchase of the one-third Shamrock interest:

Cash paid	$2.6 million
Issuance of note payable	3.0 million
Repayment of certain debt	1.6 million
Issuance of 4.0 million shares valued at average trading price of $3.00 per share	12.0 million
Total purchase price	$19.2 million

The following is a summary of the Shamrock acquisition transactions:

Cost basis of assets acquired:
Two-thirds interest	$2.8 million
One-third interest	19.2 million
Total assets acquired	22.0 million
Distribution to predecessor shareholder	22.2 million
Total consideration paid	$44.2 million

The results of operations of Shamrock’s oil and gas properties have been recorded in Tandem’s consolidated financial statements since the June 1, 2005 acquisition date.

10. Acquisition of TEC

On June 8, 2005, pursuant to a restated purchase agreement, Tandem acquired the remaining 500 shares of capital stock outstanding in TEC from Tim Culp in exchange for 3.0 million shares of Tandem common stock and a note payable of $12.0 million. The 3.0 million shares of Tandem common stock were valued at the historic cost basis of the 500 shares of TEC common stock and the $12.0 million note payable is reflected as a distribution to the TEC shareholder.

Since TEC was owned 100% by Tim Culp, and since Mr. Culp controlled at least 50% of Tandem, the acquisition of TEC by Tandem has been accounted for as a combination of entities under common control using Tandem’s and TEC’s carryover historical cost basis.

11. Private Placement Offering

On March 30, 2005, in contemplation of the original March 1, 2005 proposed TEC and Shamrock acquisitions, Tandem began a 2,000,000 private placement offering at $1.00 per share. On June 14, 2005, Tandem closed the private placement offering and issued 1,533,000 shares of common stock and received net proceeds of approximately $1.5 million. The net proceeds are being used for general operating purposes.

12. Stock Purchased and Retired

On September 7, 2007 and September 11, 2007, Tandem purchased 10,000 and 12,000 shares of Common Stock, respectively, from third parties in private transactions for $44,500. These shares have been retired and are no longer carried as outstanding at September 30, 2007.

13.“Combination of Entities under Common Control” Accounting and Financial Presentation

As a result of Tandem’s issuance of 10,500,000 shares for the acquisitions of Shamrock and TEC and the issuance of 9,143,000 shares issued to Tandem’s management team and related parties, Tandem’s sole stockholder and members of Tandem’s management team, in accordance with a voting agreement, own or control 19,643,000 (82.5%) of Tandem’s outstanding common stock and, thus, acquired control of TEC. Accordingly, Tandem’s acquisition of TEC has been accounted for as a combination of entities under common control for financial accounting and reporting purposes.

As Tandem was a dormant shell company prior to the TEC acquisition, no purchase value adjustment for Tandem is appropriate or necessary. Consequently, Tandem’s Consolidated Financial Statements presented elsewhere herein are the historical results of operations of TEC and of Tandem.

Results of Operations

Comparison of the Three Months Ended September 30, 2007 to the Three Months Ended September 30, 2006

Any reference to 2007 or 2006 or to the third quarter in this section is referring to the three months ending September 30, 2007 and 2006, unless otherwise noted.

Operating results

Tandem’s oil and gas sales revenues for the third quarter of 2007, consisting exclusively of oil and gas sales, increased 1% to $4.7 million from $4.6 million during the third quarter of 2006. The slight increase in revenues was due primarily to an overall 9% increase in the average product price, offset substantially by a 5% decrease in oil production and a 16% decrease in gas production.

Tandem’s production for the third quarter of 2007 (on an Mboe basis) decreased 9% to 79.2 Mboe as compared to 87.1 Mboe during the third quarter of 2006. The decrease in production is not confined to one specific area, but is a broad decline due to an inactive development program.

For the third quarter of 2007, Tandem’s average realized gas price of $6.48 per Mcf represented a 12% increase from the average price of $5.78 during the third quarter of 2006, and its realized oil price per barrel increased by 9% from $64.16 during the third quarter of 2006 to $69.99 during the same period in 2007. The overall changes in average product prices are attributable to the volatility of the markets for oil and gas, over which Tandem has no control.

Oil and gas production costs in the form of lease operating expense on a Boe basis increased 20% from $18.25 per Boe during the third quarter of 2006 to $24.00 per boe during the same period in 2007. The increase in operating costs in the third quarter of 2007 was due primarily to a focus, in our Ira Field of Scurry county, Texas, to bring a number of inactive wells into compliance with regulatory statutes. This involved testing the integrity of the downhole casing in approximately 40 wells. In a number of cases, the wells were repaired and either placed back on production or remain idle awaiting further remedial work. In some cases, the wells were actually plugged and abandoned. Only the testing and repair costs are included in lease operating expense. The cost to plug and abandon these wells is not included in lease operating expense, but is included in the capitalized costs of oil and gas properties. This particular testing program was completed in October, 2007. Some elements of lease operating expenses are only partially controllable by management. Other factors outside management control, such as the availability of goods and services, could have an adverse effect on lease operating costs in the future.

General and administrative expense was approximately $758 thousand for the third quarter 2007, 49% higher than the approximately $510 thousand recorded in the same period in 2006. This increase reflects higher legal expense and higher salaries and wages paid to Tandem’s employees during the 2007 period.

Interest expense

Interest expense was basically flat from approximately $915 thousand during the third quarter 2006 to approximately $913 thousand during the third quarter 2007. As of September 30, 2007, Tandem’s total indebtedness was $41.75 million as a result of funding required for the acquisitions of TEC and the assets of Shamrock and the redemption of the shares of one of TEC’s two stockholders, all of which occurred in June 2005. Outstanding indebtedness under a revolving line of credit facility with a bank in the amount of $20.75 million and notes payable to the principals of TEC and Shamrock in the aggregate totaling $21.0 million comprise the $41.75 million in indebtedness. The $0.9 million interest incurred during 2007 consists of approximately $0.5 million associated with the revolving line of credit and $0.4 million associated with the notes to the former principles of TEC and Shamrock.

Change in fair value of derivatives

Tandem recorded a loss of approximately $312 thousand during the third quarter 2007 associated with the change in fair value of its derivatives since June 30, 2007. Since Tandem has not designated any derivative contracts as cash flow hedges, all cash settlements and changes resulting from mark-to-market valuations are recorded as changes in fair value of derivatives. Future gains or losses on changes in derivatives will be impacted by the volatility of commodity and prices, as well as the terms of any new derivative contracts.

Comparison of the Nine Months Ended September 30, 2007 to the Nine Months Ended September 30, 2006

Any reference to 2007 or 2006 or to the “nine months” in this section is referring to the nine months ending September 30, 2007 and 2006, unless otherwise noted.

Operating results

Tandem’s oil and gas sales revenues for the first nine months of 2007, consisting exclusively of oil and gas sales, decreased 8% to $12.8 million from $13.9 million during the first nine months of 2006. The decrease in revenues was due primarily to a 7% drop in the average oil price, and a 4% drop in production on a Boe basis.

Tandem’s production for the first nine months of 2007 (on an Mboe basis) decreased 4% to 240.1 Mboe as compared to 250.8 Mboe during the first nine months of 2006. The 2% decrease in oil production and the 7% decrease is gas production was primarily related to the natural decline usually associated with mature production operations such as what Tandem has.

For the 2007 period, Tandem’s average realized gas price of $6.81 per Mcf represented a 6% increase from the average price of $6.40 during 2006, and its realized oil price per barrel decreased by 8% from $65.17 during 2006 to $60.25 during 2007. The overall changes in average product prices are attributable to the volatility of the markets for oil and gas, over which Tandem has no control.

Oil and gas production costs in the form of lease operating expense on a Boe basis increased 5% from $18.48 per Boe during 2006 to $19.45 per Boe during 2007. The increase in operating costs in the first nine months of 2007 was due primarily to a focus, in our Ira Field of Scurry county, Texas, to bring a number of inactive wells into compliance with regulatory statutes. This involved testing the integrity of the downhole casing in approximately 40 wells. In a number of cases, the wells were repaired and either placed back on production or remain idle awaiting further remedial work. In some cases, the wells were actually plugged and abandoned. Only the testing and repair costs are included in lease operating expense. The cost to plug and abandon these wells is not included in lease operating expense, but is included in the capitalized costs of oil and gas properties. This particular testing program was completed in October, 2007. Some elements of lease operating expenses are only partially controllable by management. Other factors outside management control, such as the availability of goods and services, could have an adverse effect on lease operating costs in the future.

General and administrative expense was $2.2 million for the 2007 period, 23% higher than this expense for 2006 of $1.8 million. The increase was due primarily to legal fees associated with Tandem’s defense in the Florida lawsuit. Additionally, Tandem’s salaries and wages for its employees increased approximately 10% during the first nine months of 2007.

Gain on sale of equipment

Tandem recognized a gain of $368,067 during the first nine months of 2006 related to the sale to a third party of one of Tandem’s drilling rigs. During the first nine months of 2007, Tandem sold approximate 4.9 acres of its real estate in the Tomball field to an unrelated third party and recognized a $127,021 gain.

Interest expense

Interest expense was $2.7 million during 2007 as compared to interest expense of $2.6 million during 2006. As of September 30, 2007, Tandem’s total indebtedness was $41.75 million as a result of funding the acquisitions of TEC and the assets of Shamrock and the redemption of the shares of one of TEC’s two stockholders, all of which occurred in June 2005. Outstanding indebtedness under a revolving line of credit facility with a bank in the amount of $20.75 million and notes payable to the principals of TEC and Shamrock in the aggregate totaling $21.0 million comprise the $41.75 million in indebtedness. The $2.7 million interest incurred during 2007 consists of approximately $1.4 million associated with the revolving line of credit and $1.3 million associated with the notes to the former principles of TEC and Shamrock.

Change in fair value of derivatives

Tandem recorded a $1.1 million loss during 2007 associated with the change in fair value of its derivatives since December 31, 2006. Since Tandem has not designated any derivative contracts as cash flow hedges, all cash settlements and changes resulting from mark-to-market valuations are recorded as changes in fair value of derivatives. Future gains or losses on changes in derivatives will be impacted by the volatility of commodity and prices, as well as the terms of any new derivative contracts.

Liquidity and Capital Resources

Overview

Tandem’s primary sources of capital were cash flow from operations and funding under its revolving line of credit facility. Tandem borrowed funds under the revolving line of credit facility as needed to supplement its operating cash flow as a financing source for its capital expenditure program.

Cash Flow

Substantially all of Tandem’s cash flow was derived from the production of its oil and gas reserves. Tandem used this cash flow to fund its on-going developmental activities in search of new oil and gas reserves and for operating expenses relating to the production of existing reserves.

Cash flow from operations was $2.2 million for the nine months ended September 30, 2007, compared to $4.3 million for the nine months ended September 30, 2006. The decrease was due primarily to a 7% decline in the average product prices on a Boe basis during the comparative periods, along with a 4% drop in production on a Boe basis, as more fully discussed in the “Results of Operations” section above. Another contributing factor was the increase in general and administrative expenses.

Financing Activities

A major bank provided Tandem, through its sole operating subsidiary, TEC, with a revolving line of credit facility, initially in the principal amount of $23.0 million, on which it relied heavily for both its short-term liquidity (working capital) and its long-term financing needs. The funds available to Tandem under this revolving line of credit facility were limited to the amount of the borrowing base established by the bank from time to time and are secured by Tandem’s oil and gas properties. On February 28, 2007, under the terms of the fifth amendment to the credit agreement, the new borrowing base was set at $21.1 million with mandatory principle reduction requirements of $250,000 per month beginning October 1, 2007. The credit facility matures on June 8, 2008. Accordingly, Tandem classified the entire outstanding balance of $20.75 million as a current liability on its balance sheet dated September 30, 2007.

The revolving line of credit bears interest at either the bank’s base rate or LIBOR, plus a margin which varies with the ratio of Tandem’s outstanding borrowings to a defined borrowing base. Tandem can choose periodically to change the interest rate base which applies to outstanding borrowings. As of September 30, 2007, $20.25 million due under the revolving line of credit bore interest payable at LIBOR plus 2.25% (8.05%), and $500,000 due under a floating rate loan bears interest at prime (7.75%).

There are financial and non-financial covenants in the credit agreement, including working capital and debt service coverage ratio covenants, as well as covenants limiting the borrower’s ability to incur additional debt, other than trade debt. An event of default under the revolving line of credit facility would allow the bank to accelerate the indebtedness and seek to foreclose on the pledged assets.

Pursuant to the terms of the revolving line of credit facility, Tandem and the bank review Tandem’s available reserves at least twice per year, or more often if either party so requests, and on this basis redetermines the borrowing base under the facility. If at any time the borrowing base is less than the amount of outstanding indebtedness, the borrower is required to pledge additional collateral or prepay the excess. Failure to pledge assets or prepay the amount as necessary could result in an event of default under the credit agreement, which in turn would allow the bank to accelerate the indebtedness and seek to foreclose on the pledged assets.

At September 30, 2007, Tandem’s outstanding bank indebtedness was $20.75 million.

In connection with the TEC asset acquisition on October 26, 2007, TEC assigned its rights and obligations under the Credit Agreement to Platinum’s wholly-owned subsidiary, New TEC. An Assignment, Waiver and Third Amendment to Credit Agreement (the “Third Amendment”) was made and entered into effective as of October 26, 2007 among TEC, New TEC and the lender. Pursuant to the Third Amendment, a new borrowing base was set at $5,000,000. All other material terms of the Credit Agreement remain unchanged. All outstanding borrowings under the Credit Agreement were paid off at the closing of the TEC acquisition. Accordingly there are currently no outstanding borrowings under the Credit Agreement.

At September 30, 2007, Tandem had notes outstanding of $12.0 million to the sole stockholder of TEC, and $9.0 million, in the aggregate, to the three former principals of Shamrock, which were issued as part of the consideration in the acquisition of TEC and the assets of Shamrock. These notes, though secured by the oil and gas assets of Tandem, were subordinated, in all respects, to the bank’s first priority security interest. All the notes bore interest at the current prime rate as established by a major bank. The interest was due monthly and the notes were scheduled to mature on May 31, 2009, but were paid off at the closing of the TEC acquisition.

Proved Reserves

Tandem’s proved oil and gas reserves decreased 5% to 9,004 Mboe’s at December 31, 2006 from 9,464 Mboe’s at December 31, 2005. The pre-tax present value of estimated future net revenues from these reserves, discounted at 10% and computed in accordance with SEC guidelines, totaled $142.8 million at December 31, 2006, as compared to $201.6 million at December 31, 2005. The estimates were based on weighted average oil prices of $57.65 per Bbl in 2006, as compared to $57.38 in 2005, and gas prices of $5.35 per Mcf in 2006, as compared to $9.94 per Mcf in 2005 and as noted below under Capital Expenditures that assumes Tandem will expend approximately $12.8 million in development costs in 2007. These average prices do not reflect the effect of Tandem’s hedging activities.

The following table summarizes changes in Tandem’s proved reserves during 2006 on an Mboe basis.

Mboe
Total proved reserves, December 31, 2005	9,464.0
Purchases of reserves in place
Extensions and discoveries	167.0
Revisions of previous estimates	(289.2)
Sales of reserves in place	0
Production	(337.4)
Total proved reserves, December 31, 2006	9,004.4
Proved developed reserves
Beginning of period	3,308.4
End of period	3,118.6

During 2006, Tandem replaced 49% of the 337.4 Mboe that it produced in 2006, computed by dividing the extensions and discoveries for 2006 by production. Tandem uses this reserve replacement ratio as a benchmark for determining the sources through which it has expanded or contracted its base of proved reserves. Following is a discussion of the important factors related to each source of reserves for the year ended December 31, 2006.

Purchases of Reserves in Place. Tandem had no purchases or sale of reserves during 2006. Although Tandem continually seeks potential acquisitions, it is impossible to predict the likelihood of adding any reserves in 2007 through purchases of reserves in place.

Extensions and Discoveries. Tandem’s extensions and discoveries during 2006 consisted of approximately 30.0 Mboe of proved undeveloped reserves attributable to the identification of new drilling locations in the Ball field, 85.0 Mboe of proved developed non-producing reserves added during the year associated with “behind pipe” opportunities identified within the Choate and Ball fields, and approximately 52.0 Mboe of proved developed producing reserves associated with a shallow gas discovery within the Tomball field. Based upon the reserve report, Tandem believes that the proved undeveloped and proved developed non-producing reserves added through these sources will require the expenditure of approximately $300,000 over the next two years before they can be converted to proved developed producing reserves and therefore to cash flow. Due to the nature of the oil and gas drilling business, it is impossible to predict the extent to which Tandem might add any reserves in 2007 through extensions and discoveries.

Revisions of Previous Estimates. Of the 289.2 Mboe downward revision of proved reserves during 2006, substantially all the increase was due to the effects of lower gas prices on the estimated quantities of proved reserves at the end of 2006 compared to 2005. This source is subject to volatility due to well performance and product prices and can generate both upward revisions and downward revisions.

Reserve estimates are inherently imprecise. Proved undeveloped reserves are generally the least accurate due to limitations on available information. This increases the risk that the reserve additions in 2005 that are classified as proved undeveloped reserves could be subject to downward revisions in the future as economic conditions change and as more information is obtained through drilling.

The estimated present value of future cash flows relating to proved reserves is extremely sensitive to prices used at any measurement period. The average prices used for each commodity for the years ended December 31, 2006 and 2005 were as follows:

	Average Prices

As of December 31,	Oil	Gas

2006	$57.65	5.35

2005	$57.38	9.94

Effect on the Standardized Measure of Discounted Net Cash Flows due to the Delay of Starting Tandem’s Capital Expenditure Program. As disclosed in Tandem’s financial statements for December 31, 2006, Tandem ’s standardized measure of discounted future net cash flows was approximately $122.6 million dollars based on the reserves as calculated on that date. Due to the delay in closing the transaction with Platinum, Tandem has yet to begin its drilling program for 2007. Accordingly, we have calculated the effect on the standardized measure of delaying the capital expenditure program for one year. The result is that the standardized measure would be decreased by approximately $5.5 million, or 4.5% of the estimate at year end 2006.

Supplemental Information

The following information is intended to supplement the consolidated financial statements included in this prospectus with data that is not readily available from those statements.

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006
Oil and Gas Production Data:
Oil (MBbls)	154.5	158.4	51.3	53.7
Gas (MMcf)	513.9	554.5	167.4	200.4
BOE (MBbls)	240.1	250.8	79.2	87.1

Average Sales Prices(1):
Oil ($/Bbl):	$60.25	$65.17	$69.99	$64.16
Gas($/Mcf):	$6.81	$6.40	$6.48	$5.78

Average Lifting Cost per BOE of Production:	$19.45	$18.48	$24.00	$18.25

Capital Expenditures

The reserve report prepared by Williamson Petroleum Consultants, Inc., Tandem’s independent petroleum consultants, dated as of December 31, 2006, assumes that Tandem will expend approximately $12.8 million in expenditures in 2007 to drill a number of existing proved undeveloped locations, with the intent of converting them into proved developed producing locations, thereby, generating new cash flows. Tandem had determined that because of capital restraints due to the current borrowing base provided by its current lender, that the planned expenditures presented in its December 31, 2006 reserve report for 2007 were deferred until the consummation of the TEC acquisition. Approximately $1.1 million of capital expenditures were incurred during the first nine months of 2007 primarily to install additional infrastructure in its existing fields. No new wells were drilled during this period. Tandem cannot be certain that any significant portion of the $12.8 million forecast will be spent in 2007. A significant portion or all of this may be deferred until 2008.

Off Balance Sheet Arrangements

Tandem has no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

We have contractual obligations and commitments that may affect our financial position. The following table sets forth Tandem’s significant contractual obligations as of December 31, 2006:

	2007	2008-2010	2011-2013	Thereafter	Total
	(in thousands)
Revolving Credit Facility (secured)	$1,750.0	$19,250.0	$—	$—	$21,000.0
Term Notes	$—	$21,000.0	$—	$—	$21,000.0
Operating leases	$186.7	$211.3	$—	$—	$398.0
Asset Retirement Obligations	$177.4	$181.1	$57.3	$1,439.9	$1,855.7
Derivative Obligations	$633.0	$441.0	$—	$—	$1,074.0

Deferred taxes are not included in the table above. The utilization of net operating loss carryforwards combined with Tandem’s plans for development and acquisitions may offset any major cash outflows. However, the ultimate timing of the settlements cannot be precisely determined.

In addition to the mandatory principal reduction requirements under the revolving line of credit facility and payment obligations under the term notes identified above, we are subject to interest payments on such indebtedness.

Critical Accounting Policies

Summary

Summarized below are the critical accounting policies which Tandem follows in preparing its financial statements and disclosures. Many of these policies require Tandem to make difficult, subjective and complex judgments in the course of making estimates of matters that are inherently imprecise. Tandem will attempt to explain the nature of these estimates, assumptions and judgments, and the likelihood that materially different amounts would be reported in its financial statements under different conditions or using different assumptions.

Full Cost and Impairment of Assets

Tandem accounts for its oil and natural gas exploration and development activities using the full cost method of accounting. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas properties are capitalized. Costs of non-producing properties, wells in the process of being drilled and significant development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. At the end of each quarter, the net capitalized costs of Tandem’s oil and natural gas properties, as adjusted for asset retirement obligations, is limited to the lower of unamortized cost or a ceiling, based on the present value of estimated future net revenues, net of income tax effects, discounted at 10%, plus the lower of cost or fair market value of Tandem’s unproved properties. Revenues are measured at unescalated oil and natural gas prices at the end of each quarter, with effect given to cash flow hedge positions. If the net capitalized costs of oil and natural gas properties exceed the ceiling, we are subject to a ceiling test write-down to the extent of the excess. A ceiling test write-down is a non-cash charge to earnings. It reduces earnings and impacts stockholders’ equity in the period of occurrence and results in lower DD&A expense in future periods.

There is a risk that Tandem will be required to write down the carrying value of its oil and natural gas properties when oil and natural gas prices decline. If commodity prices deteriorate, it is possible that Tandem could incur an impairment in future periods.

Depletion

Provision for depletion of oil and natural gas properties under the full cost method is calculated using the unit of production method based upon estimates of proved developed oil and natural gas reserves with oil and natural gas production being converted to a common unit of measure based upon their relative energy content. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. The cost of any impaired property is transferred to the balance of oil and natural gas properties being depleted.

Significant Estimates and Assumptions

Oil and Gas Reserves

Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of a reserve estimate depends on the quality of available geological and engineering data, the precision of the interpretation of that data, and judgment based on experience and training. Tandem has historically engaged an independent petroleum engineering firm to evaluate its oil and gas reserves. As a part of this process, Tandem’s internal reservoir engineer and the independent engineers exchange information and attempt to reconcile any material differences in estimates and assumptions.

The techniques used in estimating reserves usually depend on the nature and extent of available data, and the accuracy of the estimates vary accordingly. As a general rule, the degree of accuracy of reserve estimates varies with the reserve classification and the related accumulation of available data, as shown in the following table.

Type of Reserves	Nature of Available Data	Degree of Accuracy
Proved undeveloped	Data from offsetting wells, seismic data	Least accurate
Proved developed nonproducing	Logs, core samples, well tests, pressure data	More accurate
Proved developed producing	Production history, pressure data over time	Most accurate

Assumptions as to future commodity prices and operating and capital costs also play a significant role in estimating oil and gas reserves and the estimated present value of the cash flows to be received from the future production of those reserves. Volumes of recoverable reserves are affected by the assumed prices and costs due to what is known as the economic limit (that point in the future when the projected costs and expenses of producing recoverable reserves exceed the projected revenues from the reserves). But more significantly, the estimated present value of future cash flows from the reserves is extremely sensitive to prices and costs, and may vary materially based on different assumptions. SEC financial accounting and reporting standards require that pricing parameters be tied to the price received for oil and natural gas on the effective date of the reserve report. This requirement can result in significant changes from period to period given the volatile nature of oil and gas product prices, as illustrated in the following table.

The following table itemizes the various components of the changes in reserve quantities from year to year (oil in MBLs and gas in MMcf).

	2006			2005			2004
	Oil	Gas	Boe	Oil	Gas	Boe	Oil	Gas	Boe
Proved reserves:
Beginning of period	5,814	21,897	9,464	989	16,604	3,756	793	16,031	3,465
Revisions (1)	(117)	(1,034)	(289)	460	(32)	455	300	1,251	508
Extensions and discoveries	57	660	167	56	3,482	636	—	—	—
Sales of minerals-in-place	—	—	—	—	—	—	—	—	—
Purchases of minerals-in-place	—	—	—	4,466	2,567	4,894	—	—	—
Production	(215)	(736)	(338)	(157)	(724)	(277)	(104)	(678)	(217)
End of period	5,539	20,787	9,004	5,814	21,897	9,464	989	16,604	3,756

(1)	The following table itemizes the various components related to the 2006 downward revision of oil and gas reserves identified in the previous table. (oil in Mbls and gas in MMcf)

	Oil	Gas	Boe
Revisions due to change in:
Pricing	2	(1,452)	(240)
Performance and timing	(119)	418	(49)
Lease operating and capital costs	—	—	—
Total 2006 revisions	(117)	(1,034)	(289)

For purposes of estimations and assumptions of oil and gas reserves the definition of proved reserves is as follows:

Proved oil and gas reserves: Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(1) Reservoirs are considered proved if economic productibility is supported by either actual production or by a conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(2) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(3) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Valuation of proved undeveloped properties

Placing a fair market value on proved undeveloped properties, commonly referred to as “PUDs” is very subjective since there is no quoted market for them. The negotiated price of any PUD between a willing seller and willing buyer depends on the specific facts regarding the PUD, including:

•	the location of the PUD in relation to known fields and reservoirs, available markets and transportation systems for oil and gas production in the vicinity, and other critical services;

•	the nature and extent of geological and geophysical data on the PUD;

•
the terms of the leases holding the acreage in the area, such as ownership interests, expiration terms, delay rental obligations, depth limitations, drilling and marketing restrictions, and similar terms;

•
the PUDs risk-adjusted potential for return on investment, giving effect to such factors as potential reserves to be discovered, drilling and completion costs, prevailing commodity prices, and other economic factors; and

•	the results of drilling activity in close proximity to the PUD that could either enhance or condemn the prospect ’s chances of success.

Valuation allowance for NOL Carryforwards

In computing Tandem’s provision for income taxes, it must assess the need for a valuation allowance on deferred tax assets, which consist primarily of net operating loss (“NOL”) carryforwards. For federal income tax purposes, these NOL carryforwards, if unused, expire 15 to 20 years from the year of origination. Generally, Tandem assesses its ability to fully utilize these carryforwards by comparing expected future book income to expected future taxable income based on the assumption that Tandem will produce its existing reserves, as scheduled for production in Tandem’s reserve report, under current economic conditions. If future book income does not exceed future taxable income by amounts sufficient to utilize NOLs before they expire, Tandem must impair the resulting deferred tax asset. These computations are inherently imprecise due to the extensive use of estimates and assumptions. As a result, Tandem may make additional impairments to allow for such uncertainties.

Effects of Estimates and Assumptions on Financial Statements

Generally accepted accounting principles do not require, or even permit, the restatement of previously issued financial statements due to changes in estimates unless such estimates were unreasonable or did not comply with applicable SEC accounting rules. Tandem is required to use its best judgment in making estimates and assumptions, taking into consideration the best and most current data available to it at the time of the estimate. At each accounting period, Tandem makes new estimates using new data, and continues the cycle. Readers should be aware that estimates prepared at various times may be substantially different due to new or additional information. While an estimate made at one point in time may differ from an estimate made at a later date, both may be proper due to the differences in available information or assumptions. In this section, Tandem will discuss the effects of different estimates on its financial statements.

Provision for DD&A

Tandem computes its provision for DD&A on a unit-of-production method. Each quarter, Tandem uses the following formulas to compute the provision for DD&A.

•	DD&A Rate = Current period production, divided by beginning proved reserves

•	Provision for DD&A = DD&A Rate, times the un-depleted full cost pool of oil and gas properties

Reserve estimates have a significant impact on the DD&A rate. If reserve estimates for our properties are revised downward in future periods, the DD&A rate will increase as a result of the revision. Alternatively, if reserve estimates are revised upward, the DD&A rate will decrease.

Hedging Activities

From time to time, Tandem utilized derivative instruments, consisting of swaps, floors and collars, to attempt to reduce its exposure to changes in commodity prices and interest rates. Tandem accounted for its derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires that all derivative instruments be recognized as assets or liabilities in the balance sheet, measured at fair value. The accounting for changes in the fair value of a derivative depends on both the intended purpose and the formal designation of the derivative. Designation is established at the inception of a derivative, but subsequent changes to the designation are permitted. Tandem elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. Changes in fair value of derivative instruments which are not designated as cash flow hedges are recorded in other income (expense) as changes in fair value of derivatives. Hedging is a strategy that can help a company to mitigate the volatility of oil and gas prices by limiting its losses if oil and gas prices decline; however, this strategy may also limit the potential gains that a company could realize if oil and gas prices increase. Certain “costless collars” executed in June 2005 were employed to protect Tandem and its creditors from exposure to lower oil and gas prices. However, in conjunction with that protection, Tandem periodically incurred settlement losses associated with the ceiling component of such hedges when gas prices spiked in late 2005 and oil prices spiked in mid 2006. For the year ended December 31, 2006, Tandem reported a $3.3 million net gain on derivatives, consisting of a $3.5 million gain related to changes in mark-to-market valuations and a $0.2 million cash charge for settled contracts. For the year ended December 31, 2005, the net loss on derivatives was $5.2 million, consisting of a $4.7 million non-cash charge related to changes in mark-to-market valuations and a $0.5 million cash charge for settled contracts.

Asset Retirement Obligation

Tandem followed the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires Tandem to recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost of the abandonment obligations, less estimated salvage values, is included in the computation of depreciation, depletion and amortization.

Recent Accounting Pronouncements

SFAS 155 -  In February 2006, the FASB issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We will adopt SFAS 155 as of January 1, 2007. Adoption should have no effect on our financial position or results of operations.

SFAS 156 -  In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets,” (“SFAS 156”) which amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 156 requires the initial recognition at fair value of a servicing asset or servicing liability when an obligation to service a financial asset is undertaken by entering into a servicing contract. The adoption of SFAS 156 effective January 1, 2007 should not affect our financial position or results of operations.

SFAS 157 -  In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a single authoritative definition of fair value based upon the assumptions market participants would use when pricing an asset or liability and creates a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, additional disclosures are required, including disclosures of fair value measurements by level within the fair value hierarchy. SFAS 157 is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We will adopt SFAS 157 as of January 1, 2008. Adoption should have no effect on our financial position or results of operations.

SFAS 159 -  In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We are currently evaluating the provisions of SFAS 159 and assessing the impact it may have on our financial position and results of operations.

FASB Staff Position AUG AIR-1 -  FASB Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”), prohibits companies from accruing as a liability in annual and interim periods the future costs of periodic major overhauls and maintenance of plant and equipment (the “accrue-in-advance method”). Other previously acceptable methods of accounting for planned major overhauls and maintenance (the direct expense, built-in overhaul and deferral methods) will continue to be permitted. The new requirements apply to entities in all industries for fiscal years beginning after December 15, 2006, and must be retrospectively applied. We will adopt FSP AUG AIR-1 as of January 1, 2007. Adoption should have no effect on our financial position or results of operations.

FIN 48 -  In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”, (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 effective January 1, 2007. However, the FASB is in the process of issuing Proposed FSP FIN 48-a, “Implementation Guidance on Interpretation 48”. The guidance will provide conditions for determining when a tax position is considered to be effectively settled through examination. Although the final amount of our adoption adjustment will depend on the guidance issued, we do not expect the final impact of adoption to have a material effect on our financial position.

Quantitative and Qualitative Disclosures About Market Risk

The following quantitative and qualitative information is provided about market risks and derivative instruments to which Tandem was a party at December 31, 2006, and from which, after such date, Tandem may have incurred future earnings, gains or losses from changes in market interest rates and oil and natural gas prices. To the extent that Tandem engaged in hedging activities, it may have been prevented from realizing the benefits of price increases above the levels of the hedges. Additionally, hedging strategies are normally more effective with companies with a certain volume of production, and the production levels of Tandem may not have been sufficient to employ a meaningful hedging strategy.

Price Risks

Tandem engaged in price risk management activities from time to time. These activities were intended to manage Tandem’s exposure to fluctuations in commodity prices for natural gas and crude oil. Tandem utilized derivative financial instruments, primarily price collars, puts and calls, as the means to manage this price risk. In addition to these financial transactions, Tandem was a party to various physical commodity contracts for the sale of hydrocarbons that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137, 138 and 149, these various physical commodity contracts qualify for the normal purchases and normal sales exception and therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of these various physical commodity contracts is included in revenues at the time of settlement, which in turn affects average realized hydrocarbon prices.

For the year ended December 31, 2006, Tandem recognized a net gain on its hedging activities of $3.3 million. Presented below is a summary of Tandem’s crude oil and natural gas derivative financial contracts at December 31, 2006, with crude oil prices expressed in dollars per barrels of crude oil and notional crude oil volumes in barrels of crude oil per year; and natural gas prices expressed in dollars per million British thermal units ($/MMBtu) and notional natural gas volumes in million British thermal units per year (MMBtu). As indicated, Tandem does not have any financial derivative contracts that extend beyond December 2009.

On August 30, 2006, Tandem entered into a swap contract with a counterparty for 120,000 bbls of oil for the calendar year 2009. When using swaps to hedge oil and natural gas production, Tandem receives a fixed price for the respective commodity and pays a floating market price as defined in each contract (generally NYMEX futures prices), resulting in a net amount due to or from the counterparty.

The total fair value of the crude oil and natural gas financial derivative contracts at September 30, 2007, was a liability of approximately $2.1 million as follows:
Period Ended September, 30	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/(Liability) (Stated in Thousands)
2008	Gas Collar	$504,000	$5.00/11.02	$(59)
	Gas Call Option Sold	504,000	9.10	(252)
	Gas Call Option Purchased	504,000	12.00	88
	Gas Put Option Sold	504,000	5.00	(29)
	Gas Put Option Purchased	504,000	6.00	100
	Oil Collar	136,336	40.00/72.10	(1,088)
	Oil Call Option Sold	150,000	67.00	(1,140)
	Oil Call Option Purchased	150,000	72.10	589

2009	Oil Swaps	90,000	71.00	(236)

2010	Oil Swaps	30,000	71.00	(52)
	Total fair value liability			$(2,079)

The fair value of Tandem’s financial derivative contracts at September 30, 2007 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(1791)
Long-term portion	(288)
Total fair value liability	$(2,079)

The total fair value of the crude oil and natural gas financial derivative contracts at December 31, 2006, is a liability of approximately $1.1 million as follows:

Period	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average Floor/Ceiling	Fair Value Asset/ (Liability) (Stated in Thousands)
2007	Gas Collar	$504,000	$5.00/11.02	$(44)
	Gas Call Option Sold	504,000	9.10	(279)
	Gas Call Option Purchased	504,000	12.00	125
	Gas Put Option Sold	504,000	5.00	(81)
	Gas Put Option Purchased	504,000	6.00	220
	Oil Collar	142,834	40.00/72.10	(337)
	Oil Call Option Sold	150,000	67.00	(629)
	Oil Call Option Purchased	150,000	72.10	392
2008	Gas Collar	378,000	5.00/11.02	(113)
	Gas Call Option Sold	378,000	9.10	(361)
	Gas Call Option Purchased	378,000	12.00	186
	Gas Put Option Sold	378,000	5.00	(74)
	Gas Put Option Purchased	378,000	6.00	170
	Oil Collar	102,085	40.00/72.10	(433)
	Oil Call Option Sold	112,500	67.00	(769)
	Oil Call Option Purchased	112,500	72.10	544
2009	Oil Swaps	120,000	71.00	409
	Total fair value liability			$(1,074)

At December 31, 2006 the fair value of Tandem’s financial derivative contracts are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(633)
Long-term portion	(441)
Total fair value liability	$(1,074)

The natural gas and crude oil prices shown in the above table are based on the corresponding NYMEX index and have been valued using actively quoted prices and quotes obtained from the counterparties to the derivative agreements. The above prices represent a weighted average of several contracts entered into and are on a per MMBtu or per barrel basis for gas and oil derivatives, respectively. Total volumes shown for the crude oil collar reflect net volumetric positions with a single counterparty under which contracts provide for netting of all settlement amounts.

Tandem incurred cash settlement losses during 2005 of $492,000 and 2006 of $239,000. These losses were associated with the hedges required by Tandem’s bank in order to secure its $23 million credit facility in June 2005. Tandem employed “costless collars” to protect the cash flow required by the banks to service the debt of Tandem. In conjunction with that protection, Tandem periodically incurred actual settlement losses associated with the ceiling component of such hedges when gas prices spiked in late 2005 and oil prices spiked in mid 2006. See Note 9 of Tandem’s audited financials for further information.

The following table summarizes the estimated fair value of financial instruments and related transactions at December 31, 2006 as follows (in millions):

	Carrying	Estimated Fair
	Amount	Value(1)
Long-term debt	$40.25	40.25
Current portion of long-term debt	1.75	1.75
NYMEX-related commodity derivative Market positions(1)	$1.1	1.1

(1)
Estimated fair values have been determined by using available market data and valuation methodologies. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF PLATINUM AND TANDEM
FOR THE YEAR ENDED DECEMBER 31, 2006 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2007

The following unaudited pro forma condensed combined financial statements of Platinum and Tandem, the parent company of TEC, are provided to assist you in your analysis of the financial aspects of the transactions described in the Asset Acquisition Agreement and Plan of Reorganization, dated October 4, 2006 (“Acquisition Agreement”) as amended and which was approved by shareholders and closed on October 26, 2007. As of the dates of these financial statements, TEC was a wholly-owned subsidiary of Tandem and was the only asset owned by Tandem. Accordingly the financial statements of Tandem include all of the assets and all of the liabilities and operations of TEC.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 combines the historical statements of operations of Platinum and Tandem giving effect to the asset acquisition as if it had occurred on January 1, 2006.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Platinum and Tandem as of September 30, 2007 giving effect to the transactions described in the asset acquisition agreement as if they had occurred on September 30, 2007.

The unaudited pro forma condensed combined statement of operations for the nine months ended Septebmer 30, 2007 combines the historical statements of operations of Platinum and Tandem giving effect to the asset acquisition as if it had occurred on January 1, 2007.

The pro forma adjustments give effect to events that are directly attributable to the transactions discussed below and that have a continuing impact on the operations of Platinum and are based on available data and certain assumptions that management believes are factually supportable. The pro forma adjustments reflect the impact of the actual number of common shares elected to be converted into cash by shareholders based upon the October 26, 2007 shareholder vote. As more fully described below, in that vote, shareholders holding an aggregate of 1,802,205 common shares voted to convert their shares into cash and would have received $14,018,562 based upon the book value per share of $7.78 in the trust account as of September 30, 2007.

The unaudited pro forma condensed combined financial statements described above should be read in conjunction with the historical consolidated financial statements of Platinum for the period April 25, 2005 (inception) to December 31, 2005 and the year ended December 31, 2006 and the related notes thereto and the historical financial statements of Tandem for the years ended December 31, 2004, 2005 and 2006 and the related notes thereto and in conjunction with the unaudited historical financial statements of Platinum for the three and nine months ended September 30, 2007 and 2006 and the related notes thereto and the unaudited historical financial statements of Tandem for the three and nine months ended September 30, 2007 and 2006 and the related notes thereto which are contained elsewhere in this registration statement. The Pro Forma adjustments are preliminary and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the asset acquisition taken place on the dates noted, or the future financial position or operating results of Platinum.

On October 4, 2006, Platinum and its wholly-owned subsidiary, PER Acquisition Corp. entered into a definitive asset acquisition agreement, as amended, with TEC and certain of its affiliates, pursuant to which, subject to the terms and conditions of the asset acquisition agreement, PER Acquisition Corp. will acquire all of the assets and assume substantially all of the liabilities of TEC, including approximately $41.75 million of TEC’s indebtedness, in exchange for the issuance of approximately eight million shares of Platinum common stock to TEC. TEC will receive that number of shares determined by dividing $60 million by the per share cash value of Platinum’s IPO trust account calculated by dividing the amount held in trust by 14,400,000 shares issued in Platinum’s IPO, at the time of closing. The per share cash value was $7.78 as of September 30, 2007. The Asset Acquisition was consummated on October 26, 2007. PER Acquisition Corp. will continue as a wholly-owned subsidiary of Platinum and will change its name to Tandem Energy Corporation.

Consummation of the asset acquisition was conditioned upon, among other things, the Platinum stockholders adopting and approving the asset acquisition agreement. If Platinum stockholders owning 20% or more of Platinum common stock sold in the IPO had voted against the asset acquisition and exercised their right to convert their shares of Platinum common stock issued in the IPO into a pro rata portion of the funds held in the trust account, then the asset acquisition would not have been consummated. Of the 2,878,560 common shares of Platinum, representing 19.99% of the 14,400,000 shares of Platinum common stock issued in the IPO that were subject to possible conversion, 1,802,205 representing 12.52% of the 14,400,000 shares of Platinum common stock issued in the IPO actually converted in this manner. This would represent an aggregate actual conversion liability of $14,018,462 as of September 30, 2007 (plus the pro rata share of any interest earned thereafter) which Platinum would be required to pay from the trust account. As of the consummation date the actual conversion liability was $14,057,199. As indicated in the pro forma balance sheet as of September 30, 2007 which follows, Platinum would have adequate cash resources to satisfy this liability. These pro forma financial statements have been prepared based upon the 1,802,205 shares of Platinum common stock sold in the IPO which were converted into a pro rata share of the trust account.

The aggregate purchase price as of September 30, 2007 for the assets and liabilities of TEC determined based upon the pro forma assumptions contained herein is as follows:

Shares of Platinum common stock as consideration to selling stockholder valued at	$60,000,000
Closing costs	5,591,000	(1)
Consideration to selling stockholder and closing costs	65,591,000
Assumption of liabilities of TEC	47,532,366
Total Purchase Price for Assets of TEC	113,123,366
Deferred tax liability	40,848,000
Total amount to be allocated to Assets Acquired (SFAS 141)	$153,971,366

(1) The following are the components of closing costs:

Nature of Cost	Cost
Legal Counsel	$1,571,000
Legal - Special Texas Counsel	60,000
Legal - TEC costs, as agreed	150,000
Accounting - Outside Auditors	450,000
Accounting - Special Auditors	45,000
Accounting - Consultant Services	125,000
Financial Advisor’s Fee	100,000
Platinum Management Costs - travel, etc.	90,000
Other:
Lance Duncan Fee	3,000,000
$5,591,000

The Unaudited Pro Forma Condensed Combined Financial Statements reflect that the acquisition of all of the assets and substantially all of the liabilities of TEC is accounted for under the purchase method of accounting in accordance with the Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations (“SFAS 141”). Based upon a preliminary allocation, utilizing currently available information, the excess of purchase price of assets acquired over their carrying value as of September 30, 2007 has been allocated entirely to the oil and gas properties. All other assets and liabilities acquired are preliminarily estimated to be stated at their fair values, which approximates their recorded historical cost. Deferred income taxes have been provided on the difference between the income tax basis of the oil and gas assets and the preliminary fair value allocated pursuant to SFAS No. 141. The acquisition of all of the assets and substantially all of the liabilities of TEC pursuant to the asset acquisition agreement is contemplated to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the IRS Code. Accordingly, for income tax purposes, Platinum will assume the carryover basis of TEC and have no income tax deduction for the depletion provided on the difference between the amount allocated to the oil and gas assets and their carryover basis from TEC. We intend to engage a firm to prepare a final valuation of the acquired assets and liabilities. At such time as the valuation is complete, we will adjust the allocation of the purchase price among the acquired assets and assumed liabilities to reflect the final valuation as prescribed by SFAS No. 141. We do not anticipate any material changes to this preliminary allocation. The only assets that may be subject to adjustment upon closing are the oil and gas properties included in property and equipment, other property and equipment and the real estate held for development. All other assets and all of the liabilities excluding the deferred tax liability are expected to be realized within one year of the balance sheet date. Accordingly, historical cost approximates fair value for these assets. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities is as follows:

Assets:
Current assets	$5,816,270
Oil and gas properties (depletion @ 2.706% for nine months ended September 30, 2007)	146,457,880
Other property and equipment	1,115,171
Other assets	582,045
$153,971,366
Liabilities:
Current liabilities	$24,522,683
Long-term debt	21,000,000
Long-term derivative liability	288,046
Asset retirement obligation	1,721,637
Deferred income taxes	40,848,000
88,380,366
Net purchase price	$65,591,000

The reserve report prepared by Williamson Petroleum Consultants, Inc., TEC’s independent petroleum engineers, dated as of December 31, 2006, assumed that TEC will expend approximately $12.8 million in expenditures in 2007 to drill a number of existing proved undeveloped locations, with the intent of converting them into proved developed producing locations, thereby generating new cash flows. TEC expects continued positive operating cash flow, which approximated $6.0 million in 2006, to contribute towards these costs. TEC expects some of these expenditures will be deferred until 2008 based on the 2006 and 2007 operating cash flow. To the extent that actual costs exceed cash provided by operating activities, TEC will need to either reduce its capital expenditures, delay these expenditures or seek additional capital resources primarily by attempting to increase its borrowing capacity with its bank. Furthermore, the level of expenditures is subject to the availability of third party vendor services required to execute its drilling program. Additionally, TEC’s actual expenditures during 2007 may be substantially higher or lower than these estimates since plans for developmental activities may change during the year in response to drilling results or additional opportunities which TEC may identify in the course of the year and for which it has adequate sources of financing available.

PLATINUM ENERGY RESOURCES, INC./TANDEM ENERGY HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2006

	Tandem Energy Holdings, Inc.	Platinum Energy Resources, Inc.	Pro Forma Adjustments - actual conversion		Notes	Pro Forma Combined-actual conversion
			Dr	Cr
Revenues
Oil and gas sales	$17,812,015	$-	$-	$-		$17,812,015
Costs and expenses
Lease operating expense	6,516,711	-	-	-		6,516,711
General and administrative	2,836,837	786,300	557,000	-	A	4,180,137
Stock-based compensation	-	-	3,633,333	-	C	3,633,333
Depreciation, depletion and amortization	2,641,315	-	4,269,034	-	D	6,910,349
Accretion of asset retirement obligation	137,222	-	-	-		137,222
Total costs and expenses	12,132,085	786,300	8,459,367	-		21,377,752
Operating income (loss)	5,679,930	(786,300)	8,459,367	-		(3,565,737)
Other income (expense):
Interest income	-	2,565,979	2,565,979	-	B	-
Interest (expense)	(3,503,812)	-	-	3,503,812	B	-
Partnership income (loss)	49,877	-	-	-		49,877
Change in fair value of derivatives	3,547,748	-	-	-		3,547,748
Gain on sale of property, other	401,470	-	-	-		401,470
Other	229,054	-	-	-		229,054
Total other income (expense), net	724,337	2,565,979	2,565,979	3,503,812		4,228,149
Income (loss) before income taxes	6,404,267	1,779,679	11,025,346	3,503,812		662,412
Income tax benefit (expense):
Pro forma benefit (provision)	-	-	-	186,000	E	(186,000)
Current	(109,747)	(120,000)	-	229,747	F	-
Deferred	-	-	-	-		-
Total income tax benefit (expense)	(109,747)	(120,000)	-	43,747		(186,000)
NET INCOME	$6,294,520	$1,659,679	$11,025,346	$3,547,559		$476,412

Pro forma weighted average common shares outstanding:
Basic		15,121,440		9,463,938	G	24,585,378
Diluted		17,479,194		9,463,938	G	26,943,132

Pro forma income per common share:
Basic						$0.02
Diluted						$0.02

PLATINUM ENERGY RESOURCES, INC./TANDEM ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
December 31, 2006

Note A	To provide for compensation expense of Platinum’s officers and salary increases of TEC officers for services from the period commencing January 1, 2006.

	Expense	General and Administrative Expense - officers salary and expense	$557,000

Note B
To eliminate interest income earned on IPO proceeds which would have been applied to the asset acquisition as of January 1, 2006, and to eliminate interest expense on long-term indebtedness paid off with the proceeds.

	Expense	Interest Income	$2,565,979

	Income	Interest Expense	$(3,503,812)

Note C	To provide for contractually obligated anticipated stock compensation expense.

	Expense	Stock based compensation	$3,633,333

Note D	To increase depletion allowance related to the allocation of purchase price to the fair value of oil and gas properties acquired.

	Expense	Depletion expense	$4,269,034

Note E	To reflect the reduction in income tax expense associated with the effect on pro forma income of Notes A-D.

	Income	Income Tax Expense	$(186,000)

Note F	To reverse historical tax benefit of TEC.

	Expense	Income Tax Benefit - current	$(229,747)

Note G

Determination of additional shares that would be required to be issued and the resulting pro forma common shares outstanding:

		Basic	Diluted
Shares of Platinum common stock issuable to TEC in consideration of Purchase Price of $60,000,000. Shares valued at per share trust account was $7.584 at December 31, 2006		7,911,392	7,911,392

Shares of Platinum common stock issuable as stock compensation to Lance Duncan, earned in the period from January 1, 2006 through December 31, 2006. Shares valued at $7.00 per share.		476,191	476,191

Shares of Platinum common stock restored to stockholders’ equity on the basis of 1,802,205 converted into pro rata share of trust account		1,076,355	1,076,355

Note G Pro forma adjustment assuming actual conversion	G	9,463,938	9,463,938

Shares of Platinum common stock outstanding attributable to common stockholders, beginning of period		15,121,440	15,121,440

Dilutive common shares issuable determined by application of the treasury stock method with respect to common stock purchase warrants outstanding		—	2,357,754

Weighted average common shares outstanding, assuming actual conversion		24,585,378	26,943,132

PLATINUM ENERGY RESOURCES, INC./TANDEM ENERGY HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2007

	Tandem Energy Holdings, Inc.	Platinum Energy Resources, Inc.	Pro Forma Adjustments - actual conversion		Notes	Pro Forma Combined-actual conversion
Assets			Dr	Cr

Current assets:
Cash and cash equivalents	$3,233,281	$49,964	$112,011,282	$61,582,813	1,3,4,6	$53,711,714
Cash held in trust	-	112,011,282	-	112,011,282	1	-
Accounts receivable:
Oil and gas sales	1,768,129	-	-	-		1,768,129
Affiliates and other, net	659,759	-	-	-		659,759
Inventory	85,523	-	-	-		85,523
Other current assets	247,353	6,263	-	177,775	3	75,841
Total current assets	5,994,045	112,067,509	112,011,282	173,771,870		56,300,966
Property and equipment:
Oil and gas properties, full cost method - net	29,436,057	-	117,021,823	-	3,4,5	146,457,880
Other fixed assets rigs, equipment, office - net	1,115,171	-	-	-		1,115,171
Total property and equipment - net	30,551,228	-	117,021,823	-		147,573,051
Other assets:
Deferred acquisition costs	-	2,141,902	-	2,141,902	4	-
Real estate held for development	582,045	-	-	-		582,045
Total assets	$37,127,318	$114,209,411	$229,033,105	$175,913,772		$204,456,062

PLATINUM ENERGY RESOURCES, INC./TANDEM ENERGY HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2007

	Tandem Energy Holdings, Inc.	Platinum Energy Resources, Inc.	Pro Forma Adjustments - actual conversion		Notes	Pro Forma Combined-actual conversion
Liabilities and Stockholders' Equity (Deficit)			Dr	Cr

Current liabilities:
Accounts payable:
Trade	$771,574	$-	$-	$-		$771,574
Oil and gas sales	71,341	-	-	-		71,341
Current portion of long-term debt	20,750,000	-	20,750,000	-	3	-
Fair value of commodity derivatives	1,791,187	-	-	-		1,791,187
Due to related party	-	161,302	161,302	-	4	-
Note payable - stockholder	-	853,000	853,000	-	4	-
Accrued liabilities and other	920,932	1,501,251	1,350,851	-	4	1,071,332
Asset retirement obligation - current	186,545	-	-	-		186,545
Income taxes payable	31,104	248,960	-	-		280,064
Total current liabilities	24,522,683	2,764,513	23,115,153	-		4,172,043
Long-term debt, net of current portion	21,000,000	-	21,000,000	-	3	-
Deferred tax liability	-			40,848,000	5	40,848,000
Fair value of commodity derivatives - non-current	288,046	-	-	-		288,046
Common stock, subject to possible redemption, shares at conversion value	-	22,391,055	22,391,055	-	2,6	-
Asset retirement obligation - non-current	1,721,637	-	-	-		1,721,637
Total liabilities	47,532,366	25,155,568	66,506,208	40,848,000		47,029,726

Stockholders’ equity (deficit):
Preferred stock	-	-	-	-		-
Common stock	-	1,512	-	879	2,3	2,391
Net Equity (Deficit) Tandem	(10,405,048)	-	-	10,405,048	3	-
Additional paid-in capital	-	85,424,242	-	68,371,614	2,3	153,795,856
Retained earnings (deficit)	-	3,628,089	-	-		3,628,089
Total stockholders’ equity (deficit)	(10,405,048)	89,053,843	-	78,777,541		157,426,336
Total liabilities and stockholders’equity (deficit)	$37,127,318	$114,209,411	$66,506,208	$119,625,541		$204,456,062

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2007

	Tandem Energy Holdings, Inc.	Platinum Energy Resources, Inc.	Pro Forma Adjustments - actual conversion		Notes	Pro Forma Combined-actual conversion
			Dr	Cr
Revenues
Oil and gas sales	$12,805,907	$-	$-	$-		$12,805,907
Costs and expenses
Lease operating expense	4,671,330	-	-	-		4,671,330
General and administrative	2,214,375	396,998	417,750	-	A	3,029,123
Stock-based compensation	-	-	2,725,000	-	C	2,725,000
Depreciation, depletion and amortization	1,970,335	-	3,224,875	-	D	5,195,210
Accretion of asset retirement obligation	110,011	-	-	-		110,011
Total costs and expenses	8,966,051	396,998	6,367,625	-		15,730,674
Operating income (loss)	3,839,856	396,998	6,367,625	-		(2,924,767)
Other income (expense):
Interest income	-	2,238,512	2,238,512	-	B	-
Interest (expense)	(2,694,987)	(30,832)	-	2,694,987	B	(30,832)
Change in fair value of derivatives	(1,142,536)	-	-	-		(1,142,536)
Gain on sale of property, other	127,021	-	-	-		127,021
Other	(37,213)	-	-	-		(37,213)
Total other income (expense), net	(3,747,715)	2,207,680	2,238,512	2,694,987		(1,083,560)
Income (loss) before income taxes	92,141	1,810,682	8,606,137	2,694,987		(4,008,327)
Income tax benefit (expense):
Pro forma benefit (provision)	-	-	-	1,426,000	E	1,426,000
Current	-	(118,000)	-	118,000	F	-
Deferred	-	-	-	-		-
Total income tax benefit (expense)	-	(118,000)	-	1,544,000		1,426,000
NET INCOME	$92,141	$1,692,682	$8,606,137	$4,238,987		$(2,582,327)

Pro forma weighted average common shares outstanding:
Basic		15,121,440		9,145,580	G	24,267,020
Diluted		17,948,381		9,145,580	G	27,093,961

Pro forma income per common share:
Basic						$(0.11)
Diluted						$(0.10)

PLATINUM ENERGY RESOURCES, INC./TANDEM ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS SEPTEMBER 30, 2007

Balance Sheet pro forma notes
Assuming Actual conversion:

Note 1	Represents the transfer of 100% of cash and interest income from the trust account to operating cash upon consummation of the asset acquisition.

	Increase	Cash	$112,011,282

	Decrease	Cash held in trust	(112,011,282)

Note 2	Represents the conversion liability reflected on the Company’s balance sheet being transferred to equity.

	Decrease	Common stock subject to redemption	$8,372,493

	Increase	Par value	(108)

	Increase	Additional paid-in capital	(8,372,385)

Note 3
Represents the application of the adjusted purchase price to the excess of fair value over the cost of the assets acquired, the payoff of long-term indebtedness and elimination of deferred costs associated with the long-term indebtedness.

	Increase	Oil and Gas properties	$70,582,823

	Decrease	Current and long-term debt	41,750,000

	Increase	Equity Accounts - TEC	(10,405,048)

	Decrease	Other current assets	(177,775)

	Increase	Issuance of common share-par value	(771)

	Increase	Issuance of common shares-additional paid-in-capital	(59,999,229)

	Decrease	Cash	(41,750,000)

Note 4	Represents asset acquisition transaction costs allocated to fair value of oil and gas properties and satisfaction of other transaction related liabilities.

	Increase	Oil and Gas properties	$5,591,000

	Decrease	Due to related party	161,302

	Decrease	Note payable-stockholder	853,000

	Decrease	Accrued liabilities	1,350,851

	Decrease	Cash	(5,814,251)

	Decrease	Deferred acquisition costs	(2,141,902)

Note 5	Represents deferred taxes liability associated with allocating purchase price to the fair value of assets acquired in the asset acquisition transaction.

	Increase	Oil and Gas properties	$40,848,000

	Increase	Deferred Tax Liability	(40,848,000)

Note 6	Represents the cash payment of liability associated with payment of common stock redemption liability

	Decrease	Common stock subject to redemption	$14,018,562

	Decrease	Cash	(14,018,562)

Income Statement pro forma notes:

Note A	To provide for compensation expense of Platinum’s officers and salary increases of TEC officers for services from the period commencing January 1, 2007.

	Expense	General and Administrative Expense - officers salary and expense	$417,750

Note B
To eliminate interest income earned on IPO proceeds which would have been applied to the asset acquisition as of January 1, 2007, and to eliminate interest expense on long-term indebtedness paid off with the proceeds.

	Expense	Interest Income	$2,238,512

	Income	Interest Expense	$(2,694,987)

Note C	To provide for contractually obligated anticipated stock compensation expense.

	Expense	Stock based compensation	$2,725,000

Note D	To increase depletion allowance related to the allocation of purchase price to the fair value of oil and gas properties acquired.

	Expense	Depletion expense	$3,224,875

Note E	To reflect the reduction in income tax expense associated with the effect on pro forma income of Notes A-D.

	Income	Income Tax Expense	$(1,426,000)

Note F	To reverse historical tax benefit of TEC.

	Expense	Income Tax Benefit - current	$(118,000)

PLATINUM ENERGY RESOURCES, INC./TANDEM ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS, Continued SEPTEMBER 30, 2007

Note G

Determination of additional shares that would have been required to be issued and the resulting pro forma common shares outstanding:

		Basic	Diluted
Shares of Platinum common stock issuable to TEC in consideration of Purchase Price of $60,000,000. Shares valued at per share trust account was $7.78 at September 30, 2007		7,712,082	7,712,082

Shares of Platinum common stock issuable as stock compensation to Lance Duncan, earned in the period from January 1, 2007 through September 30, 2007. Shares valued at $7.00 per share.		357,143	357,143

Shares of Platinum common stock restored to stockholders’ equity on the basis of 1,802,205 converted into pro rata share of trust account		1,076,355	1,076,355

Note G Pro forma adjustment assuming actual conversion	G	9,145,580	9,145,580

Shares of Platinum common stock outstanding attributable to common stockholders, beginning of period		15,121,440	15,121,440

Dilutive common shares issuable determined by application of the treasury stock method with respect to common stock purchase warrants outstanding		—	2,826,941

Weighted average common shares outstanding, assuming actual conversion		24,267,020	27,093,961

BUSINESS

Platinum is an independent oil and gas exploration and production company. We have approximately 37,000 acres under lease in relatively long-lived fields with well-established production histories, 21,000 of which were acquired as part of the TEC acquisition described below. Our properties are concentrated primarily in the Gulf Coast region in Texas, the Permian Basin in Texas and New Mexico and the Fort Worth Basin in Texas.

Our primary business strategy is to provide long-term growth in stockholder value by drilling, developing and exploiting our oil and gas properties. We are currently engaged in an active drilling and workover programs in order to achieve this goal. Through a number of identifiable synergies, we believe that we are in a unique position to exploit our inventory of identified prospects more effectively and efficiently than many other small independent oil and gas exploration and production companies.

In addition to our exploitation strategy, we are continually evaluating potential low risk strategic acquisitions that we believe will complement our business plan. We believe there exists significant opportunities to exploit mature fields that may have substantial remaining reserves. As the major and large independent oil and gas companies continue to focus on more costly and risky international and offshore prospects, the smaller independents have a tremendous opportunity to take advantage of the significant reserves left behind. For a discussion of recent acquisitions, see Growth Strategy on page 52.

Our strategy also calls for the use of hedge financing to maximize profit and reduce risk resulting from volatile energy markets. We believe that there is a gap in value between oil and gas reserves and the price of energy commodities and that profit can be captured by buying oil and gas companies or reserves, and selling the underlying oil and gas commodity.

History of Platinum

Platinum was organized as a corporation under the laws of the State of Delaware on April 25, 2005. At that time, we were a blank check company formed with the purpose of effecting a business combination with an unidentified operating business in the global oil and gas E&P industry. Prior to the TEC acquisition, we did not have any operations, other than conducting an initial public offering and seeking a business combination. From and after the consummation of the TEC acquisition on October 26, 2007, our operations have consisted of the acquired operations of TEC and the identification, acquisition and operation of other oil and gas properties and related businesses. See “Business - Growth Strategy” for a description of our recent acquisitions.

On October 28, 2005, we consummated an IPO of our equity securities, from which we received net proceeds of approximately $106,472,000. Of the net proceeds of the IPO, $105,408,000 were placed in a trust account. Under the terms of the IPO, we were required to complete a business combination in the E&P industry by October 28, 2007, or we would have been required to liquidate and return to our public shareholders a pro rata portion of the trust account into which the IPO proceeds were placed. The Platinum common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and one warrant to purchase one share of common stock) sold in the IPO are quoted on the OTCBB under the symbols PGRI for the common stock, PGRIW for the warrants and PGRIU for the units.

On October 4, 2006, Platinum, its wholly-owned subsidiary, New TEC (formerly PER Acquisition Corp.), and TEC entered into the Acquisition Agreement pursuant to which Platinum would acquire all of the assets and assume substantially all of the liabilities of TEC, including approximately $42 million of TEC’s debt, in exchange for the issuance of approximately 8 million shares of Platinum common stock. The TEC assets consisted primarily of leases covering approximately 21,000 acres in relatively long-lived oil fields with well-established production histories in the Gulf Coast region in Texas, the Permian Basin in Texas and New Mexico, and the Fort Worth Basin in Texas.

On October 26, 2007, Platinum consummated the TEC acquisition pursuant to the Acquisition Agreement. At the closing, through New TEC, we acquired all of the assets and assumed substantially all of the liabilities of TEC, including approximately $41.7 million of TEC’s debt, in exchange for the issuance of 7,692,308 shares of Platinum common stock. In addition, at the closing, Mark Nordlicht resigned as Chairman of the Board and as director and Tim G. Culp, formerly President and CEO of TEC, became our Chairman of the Board and a director on our board.

At the closing of the acquisition, the net proceeds of the IPO that were placed in the trust account, including the interest thereon, were released to Platinum and we used these funds to (i) retire approximately $41.7 million in indebtedness of TEC assumed in connection with the TEC acquisition, (ii) make payments in the aggregate amount of $14,057,199 to Platinum stockholders owning 1,802,205 shares of common stock who voted against the acquisition and exercised their rights to convert their shares into a pro rata portion of the trust account and (iii) pay the finder’s fee of $3.0 million to Mr. Lance Duncan, as well as other transaction-related expenses. Subsequent to the closing, Platinum repurchased 1,997,913 shares of Platinum common stock for a total purchase price of $15,601,679 (excluding commissions) pursuant to its previously announced share repurchase program and has utilized an additional approximately $20,750,000 for certain acquisitions (See “Growth Strategy” on page 52). Our remaining funds will be used for, among other things, future acquisitions, working capital, capital expenditures associated with our assets and further repurchases of shares of Platinum common stock.

We used the balance of the net proceeds of the IPO, not held in trust, or $1,064,000, to pay the expenses incurred in our pursuit of a business combination.

TEC will be dissolved by a merger with and into Tandem (TEC’s sole shareholder). Tandem will be the surviving corporation in the merger and, as such, will receive the assets of TEC, consisting of the 7,692,308 shares of Platinum common stock received in the acquisition. Pursuant to this prospectus, Tandem is distributing the 7,692,308 shares of Platinum common stock (its assets) to the Tandem shareholders in accordance with Nevada laws of corporate dissolution.

Business Strategy

Our primary business strategy is to provide long-term growth in stockholder value by drilling, developing and exploiting our acquired oil and gas properties. We are currently engaged in an active drilling and workover program in order to achieve this goal. Additionally, we have and will continue to identify strategic acquisitions that fit our current business model, which is directed toward the development of long lived reserves.

Through a number of identifiable synergies, we believe that we are in a unique position to exploit our inventory of identified prospects more effectively and efficiently than many other small independents.

•	Most of the value or our oil and gas leases is associated with properties that we operate. Having operations is key to our ability to execute a flexible business plan.

•	We have approximately 37,000 acres currently under lease. The vast majority of this acreage is held by production. As a result, these leases will remain in force until production ceases.

•	Our properties should afford us with numerous, as yet untapped, drilling opportunities such as infill drilling locations on most of our properties.

•
One of the major concerns in companies of our size is the availability of drilling rigs in the continental United States. To mitigate that concern, we own two drilling rigs capable of drilling in all of our operating areas, except for the Tomball Field in southeast Texas. We also own, as of December 2007, a well servicing company, Red Iron Tool, Inc., which operates three well servicing rigs. We can use these rigs to service our oil and gas properties, or we can lease the rigs to third party operators at competitive rates, thereby providing an additional source of cash flow for us.

•
In addition to the drilling opportunities, there appears to be significant upside in upgrading two existing fields currently under waterflood, by providing additional infrastructure and higher water injection capabilities.

•
Our properties are located primarily in Texas and southeast New Mexico and are not confined to one geographic area. Therefore, catastrophic weather conditions in one area, such as the 2005 hurricanes along the Gulf Coast, should not cause significant changes to our overall operating or financial condition.

•	We have assembled a talented team of technical and operationally adept professionals who are capable of executing our business plan.

Growth Strategy

In addition to our exploitation strategy, we are continually evaluating potential low risk strategic acquisitions that we believe will complement our business plan. We believe there exists significant opportunities to exploit mature fields that may have substantial remaining reserves. As the major, large independent oil and gas companies continue to focus on more costly and risky international and offshore prospects, the smaller independents have an opportunity to take advantage of the significant reserves left behind.

Recent Acquisitions

The following acquisitions made in 2007 will impact our growth strategy during 2008:

• In November 2007, we acquired a 12% working interest in the North Minnie Bock Field, a producing field in Nueces County, Texas for approximately $1 million.

• In December 2007, we acquired a 50% working interest in the La Rosa field for approximately $5 million. The La Rosa Field is a non-producing field of approximately 3,800 acres in Refugio County, Texas. The field contains previously drilled and abandoned wells. We believe, based on our due diligence, that the La Rosa field can yield substantial production through recompletions and new drilling.

• In December 2007, we acquired out of bankruptcy court oil and gas properties, including approximately 200 producing wells, located in Chavez, Lea and Eddy counties, New Mexico previously owned by Lothian Oil, Inc. for $6.2 million. These assets include over one million boe of proved reserves. Approximately 55% of the reserves are proved developed. On the closing date, the production was approximately 140 boe per day, and one of the primary fields is adjacent to our Ballard Field in Eddy County.

• In December 2007 we acquired an additional 50% working interest in the Barnett Shale acreage within our Ball Field for approximately $920,000. This acquisition increased our net acreage position by 2,300 net acres and gave us a 100% working interest in the Barnett Shale. We plan to begin a horizontal development program in the Barnett Shale during 2008, which may include a 3-D seismic program.

• In December 2007, as part of a strategic attempt to secure readily available well servicing equipment, we purchased, for approximately $2.2 million, the outstanding stock of Red Iron Tool, Inc.(Red Iron). As a result, Red Iron is now a wholly owned subsidiary of Platinum. Red Iron owns three pulling units and other service equipment near our Ira field in Scurry County, Texas. One of its rigs has been continuously servicing that field for the last six months. The other two have been used by other operators. Additionally, the former president of Red Iron, who has vast experience in operations, drilling and well servicing in that area, will assist us in providing valuable oversight of the Ira Field. We may continue to contract the rigs to third party operators when not in use on our properties.

• In January 2008, we acquired a 70% working interest in the Pleasanton field for approximately $5 million. The Pleasanton Field is a non-producing field of approximately 4,200 acres in Atascosa County, Texas. The field contains previously drilled and abandoned wells. We believe, based on our due diligence, that the Pleasanton field can yield substantial production through recompletions and new drilling.

• We are currently in final negotiations to acquire Maverick Engineering, Inc. (“Maverick”) for $11 million, with $6 million paid at closing and the remaining $5 million to be paid over the next 6 years, the timing of which is contingent upon performance. Established in 1993, Maverick has grown into a full-service engineering service company with 270 employees including a staff of 70 engineers, consultants, surveyors, scientists and planners. Maverick is a leading provider of project management, engineering, procurement, and construction management services to both the public and private sectors. Maverick is based in South Texas with offices in Corpus Christi, Victoria, Harlingen and Houston. Upon consumation of an agreement to acquire Maverick, we intend to move our corporate headquarters to Maverick’s Houston office. Maverick’s organization is divided into four operational units: Oil & Gas, Industrial, Infrastructure and Surveying. Maverick offers cost effective solutions to a wide range of engineering challenges, providing industrial, commercial and public sector clients with responsive, practical and economical strategies for completing projects on time and on budget. Services include consulting, project management, engineering, procurement, and construction management. Upon consummation of the transaction, Robert Kovar, the founder and CEO of Maverick, will join Platinum as Chief Operating Officer. Mr. Kovar’s responsibilities will include oversight of all operations, including engineering, drilling, and production. Mr. Kovar has extensive experience in managing drilling and development programs, midstream operations, compression, gas storage and optimization of mature fields. He has over 20 years of experience, including field management positions with the former Mobil Oil Corporation and running oil field services and engineering companies. There is no assurance that we will reach an agreement to acquire Maverick, or that if an agreement is reached, it will result in a consummation of a transaction on the terms described.

Hedging Strategy

We believe that there is a gap in value between oil and gas reserves and the price of energy commodities and that profit can be captured by buying oil and gas companies or reserves, and selling the underlying oil and gas commodity. Following our consummation of the acquisition of the TEC assets, including its oil and gas reserves, our board of directors authorized our chief executive officer to enter into hedging transactions in an attempt to capitalize on that gap. We believe that by using this strategy, we may be able to preserve profits and reduce risk. Specifically, we intend to hedge a significant portion of our proved reserves utilizing a mixture of calls, puts, forward contracts and other derivative instruments, in an attempt to lock in profits based on the existing gap between spot prices of oil and gas and the prices of various futures contracts. In December 2007 and January 2008, the company purchased put options on the New York Mercantile Exchange (NYMEX) on a total of 410,000 barrels of crude oil in 2010 and 2011 at an average price of $80 per barrel. This is in addition to a $71 swap on 120,000 barrels in 2009 and a ceiling price of $67 on 150,000 barrels in 2008 which were previously executed.

Hedging is a strategy that can help a company to mitigate the volatility of oil and gas prices by limiting its losses if oil and gas prices decline; however, this strategy may also limit the potential gains that a company could realize if oil and gas prices increase. While we believe that engaging in such hedging transactions can be a successful strategy and is in the best interests of Platinum, we may be prevented from realizing the benefits of price increases above the levels of the hedges. Additionally, the larger the volume of production, the more effective a hedging strategy typically can be. While TEC has had a stable production history, our current and future production levels may not be sufficient to be able to employ a meaningful hedging strategy.

This strategy of hedging to lock in profits is a departure from the hedging methods used by TEC in the past, prior to our acquisition of the TEC assets. TEC had engaged in hedging transactions at the request of its lenders. TEC specifically entered into a number of “costless collars” which were used to attempt to protect Tandem and its creditors from exposure to lower oil and gas prices. In conjunction with those hedging transactions, TEC periodically incurred settlement losses associated with the ceiling component of such hedges when gas prices spiked in late 2005 and oil prices spiked in mid 2006. For the year ended December 31, 2006, Tandem reported a $3.3 million net gain on derivatives by TEC, consisting of a $3.5 million gain related to changes in mark-to-market valuations and a $0.2 million cash charge for settled contracts. For the year ended December 31, 2005, the net loss on derivatives was $5.2 million, consisting of a $4.7 million non-cash charge related to changes in mark-to-market valuations and a $0.5 million cash charge for settled contracts.

Drilling, Exploration and Production Activities

Our exploration efforts are focused on discovering new reserves by drilling and completing wells under our existing leases (that is, those we acquired in the TEC acquisition and thereafter), as well as leases we may acquire in the future. The investment associated with drilling a well and future development of our leasehold acreage depends principally upon whether any problems are encountered in drilling the wells, whether the wells, in the case of gas wells, can be timely connected to existing infrastructure or will require additional investment in infrastructure, and, if applicable, the amount of water encountered in the wells.

Title to Properties

We believe that the title to our leasehold properties is good and defensible in accordance with standards generally acceptable in the oil and gas industry, subject to exceptions that are not so material as to detract substantially from the use of the properties. Our leasehold properties are subject to royalty, overriding royalty and other outstanding interests customary in the industry. The properties may be subject to burdens such as liens incident to operating agreements and taxes, development obligations under oil and gas leases, and other encumbrances, easements and restrictions. We do not believe any of these burdens will materially interfere with our use of these properties.

As is customary in the oil and gas industry, only a preliminary title examination is conducted at the time properties believed to be suitable for drilling operations are acquired. We rely upon oil and gas landmen to conduct the title examination. We intend to perform necessary curative work with respect to any significant defects in title prior to proceeding with drilling operations.

Competition

The oil and natural gas business is highly competitive. We compete with private and public companies in all facets of the oil and gas business, including suppliers of energy and fuel to industrial, commercial and individual customers. Numerous independent oil and gas companies, oil and gas syndicates and major oil and gas companies actively seek out and bid for oil and gas prospects and properties as well as for the services of third-party providers, such as drilling companies, upon which we rely. Many of these companies not only explore for, produce and market oil and gas, but also carry out refining operations and market the resultant products on a worldwide basis. A substantial number of our competitors have longer operating histories and substantially greater financial and personnel resources than us.

Competitive conditions may be substantially affected by various forms of energy legislation and regulation considered from time to time by the government of the United States and the states in which we have operations, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources. Intense competition occurs with respect to marketing, particularly of natural gas.

Regulatory Matters

General. The availability of a ready market for oil and gas production depends upon numerous factors beyond our control. These factors include local, state, federal and international regulation of oil and gas production and transportation, as well as regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the amount of oil and gas available for sale, the availability of adequate pipeline and other transportation and processing facilities, and the marketing of competitive fuels. For example, in the case of gas wells, a productive well may be “shut-in” because of an over-supply of gas or lack of an available pipeline in the areas in which we may conduct operations. State and federal regulations are generally intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir, and control contamination of the environment. Pipelines and gas plants are also subject to the jurisdiction of various federal, state and local agencies that may affect the rates at which they are able to process or transport gas from our properties.

Applicable legislation is under constant review for amendment or expansion. These efforts frequently result in an increase in the regulatory burden on companies in the oil and gas industry and a consequent increase in the cost of doing business and decrease in profitability. Numerous federal and state departments and agencies issue rules and regulations imposing additional burdens on the oil and gas industry that are often costly to comply with and carry substantial penalties for non-compliance. Our production operations may be affected by changing tax and other laws relating to the petroleum industry, constantly changing administrative regulations and possible interruptions or termination by government authorities.

Sales of Oil and Natural Gas. Sales of any oil that we produce will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of oil by pipelines are regulated by the Federal Energy Regulatory Commission (“FERC”) under the Interstate Commerce Act. FERC has implemented a simplified and generally applicable ratemaking methodology for interstate oil pipelines to fulfill the requirements of Title VIII of the Energy Policy Act of 1992 comprised of an indexing system to establish ceilings on interstate oil pipeline rates. FERC has announced several important transportation-related policy statements and rule changes, including a statement of policy and final rule issued February 25, 2000, concerning alternatives to its traditional cost-of-serve rate-making methodology to establish the rates interstate pipelines may charge for their services. The final rule revises FERC’s pricing policy and current regulatory framework to improve the efficiency of the market and further enhance competition in natural gas markets.

Sales of any natural gas that we produce will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of gas by pipelines are regulated by FERC under the Natural Gas Acts, as well as under Section 311 of the Natural Gas Policy Act. Since 1985, the FERC has implemented regulations intended to increase competition within the gas industry by making gas transportation more accessible to gas buyers and sellers on an open-access, non-discriminatory basis.

Pipelines. Pipelines that we use to gather and transport our oil and gas are subject to regulation by the Department of Transportation (“DOT”) under the Hazardous Liquids Pipeline Safety Act of 1979, as amended (“HLPSA”), relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The HLPSA requires pipeline operators to comply with regulations issued pursuant to HLPSA designed to permit access to and allowing copying of records and to make certain reports and provide information as required by the Secretary of Transportation.

State Restrictions. State regulatory authorities have established rules and regulations requiring permits for drilling operations, drilling bonds and reports concerning operations. Many states have statutes and regulations governing various environmental and conservation matters, including the unitization or pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells, and restricting production to the market demand for oil and gas. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from our properties.

Most states impose a production or severance tax with respect to the production and sale of crude oil, natural gas and natural gas liquids within their respective jurisdictions. State production taxes are generally applied as a percentage of production or sales. In addition, in the event we conduct operations on federal or state oil and gas leases, such operations must comply with numerous regulatory restrictions, including various nondiscrimination statutes, royalty and related valuation requirements, and certain of such operations must be conducted pursuant to certain on-site security regulations and other appropriate permits issued by the Bureau of Land Management or the Minerals Management Service or other appropriate federal or state agencies.

Other. Oil and gas rights may be held by individuals and corporations, and, in certain circumstances, by governments having jurisdiction over the area in which such rights are located. As a general rule, parties holding such rights grant licenses or leases to third parties, such as us, to facilitate the exploration and development of these rights. The terms of the licenses and leases are generally established to require timely development. Notwithstanding the ownership of oil and gas rights, the government of the jurisdiction in which the rights are located generally retains authority over the manner of development of those rights.

Environmental Matters

General. Our activities are subject to local, state and federal laws and regulations governing environmental quality and pollution control in the United States. The exploration, drilling and production from wells, natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing natural gas and other products, are subject to stringent environmental regulation by state and federal authorities, including the Environmental Protection Agency (“EPA”). Such regulation can increase our cost of planning, designing, installing and operating such facilities.

Significant fines and penalties may be imposed for the failure to comply with environmental laws and regulations. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, such as oil and gas related products.

Waste Disposal. We may generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes. The EPA has limited the disposal options for certain wastes that are designated as hazardous under RCRA (“Hazardous Wastes”). Furthermore, it is possible that certain wastes generated by our oil and gas operations that are currently exempt from treatment as Hazardous Wastes may in the future be designated as Hazardous Wastes, and therefore be subject to more rigorous and costly operating and disposal requirements.

CERCLA. The federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund” law, generally imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances (“ Hazardous Substances”). These classes of persons or so-called potentially responsible parties include the current and certain past owners and operators of a facility where there is or has been a release or threat of release of a Hazardous Substance and persons who disposed of or arranged for the disposal of the Hazardous Substances found at such a facility. CERCLA also authorizes the EPA and, in some cases, third parties to take action in response to threats to the public health or the environment and to seek to recover from the potentially responsible parties the costs of such action. Although CERCLA generally exempts petroleum from the definition of Hazardous Substances, we may have generated and may generate wastes that fall within CERCLA’s definition of Hazardous Substances.

Air Emissions. Our operations may be subject to local, state and federal regulations for the control of emissions of air pollution. Major sources of air pollutants are subject to more stringent, federally imposed permitting requirements, including additional permits. Producing wells may generate volatile organic compounds and nitrogen oxides. If ozone problems are not resolved by the deadlines imposed by the federal Clean Air Act, or on schedule to meet the standards, even more restrictive requirements may be imposed, including financial penalties based upon the quantity of ozone producing emissions. If we fail to comply strictly with applicable air pollution regulations or permits, we may be subject to monetary fines and be required to correct any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction, modification or operation of certain air emission sources.

We believe that we are in substantial compliance with current applicable environmental laws and regulations and that, absent the occurrence of an extraordinary event, compliance with existing local, state, federal and international laws, rules and regulations governing the release of materials in the environment or otherwise relating to the protection of the environment will not have a material effect upon our business, financial condition or results of operations.

Employees and Consultants

We have approximately 50 employees, including Barry Kostiner, our Chief Executive Officer, and Tim G. Culp, our Chairman of the Board, William Glass, our President, James H. Dorman, our Executive Vice Resident, Jim L. Troxel, our Executive Vice President and the following officers of our wholly-owned subsidiary, New TEC: Michael G. Cunningham, Senior Vice President and Chief Financial Officer, Todd M. Yocham, Senior Vice President, Engineering, and Toben Scott, Vice President, Operations. We also utilize the services of several consultants who provide, among other things, technical support and accounting services.

Legal Proceedings

On January 16th, 2008, Exxon Mobil Corporation filed a petition in the 270th District Court of Harris County, Texas, naming us as a defendant along with TEC and a third party, Merenco Realty, Inc., demanding environmental remediation of certain properties in Tomball, Texas. In 1996, pursuant to an assignment agreement, Exxon Mobil sold certain oil and gas leasehold interests and real estate interests in Tomball, Texas to TEC’s predecessor in interest, Merit Energy Corporation. In 1999, TEC assigned its 50% undivided interest in one of the tracts in the acquired property to Merenco, an affiliate of TEC, owned 50% by our chairman of the board, Tim Culp. In October 2007, the Texas Railroad Commission notified Exxon Mobil of an environmental site assessment alleging soil and groundwater contamination for a site in the area of Tomball, Texas. Exxon Mobil believes that the site is one which was sold to TEC and claims that TEC is obligated to remediate the site under the assignment agreement. Exxon Mobil has requested that the court declare the defendants obligated to restore and remediate the properties and has requested any actual damages arising from breach and attorneys’ fees. We believe that Exxon Mobil’s claim that TEC is responsible for any remediation of such site is without merit and we intend to vigorously defend ourselves against this claim. However, no assurance can be given that we will prevail in this matter. We acquired substantially all the assets and liabilities of TEC in the TEC acquisition. Merenco was not acquired by us in the TEC acquisition and our chairman, Tim Culp, continues to have a 50% ownership interest in Merenco.

On December 12, 2007, we received a subpoena from the SEC in the Matter of Axium Technologies, Inc. We have provided the requested documentation to the SEC and believe that we have fully complied with the subpoena. We do not recognize the name Axium Technologies, Inc. and while we do not believe that we, or any of our officers or directors, are the subject or target of the SEC's investigation, no assurances can be given to that effect.

DESCRIPTION OF PROPERTIES

The properties in which we have an interest consist of: our principal executive offices; the principal executive office of our wholly-owned subsidiary, New TEC, through which our business operations are presently conducted; and our oil and gas properties on which we conduct, through New TEC, our exploration, development and production activities.

Principal Executive Offices

Platinum’s principal executive offices are located at 25 Philips Parkway, Montvale, New Jersey 07645. We rent this space for $825 per month. New TEC’s principal executive offices are located at 200 N. Loraine, Suite 500, Midland, Texas. We rent this office space for approximately $7,017 per month. We believe those offices will be adequate to support our operations for the foreseeable future. Following consummation of our acquisition of Maverick, we intend to move our corporate headquarters to Maverick’s Houston office.

Current Oil and Gas Activities

Tomball Field. We own an interest in, and are operator of, oil and natural gas properties in the Tomball Field, which is located in Harris County, Texas, and is approximately 30 miles northwest of Houston, Texas. The Tomball Field contains multiple productive formations ranging in depth from 1,000 to 9,000 feet, including the Yegua, Cockfield, and Wilcox. Current operations consist of 18 producing wells and 6 water disposal wells. At December 31, 2007, we held 7,000 acres and had an inventory of 3 proved undeveloped locations in the Tomball Field. We own a 100% working interest and net revenue interests ranging from 84.5% to 87.5%. TEC began operating the Tomball field in 1996, but it has been producing continuously since 1930. The daily net production from the field for the nine months ended September 30, 2007 averaged 221 Bbls of oil and 742 Mcf of gas per day. The field is also producing approximately 19,000 Bbls of water per day.

Ira Field. We own an interest in, and are operator of, an oil production unit in the Ira Field, which is located in Scurry County, Texas, and is approximately 75 miles northeast of Midland, Texas. The Ira Field production is from the San Andres formation at approximately 1,800 feet. Current operations consist of 150 producing wells and 75 water injection wells. At December 31, 2007, we held 3,600 acres and had an inventory of 76 proved undeveloped locations in the Ira Field. We own an 88% working interest and 72% net revenue interest. TEC, through it predecessor in interest, began operating the IRA Field in 2004, but it has been producing continuously since 1955. The daily net production from the field for the nine months ended September 30, 2007 averaged 126 Bbls of oil per day. The field is also producing approximately 3,000 Bbls of water per day.

Ball Field. We own an interest in, and are operator of, oil and natural gas properties in the Ball Field, which is located in Palo Pinto County, Texas, and is approximately 75 miles west of Fort Worth, Texas. The Ball Field contains multiple productive formations ranging in depth from 3,000 to 3,800 feet, including the Big Saline, Duffer, and Barnett Shale. Current operations consist of 17 producing wells and 1 water disposal well. At December 31, 2007, we held 4,900 acres and had an inventory of 29 proved undeveloped locations in the Ball Field. We own working interests ranging from 50% to 100%, and net revenue interests ranging from 40.3% to 87.5%. TEC began operating the Ball Field in 1993, but it has been producing continuously since 1930. The daily net production from the field for the nine months ended September 30, 2007 averaged 1 Bbls of oil and 520 Mcf of gas per day. The field is also producing approximately 450 Bbls of water per day. On December 28, 2007 we acquired an additional 50% working interest in the Barnett Shale acreage for approximately $920,000. This acquisition increased our net acreage position by 2,300 net acres and gave us a 100% working interest in the Barnett. We plan to begin a horizontal development program in the Barnett Shale during 2008, which may include a 3-D seismic program.

Ballard Field. We own an interest in, and are operator of, an oil production unit in the Ballard Field, which is located in Eddy County, New Mexico, and is approximately 150 miles northwest of Midland, Texas. The Ballard Field contains multiple productive formations ranging in depth from 2,000 to 3,000 feet, including the Yates, Grayburg, and San Andres. Current operations consist of 40 producing wells and 26 water injection wells. At December 31, 2007, we held 3,000 acres and had an inventory of 36 proved undeveloped locations in the Ballard Field. We own an 86% working interest and 78.7% net revenue interest. TEC, through its predecessor in interest, began operating the Ballard Field in 2004, but it has been producing continuously since 1965. The daily net production from the field for the nine months ended September 30, 2007 averaged 80 Bbls of oil per day. The field is also producing approximately 1,300 Bbls of water per day.

USM Field. We own an interest in, and are operator of, oil and natural gas properties in the USM Field, which is located in Pecos County, Texas, and is approximately 120 miles southwest of Midland, Texas. The USM Field production is from the Yates and Queen formations at approximately 3,200 feet. Current operations consist of 50 producing wells and 4 water disposal wells. At December 31, 2007, we held 3,000 acres and had an inventory of 54 proved development locations in the USM Field. We own working interests ranging from 90% to 100%, and net revenue interests ranging from 79.3% to 89.6%. TEC, through its predecessor in interest, began operating the USM Field in 2004, but it has been producing continuously since 1985. The daily net production from the field for the nine months ended September 30, 2007 averaged 39 Bbls of oil and 76 Mcf per day. The field is also producing approximately 300 Bbls of water per day.

Choate Field. We own an interest in, and are operator of, oil and natural gas properties in the Choate Field, which is located in Hardin County, Texas, and is approximately 35 miles northwest of Beaumont, Texas. The Choate Field production is from sand lenses flanking a salt dome ranging in depth from 1,000 to 2,500 feet. Current operations consist of 14 producing wells. At December 31, 2007, we held 50 acres and had an inventory of 9 proved undeveloped locations in the Choate Field. We own a 75% working interest and 57% net revenue interest. TEC, through its predecessor in interest, began operating the Choate Field in 2004, but it has been producing continuously since 1960. The daily net production from the field for the nine months ended September 30, 2007 averaged 43 Bbls of oil per day. The field is also producing approximately 100 Bbls of water per day.

Lothian Properties. In December 2007 we purchased, for $6.2 million plus customary closing adjustments, approximately 200 producing wells from Lothian Oil and Gas, Inc. The Lothian assets acquired consist of oil and gas properties located in Chavez, Lea and Eddy counties, New Mexico and are adjacent to or near our Ballard Field. On the closing date of that acquisition, the net production was approximately 140 boe per day.

Other. We own numerous small mineral, royalty and non-operated working interests in various oil and natural gas properties located in Texas, New Mexico, Louisiana, Montana, and North Dakota.

Below is a map indicating the locations of our significant properties in Texas and New Mexico.

Drilling Results

TEC drilled or participated in the following numbers of wells during the periods indicated. No exploratory wells were drilled during the presented periods.

	Year Ended December 31,
	2006		2005		2004
	Gross	Net	Gross	Net	Gross	Net
	(Excludes Wells in Progress at the End of any Period)
Development Wells:
Oil	7	4.9	13	9.4	---	---
Gas	4	3.3	5	3.0	2	1.0
Dry	2	2.0	2	2.0	---	---
Total	13	10.2	20	14.4	2	1.0

The information contained in the foregoing table should not be considered indicative of our future drilling performance, nor should it be assumed that there is any necessary correlation between the number of productive wells drilled and the amount of oil and gas that may ultimately be recovered by us.

Red Iron Tool, Inc.

In December 2007, as part of a strategic attempt to secure readily available well servicing equipment, we purchased, for approximately $2.2 million, the outstanding stock of Red Iron Tool, Inc.(Red Iron). As a result, Red Iron is now a wholly owned subsidiary of Platinum. Red Iron owns three pulling units and other service equipment near our Ira field in Scurry County, Texas. One of its rigs has been continuously servicing that field for the last six months. The other two have been used by other operators. Additionally, the former president of Red Iron, who is experienced in operations, drilling and well servicing in that area, will assist us in providing valuable oversight of the Ira Field. We may continue to contract the rigs to third party operators when not in use on our properties.

Reserve Report Summary

Prior to our acquisition, Tandem had engaged Williamson Petroleum Consultants, Inc. (“WPC”), as its independent petroleum engineers. WPC performed an engineering evaluation to estimate proved reserves and future net revenues from TEC’s oil and gas properties and issued their report thereon as of December 31, 2006. Certain information utilized in the preparation of this report with respect to interests, reversionary status, oil and gas prices, gas contract terms, operating expenses, investments and current operating conditions, as applicable were provided by Tandem and TEC. All such data provided to WPC have been reviewed by WPC for reasonableness and, unless obvious errors were detected, have been accepted as correct. WPC did not provide any geological mapping, seismic interpretations or well log analysis in the course of their evaluation but relied upon data and analysis provided by previous evaluators. A summary of their report is as follows:

	Proved Developed Producing	Proved Developed Nonproducing	Proved Undeveloped	Total Proved

Crude oil (Bbl)	2,103,614	66,441	3,369,873	5,539,928
Natural gas (Mcf)	4,904,077	787,234	15,095,334	20,786,645
Bbl oil equivalent (Boe)	2,920,960	197,647	5,885,762	9,004,369
Undiscounted future net revenue (before CapEx)	$78,819,104	6,130,849	224,478,828	$309,428,781
Estimated future capital expenditures	25,000	255,000	40,872,625	41,152,625
Undiscounted future net revenue (net of CapEx)	$78,794,104	5,875,849	183,606,203	$268,276,156
Discounted future net revenue (net of CapEx)	$47,184,942	3,740,636	91,900,453	$142,826,031

As of December 31, 2006 and 2005, on an equivalent barrel basis, 65% of TEC’s proved reserves, for both years were classified as proved undeveloped.

A summary of the total proved reserves of TEC by major field is as follows:
	Proved Producing		Proved Non Producing		Proved Undeveloped		Total Proved Reserves
	Oil (bbls)	Gas (mcf)	Oil (bbls)	Gas (mcf)	Oil (bbls)	Gas (mcf)	Oil (bbls)	Gas (mcf)
Tomball	768,926	994,573	28,646	—	—	9,274,077	797,572	10,268,650
Ira	389,194	—	—	—	1,367,857	—	1,757,051	—
Ballard	525,426	114	—	—	708,309	—	1,233,735	114
USM	112,493	222,320	—	—	1,148,000	2,296,000	1,260,493	2,518,320
Ball	2,731	1,631,297	—	787,234	—	3,525,257	2,731	5,943,788
Choate	106,025	—	37,795	—	145,707	—	289,527	—
Other	198,819	2,055,773	—	—	—	—	198,819	2,055,773
Total	2,103,614	4,904,077	66,441	787,234	3,369,873	15,095,334	5,539,928	20,786,645

Areas of Opportunity

The following is a discussion of the specific areas of opportunity that were not identified in the Reserve Report dated as of December 31, 2006 that we believe are available but not addressed in the proved reserve report analysis:

•
The Ira Field has produced 20 million boe to date. We believe that there are approximately 105 million boe oil in place at such property. Using area and industry primary and secondary recovery standards for the Ira Field reservoir, we believe that approximately 28% of the property’s oil in place can be recovered. Only a small fraction of the Ira Field lease has been effectively waterflooded. Based on this recovery rate, if the total estimated capital cost of the re-instituted waterflood program is $12 million to $15 million, the finding and development cost would be under $1.75 per boe.

•	We believe that the Ball lease has significant Barnett Shale reserves, as well as shallow sands (behind pipe reserves) that have never been completed.

MANAGEMENT

Directors, Executive Officers and Other Key Personnel

The board of directors and executive officers of Platinum and New TEC are as follows:

Name	Age	Position
Tim Culp	49	Chairman of the Board and Director
Barry Kostiner	35	Chief Executive Officer, Secretary and Director
William C. Glass	35	President and Director
Richard Geyser	38	Vice President
James H. Dorman	73	Executive Vice President
Jim L. Troxel	53	Executive Vice President
Todd M. Yocham	47	Sr. Vice President, Engineering - New TEC
Michael G. Cunningham	51	Sr. Vice President and CFO - New TEC
Toben A. Scott	33	Vice President, Operations - New TEC

Tim G. Culp has been our Chairman of the Board and a director since October 26, 2007. Prior to this, Mr. Culp joined Tandem in June 2005 as President and Chief Executive Officer and, in connection with the acquisition, became Chairman of the Board and a director of Platinum, as well as President and Chief Executive Officer of New TEC. Mr. Culp was a co-founder, senior officer and principal stockholder of TEC and Shamrock Energy Corporation and its operating affiliate, Arrowhead Operating, Inc. Prior to forming TEC, Mr. Culp was a Vice President with Adobe Resources Corporation. During Mr. Culp’s tenure, Adobe, TEC and Shamrock acquired over $140 million in oil and gas properties. Mr. Culp has over twenty-five years of oil and gas industry experience with over twenty years of experience in property acquisitions and development. Prior to joining Adobe, Mr. Culp was a manager for the public accounting firm of KPMG Peat Marwick. Mr. Culp received his Bachelor of Business Administration degree in Accounting from Texas Tech University in 1981.

Barry Kostiner has been our Chief Executive Officer, secretary and a member of our board of directors since inception. Mr. Kostiner has been involved in energy trading and structuring since 1992. Mr. Kostiner has negotiated structured transactions and built trading desks in electricity, natural gas options and physical gas. Mr. Kostiner was formerly a manager and principal of KD Resources, LLC, a privately-owned Delaware limited liability company engaged in the oil and gas exploration and production industry, which Mr. Kostiner founded with James H. Dorman, our Executive Vice President. Mr. Kostiner was the manager of Braesridge Energy LLC, which invests in energy companies, including ours, from its inception on July 19, 2007 through February 14, 2008. From March 2003 through 2005, he was a principal of Ellipse Energy LLC, a consulting and private equity firm. From March 2001 to January 2003, he was a managing director at Allegheny Energy, an energy trading and generation asset management company. At Allegheny, as a managing director, he was responsible for the physical gas trading desk that controlled fuel supply and risk management for 2,800 MW of natural gas fired generation, with an acquisition value of over $2 billion. He also was involved in initiating the coal trading group, the E&P asset acquisition and European trading businesses. From January 1999 until March 2001, he was a vice president at Merrill Lynch in its energy trading group which was subsequently sold to Allegheny Energy. From October 1995 until January 1999, he was an associate at Goldman Sachs in its energy origination group. Mr. Kostiner was a founding employee involved in business development, strategy and management for the joint venture between Goldman Sachs and Constellation Energy. He received a BS in Electrical Engineering and MS in applied mathematics from MIT. His master’s thesis jointly supervised by Harvard’s Kennedy School of Government was on mathematics applied to deregulated electricity markets.

William C. Glass has been President and a member of our board of directors since inception. Mr. Glass has worked in the energy industry and energy financial derivatives markets since 1996. Mr. Glass has been an independent energy trader and consultant since December 2003. From July 2000 to December 2003, Mr. Glass was Vice president of Marubeni Energy Incorporated’s North American Natural gas division. He was responsible for all natural gas transactions, transportation, marketing, trading, and operations. From February 1997 to July 2000, Mr. Glass was a senior trader at Southern Company Energy marketing. His responsibilities included managing the financial gas daily desk as well as trading gulf coast, northeast, and mid west financial products. From October 1995 to February 1997, Mr. Glass worked at Enron as part of the risk management team. Mr. Glass holds a bachelor’s in Finance and Accounting from Texas A&M University.

Richard Geyser has been our Vice President since inception. Mr. Geyser has over 10 years of alternative investment-related experience. Since February 2004, Mr. Geyser has been a Managing Director of Platinum Partners Value Arbitrage Fund, a private investment partnership. From March 2003 to October 2003, he was a Director of Capital Introduction at Paravane Partners, a division of Leeb Brokerage Services. From February 2002 to February 2003, he co-founded two hedge funds: Voyager Partners (options volatility and equity statistical arbitrage) and Entropy Partners (equity statistical arbitrage). From 1996 through 2001, Mr. Geyser was a Senior VP at BlueStone Capital Corp during which time his clients financed dozens of publicly traded companies, including several energy-related companies. Mr. Geyser received an MBA with High Honors from Thunderbird, the American Graduate School of International Management and an A.B. cum laude from Harvard College.

James H. Dorman has been our Executive Vice President since inception. He brings with him 46 years of global experience in E&P. Since 2001, Mr. Dorman has been involved in various advisory projects. He has been a member of the Board of Directors for Transmeridian Exploration Inc., a public E&P company listed on the American Stock Exchange, for the past three years. Since May 2007, Mr. Dorman has been a manager and principal of KD Resources, LLC, a privately-owned Delaware limited liability company engaged in the oil and gas exploration and production industry, which Mr. Dorman founded with Barry Kostiner, our Chief Executive Officer and a director. From 1996 through 2001, Mr. Dorman formed a public Canadian exploration company, Doreal Energy, and with his partners developed successful exploration projects in England, Columbia and Portugal. From 1990 through 1995, Mr. Dorman advised Garnet Resources and American International Petroleum on the development of South American E&P assets, including the development of 1.5 mm acres in Columbia. From 1964 through 1989, Mr. Dorman held various positions at Tenneco. As Vice President of Exploration for the South America Division, Mr. Dorman had responsibility for 28 commercial discoveries, including the giant San Francisco - Balcon and Colombina oil fields, prior to Tenneco’s acquisition by Shell. Mr. Dorman began his career with Chevron in Louisiana in 1955. His diverse experience includes service as an Army Medic for the National Guard in Korea in 1951-2. Mr. Dorman has a BS with honors in Petroleum Geology from Mississippi State University and a MS in Geology from the University of Missouri.

Jim L. Troxel has been our Executive Vice President since inception. He has had diverse experience as a senior geologist. Mr. Troxel has held his current position of Vice President of Exploration at Thorp Petroleum Corporation, an oil and gas E&P company, since 1997. He has overseen the drilling of 49 wells, with production of 70 Bcf and 3 mm boe. Mr. Troxel was at Amerada Hess, a public oil and gas E&P company listed on the NYSE, from 1987 through 1996, where he held the role of senior geologist. He was responsible for discovering Hess’ largest field during this period, which produced 95 Bcf and 6 mm boe. While at Texas Oil and Gas, an oil and gas E&P company, from 1980 through 1987, Mr. Troxel was an area geologist that managed a team of geologists and geophysicists that directed the drilling of exploration prospects. For four years, he generated prospects for 4 rigs out of a 12 rig drilling program. Mr. Troxel received his BS in Geology from the University of Oklahoma.

Todd M. Yocham has been New TEC’s Sr. Vice President, Engineering since our acquisition of TEC. Prior to that, Mr. Yocham served in the same capacity for Tandem since joining Tandem in March 2005. He has been a registered professional engineer (P.E.) since 1992, and has been a member of the Society of Petroleum Engineers since 1998 and the Society of Petroleum Evaluation Engineers since 2005. He has served in exploration, drilling and production sectors. Prior to joining Tandem, he was a reservoir engineer with Fasken Oil and Ranch, Ltd. from 2001, for Pioneer Natural Resources from 1996, for V-F Petroleum, Inc. from 1992 and for Halliburton Company from 1984. Mr. Yocham earned a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1984.

Michael (Mickey) G. Cunningham has been New TEC’s Sr. Vice President and Chief Financial Officer since our acquisition of TEC. Prior to that, Mr. Cunningham served in the same capacity for Tandem since joining Tandem in May 2005. Mr. Cunningham has been a Certified Public Accountant since 1988 but, even prior to becoming a CPA, was involved in the oil and gas industry working as an accountant with Gulf Oil Corporation from 1980 in a wide variety of areas through a special management program developed by Gulf. From 1985 through 2005, Mr. Cunningham was Controller of Clayton Williams Energy, Inc. He has been a member of the AICPA and TSCPA since 1988.

Toben A. Scott has been New TEC’s Vice President, Operations since our acquisition of TEC. Prior to that, Mr. Scott served in the same capcity for Tandem since joining Tandem in May 2005. Prior to joining Tandem, Mr. Scott was employed by Fasken Oil and Ranch, Ltd. from 2004 as a drilling engineer involved daily drilling, workover, and completion activities. Previously, from 2002-2004, he was employed by Walsh Petroleum, Inc. as a petroleum engineer, responsible for production and workover operations in the Permian Basin of west Texas. From 1999 to 2002, he was employed as a drilling engineer by Phillips Petroleum Company in Midland, Texas where his responsibilities included the preparation and execution of drilling, completion, and workover operations in the Permian Basin. Mr. Scott has been a member of the American Association of Drilling Engineers since 2001, and he earned a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 2000.

Board Composition

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors (Class A), currently vacant, will expire at our first annual meeting of stockholders. The term of office of the second class of directors (Class B), consisting of William C. Glass, will expire at the second annual meeting. The term of office of the third class of directors (Class C), currently consisting of Tim G. Culp and Barry Kostiner, will expire at the third annual meeting. We currently have three vacancies on our board due to the resignations of Richard Sherry on November 3, 2006, Albert Helmig on May 11, 2007 and James E. Bashaw on May 16, 2007. At the consummation of the acquisition, Mr. Nordlicht resigned as chairman and a director and our Board appointed Mr. Culp as a Class C director to fill the vacancy in the class. Pursuant to the terms of the acquisition agreement, Platinum is required to appoint an individual recommended by Mr. Culp as a Class A director (which individual shall be “independent” within the meaning of the NASDAQ corporate governance rules), to fill the existing vacancy in that class. In addition, pursuant to the acquisition agreement, Platinum has agreed that, for so long as Mr. Culp owns at least one percent (1%) of the outstanding shares of Platinum, to the extent permitted by applicable law and corporate governance rules, it shall: (i) cause Mr. Culp to be nominated to the board as a Class C director and submitted for election by the shareholders of Platinum; and (ii) cause an individual recommended by Mr. Culp to be nominated to the board as a Class A director (which individual shall be “independent” within the meaning of the NASDAQ corporate governance rules) and submitted for election by the shareholders of Platinum.

None of our current directors is independent under the requirements of the Nasdaq corporate governance rules. Following the consummation of the acquisition, we began seeking candidates who would be considered “independent” under the Nasdaq corporate governance standards. We expect that these individuals, once identified and appointed to current vacancies on the board, will serve on the board committees that we will create, namely: audit committee, compensation committee and nominating and corporate governance committee.

Board Committees

Corporate Governance - Audit Committee

We do not have an audit committee of our Board of Directors, nor do we have an audit committee financial expert. Furthermore, our equity securities are not listed on an exchange or automated quotation system that requires its listed companies to appoint an audit committee. Prior to the TEC acquisition and, thereby, our commencement of business operations, we did not believe that the nature of our business was such that an audit committee or audit committee financial expert would be useful or necessary. Following the consummation of the acquisition, we began seeking candidates who would be considered “independent” under the Nasdaq corporate governance standards. These individuals, once identified and appointed to fill the current vacancies on our board, will comprise our audit committee.

Code of Ethics

We have adopted a Code of Conduct and Ethics that applies to our principal executive officer or principal financial officer, or persons performing similar functions, as well as to all our directors, officers and employees. Our Code of Conduct and Ethics is posted on our Internet website. Our Internet website is www.platenergy.com. We intend to post on our website any amendment to, or waiver from, any provision of our Code of Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting other or persons performing similar functions that relates to any element of our Code regarding: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely and understandable disclosure in our reports and other filings with the SEC or our public communications; (3) compliance with applicable governmental laws, rules and regulations; (4) prompt internal reporting of the violations of our code to an appropriate person identified in our code; and (5) accountability for adherence to our code.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee. As such, the entire board of directors performs the function of a compensation committee. The board of directors made the decision that our executive officers would not be compensated until the commencement of our operations following consummation of the TEC acquisition. Going forward, decisions regarding compensation of our officers and directors will be determined by the board until such time as a compensation committee is formed. Tim Culp (our Chairman of the Board), Barry Kostiner (our CEO and Secretary) and William C. Glass (our President) are executive officers and comprise our board of directors.

Compensation of Directors

William C. Glass is our only director who is not one of our “named executive officers.” Mr. Glass did not receive any compensation or fees in connection with his role as a member of our board of directors or as a member of any board committees in 2006 or 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of the named executive officers of our company should be read together with the compensation tables and related disclosures set forth below.

This compensation discussion and analysis explains our compensation philosophy, policies and practices with respect to our executive officers.

General. Our board of directors is responsible for establishing and administering policies governing the compensation of our executive officers. None of our current directors is independent under the requirements of the Nasdaq corporate governance rules. We are currently searching for candidates who would be considered “independent” under the Nasdaq corporate governance standards. We expect that these individuals, once identified and appointed to current vacancies on the board, will form a compensation committee at which point our policies with respect to executive compensation will be administered by our board in consultation with such compensation committee. We intend for our compensation policies to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, our compensation committee will be charged with recommending executive compensation packages to our board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of shareholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. The 2006 Long Term Incentive Plan reflects what we believes is a focus on performance- and equity-based compensation. Since we do not yet have a compensation committee, we have not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Overall, we seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to the unique characteristics and needs within the oil and gas industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our shareholders. We intend to be competitive with other similarly situated companies in the oil and gas industry.

The compensation decisions regarding our executives will be based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

It is anticipated that our executives’ compensation will have three primary components - salary, cash incentive bonus and stock-based awards. We will view the three components of executive compensation as related but distinct. Although our compensation committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since our compensation committee has not yet been formed, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by our compensation committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our compensation committee will be charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Compensation Components

Base Salary. Generally, working with the compensation committee, we anticipate setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses. We intend to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

Equity Awards. We will also use stock options and other stock-based awards to reward long-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. Equity awards will be granted through Platinum’s 2006 Long Term Incentive Plan described below.

Stock ownership guidelines have not been implemented by our board of directors for our named executive officers. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Other Compensation. We will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and will not discriminate in favor of executive officers. We may extend other perquisites to our executives that are not available to our employees generally.

Summary Compensation Table

The following table sets forth the aggregate compensation awarded to, earned by or paid to our chairman and our chief executive officer, who are collectively referred to as our named executive officers, in 2006 and 2007. Prior to our completion of the TEC acquisition on October 26, 2007, none of our executive officers received any compensation.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Tim Culp,	2007	$177,700	(2)	$0	$0	$0	--	--	$0	$177,700
Chairman of the Board (1)	2006	$156,000		$5,000	$0	$0	--	--	$0	$161,000

Barry Kostiner,	2007	$30,000		$10,000	$0	$0	--	--	$0	$40,000
Chief Executive Officer and Secretary (3)	2006	$0		$0	$0	$0	--	--	$0	$0

(1)	From January 1, 2006 until the completion of the TEC acquisition on October 26, 2007, Mr. Culp received compensation from TEC as an officer of TEC.

(2)	Of this total, $136,036 was earned prior to the completion of the TEC acquisition and $41,664 was earned after completion.

(3)	Mr. Kostiner did not receive any compensation from Platinum until the completion of the TEC acquisition on October 26, 2007.

Equity Awards

No options, restricted stock or other awards under our 2006 Long Term Incentive Plan or otherwise have been made or committed to be made by the Company as of the date of this prospectus.

Pension Benefits

No pension benefits have been awarded or provided by us as of the date of this prospectus.

Non-Qualified Deferred Compensation

We do not have any deferred compensation plans as of the date of this prospectus.

Employment, Severance and Change of Control Arrangements

We have not entered into any employment, severance or change of control agreements. However, pursuant to the asset acquisition agreement, we have agreed to enter into an employment agreement with Mr. Culp providing for Mr. Culp to serve as chairman of Platinum for an initial term of not less than two years. In addition, under the terms of the asset acquisition agreement, we will enter into employment agreements with Michael G. Cunningham, Todd M. Yocham and Toben A. Scott, current employees of New TEC, providing for terms of at least two years and otherwise consistent with the written offers of employment accepted by such individuals

Long-Term Incentive Compensation Plan

Background

Platinum’s 2006 Long-Term Incentive Plan has been approved by our board of directors and our stockholders at the special meeting of stockholders held on October 26, 2007, in connection with the consummation of the TEC acquisition.

The purposes of our Plan are to create incentives designed to motivate our employees to significantly contribute toward our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence, are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.

We may grant incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses, or collectively, awards, to our officers and key employees, and those of our subsidiaries. In addition, the Plan authorizes the grant of non-qualified stock options and restricted stock awards to our directors and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in our Plan. No options, restricted stock or other awards under the Plan have been made or committed to be made as of the date of this prospectus.

The following is a summary of the material provisions of our Plan and is qualified in its entirety by reference to the complete text of our Plan, a copy of which is filed as an exhibit to the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part. We cannot determine the benefits to be received by our directors or officers under the Plan, or the benefits that would have been received by our directors and officers in 2006 had the Plan been in effect in 2006.

Stock Subject to the 2006 Plan

We have reserved a maximum of 4 million shares of our authorized common stock for issuance upon the exercise of awards to be granted pursuant to our Plan. Each share issued under an option or under a restricted stock award will be counted against this limit. Shares to be delivered at the time a stock option is exercised or at the time a restricted stock award is made may be available from authorized but unissued shares or from stock previously issued but which we have reacquired and hold in our treasury.

In the event of any change in our outstanding common stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, asset acquisition, consolidation, issuance of rights or other similar transactions, the number of shares of our common stock which may be issued upon exercise of outstanding options, and the exercise price of options previously granted under our Plan, will be proportionally adjusted to prevent any enlargement or dilution of the rights of holders of previously granted options as may be appropriate to reflect any such transaction or event.

Administration

Our board will establish a compensation committee that, among other duties, will administer the Plan. The compensation committee will be composed of at least three members of the board, a majority of whom will be “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended. Members of our compensation committee will serve at the pleasure of our board. In connection with the administration of our Plan, the compensation committee, with respect to awards to be made to any person who is not one of our directors, will:

•	determine which employees and other persons will be granted awards under our Plan;

•	grant the awards to those selected to participate;

•	determine the exercise price for options; and

•	prescribe any limitations, restrictions and conditions upon any awards.

With respect to stock options or restricted stock awards to be made to any of our directors, the compensation committee will make recommendations to our board of directors as to:

•	which of such persons should be granted stock options, restricted stock awards, performance units or stock appreciation rights;

•	the terms of proposed grants of awards to those selected by our board of directors to participate;

•	the exercise price for options; and

•	any limitations, restrictions and conditions upon any awards.

Any grant of awards to any of directors under our Plan must be approved by our board of directors.

In addition, the compensation committee will:

•	interpret our Plan; and

•	make all other determinations and take all other action that may be necessary or advisable to implement and administer our Plan.

Types of Awards

Our Plan permits the compensation committee to grant the following types of awards.

Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our Plan will be determined by our board of directors or a committee of the board at the time of the grant, but will not be less than fair market value on the date of the grant. Our board of directors or a committee of the board will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the board of directors or committee of the board may, in its discretion, impose limitations on exercise of all or some options granted under our Plan, such as specifying minimum periods of time after grant during which options may not be exercised. Options granted under our Plan will vest at rates specified in the option agreement at the time of grant; however, all options granted under our Plan will vest upon the occurrence of a change of control, as defined in the Plan. Our Plan also contains provisions for our board of directors or a committee of the board to provide in the participants’ option award agreements for accelerating the right of an individual employee to exercise his or her stock option or restricted stock award in the event of retirement or other termination of employment. No cash consideration is payable to us in exchange for the grant of options.

Our Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 422 of the Code. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more that 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price must be not less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.

The exercise price for Non-Qualified Options may not be less than the fair market value of our common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. The exercise price of stock options may be paid in cash, in whole shares of our common stock, in a combination of cash and our common stock, or in such other form of consideration as our board of directors or the committee of the board may determine, equal in value to the exercise price. However, only shares of our common stock which the option holder has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options. The maximum number of shares subject to stock options that may be awarded in any fiscal year to any employee may not exceed 100,000 and the number of shares subject to stock options that may be awarded in any fiscal year to any director may not exceed 10,000. In no event may a stock option be exercised after the expiration of its stated term.

Stock Appreciation Rights. A stock appreciation right permits the grantee to receive an amount (in cash, common stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the grantee multiplied by the excess of the fair market value of our common stock on the exercise date over the stock appreciation rights’ exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option. The exercise price of stock appreciation rights granted under the Plan will be determined by the board of directors or a committee of the board; provided, however, that such exercise price cannot be less than the fair market value of a share of common stock on a date the stock appreciation right is granted (subject to adjustments). A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the board of directors or a committee of the board.

Restricted Stock. Restricted shares of our common stock may be granted under our Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as the boa rd of directors or a committee of the board may determine to be appropriate at the time of making the award. In addition, the board of directors or a committee of the board may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the grantee, be delivered to and held by us until such restrictions lapse. The board of directors or a committee of the board, in its discretion, may provide in the award agreement for a modification or acceleration of shares of restricted stock in the event of permanent disability, retirement or other termination of employment or business relationship with the grantee. The maximum number of restricted shares that may be awarded under the Plan to any employee may not exceed 100,000 shares and the number of restricted shares that may be awarded in any fiscal year to any director may not exceed 10,000 shares.

Performance Units. The Plan permits grants of performance units, which are rights to receive cash payments equal to the difference (if any) between the fair market value of our common stock on the date of grant and its fair market value on the date of exercise of the award, except to the extent otherwise provided by the board of directors or a committee of the board or required by law. Such awards are subject to the fulfillment of conditions that may be established by the board of directors or a committee of the board including, without limitation, the achievement of performance targets based upon the factors described above relating to restricted stock awards.

Performance Bonus. The Plan permits grants of performance bonuses, which may be paid in cash, common stock or combination thereof as determined by the board of directors or a committee of the board. The maximum value of performance bonus awards granted under the Plan shall be established by the compensation committee at the time of the grant. An employee’s receipt of such amount will be contingent upon achievement of performance targets during the performance period established by the compensation committee. The performance targets will be determined by the board of directors or a committee of the board based upon the factors described above relating to restricted stock awards. Following the end of the performance period, the board of directors or a committee of the board will determine the achievement of the performance targets for such performance period. Payment may be made within 60 days of such determination. Any payment made in shares of common stock will be based upon the fair market value of the common stock on the payment date. The maximum amount of any performance bonus payable to a participant in any calendar year is $500,000.

Transferability

With the exception of Non-Qualified Stock Options, awards are not transferable other than by will or by the laws of descent and distribution. Non-Qualified Stock Options are transferable on a limited basis. Restricted stock awards are not transferable during the restriction period.

Change of Control Event

The Plan provides for the acceleration of any unvested portion of any outstanding awards under the Plan upon a change of control event.

Termination of Employment/Relationship

Awards granted under our Plan that have not vested will generally terminate immediately upon the grantee’s termination of employment or business relationship with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death. The board of directors or a committee of the board may determine at the time of the grant that an award agreement should contain provisions permitting the grantee to exercise the stock options for any stated period after such termination, or for any period the board of directors or a committee of the board determines to be advisable after the grantee’s employment or business relationship with us terminates by reason of retirement, disability, death or termination without cause. Incentive Stock Options will, however, terminate no more than three months after termination of the optionee’s employment, twelve months after termination of the optionee’s employment due to disability and three years after termination of the optionee’s employment due to death. The board of directors or a committee of the board may permit a deceased optionee’s stock options to be exercised by the optionee’s executor or heirs during a period acceptable to the board of directors or a committee of the board following the date of the optionee’s death but such exercise must occur prior to the expiration date of the stock option.

Dilution; Substitution

As described above, our Plan will provide protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, asset acquisitions, consolidations, reorganizations or similar transactions. New award rights may, but need not, be substituted for the awards granted under our Plan, or our obligations with respect to awards outstanding under our Plan may, but need not, be assumed by another corporation in connection with any asset acquisition, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved. In the event that our Plan is assumed, the stock issuable with respect to awards previously granted under our Plan shall thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the Plan.

Amendment of the Plan

Our board may amend our Plan at any time. However, without stockholder approval, our Plan may not be amended in a manner that would:

•	increase the number of shares that may be issued under our Plan;

•	materially modify the requirements for eligibility for participation in our Plan;

•	materially increase the benefits to participants provided by our Plan; or

•	otherwise disqualify our Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Awards previously granted under our Plan may not be impaired or affected by any amendment of our Plan, without the consent of the affected grantees.

Accounting Treatment

Under generally accepted accounting principles with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under our Plan, the fair value of the options will be measured on the date of grant and this amount will be recognized as a compensation expense ratably over the vesting period. Stock appreciation rights granted under the Plan must be settled in common stock. Therefore, stock appreciation rights granted under the Plan will receive the same accounting treatment as options. The cash we receive upon the exercise of stock options will be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised, although the issuance of shares of common stock upon exercise may reduce basic earnings per share, as more shares of our common stock would then be outstanding.

When we make a grant of restricted stock, the fair value of the restricted stock award at the date of grant will be determined and this amount will be recognized over the vesting period of the award. The fair value of a restricted stock award is equal to the fair market value of our common stock on the date of grant.

Due to consideration of the accounting treatment of stock options and restricted stock awards by various regulatory bodies, it is possible that the present accounting treatment may change.

Tax Treatment

The following is a brief description of the federal income tax consequences, under existing law, with respect to awards that may be granted under our Plan.

Incentive Stock Options. An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of our common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

If any shares of our common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income, instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

Non-Qualified Options. An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value at the time of exercise of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as capital gain or loss, short- or long-term depending on the length of time the stock was held by the optionee before sale.

Stock Appreciation Rights. A participant realizes no taxable income and we are not entitled to a deduction when a stock appreciation right is granted. Upon exercising a stock appreciation right, a participant will realize ordinary income in an amount equal to the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant’s tax basis in the shares of common stock received upon exercise of a stock appreciation right will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of common stock received upon exercise of a stock appreciation right, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares.

Restricted Stock Award. A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Performance Units and Performance Bonuses. A participant realizes no taxable income and we are not entitled to a deduction when performance units or performance bonuses are awarded. When the performance units or performance bonuses vest and become payable upon the achievement of the performance objectives, the participant will realize ordinary income equal to the amount of cash received or the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant’s tax basis in shares of common stock received upon payment will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1.0 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options or stock appreciation rights granted under the Plan should not be limited by Section 162(m) of the Code. Further, we believe that compensation income generated in connection with performance awards granted under the Plan should not be limited by Section 162(m) of the Code. The Plan has been designed to provide flexibility with respect to whether restricted stock awards or performance bonuses will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the vesting restrictions relating to any such award are based solely upon the satisfaction of one of the performance goals set forth in the Plan, then we believe that the compensation expense relating to such an award will be deductible by us if the awards become vested. However, compensation expense deductions relating to such awards will be subject to the Section 162(m) deduction limitation if such awards become vested based upon any other criteria set forth in such award (such as the occurrence of a change in control or vesting based upon continued employment with us).

Certain Awards Deferring or Accelerating the Receipt of Compensation. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. Stock appreciation rights and deferred stock awards which may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements. It is our intention that any award agreement governing awards subject to Section 409A will comply with these new rules.

Limitations on Liability and Indemnification Matters

We have adopted provisions in our certificate of incorporation that will limit the liability of our directors and executive officers for monetary damages for breach of their fiduciary duties to the maximum extent permitted by Delaware law. Under Delaware laws a certificate of incorporation may provide that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to our company or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

The limits on a director’s or officer’s liability in our certificate of incorporation will not apply to liabilities arising under the federal securities laws and will not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation together with our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that the indemnification provisions of our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and executive officers.

At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of our company in such person’s capacity with our company where indemnification will be required or permitted. We are also not aware of any threatened litigation or proceedings that might result in a claim for indemnification.

Director Compensation

Our current directors all serve as officers or employees and did not receive additional compensation for their board service in 2007.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 13, 2008:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
Azimuth Opportunity, Ltd.(2)	1,542,000	6.0%
J.D. Capital Management LLC(3) J. David Rogers	5,356,200	19.6%
Millennium Management LLC(4)	1,209,800	5.5%
D.B. Zwirn Special Opportunities Fund, L.P.(5) D.B. Zwirn Special Opportunities Fund, Ltd. HCM/2 Special Opportunities LLC	1,625,000	6.3%
QVT Financial LP(6)	1,250,983	5.16%
Braesridge Energy LLC (7)	8,170,100	30.5%
Tandem Energy Holdings, Inc.(8)	7,692,308	32.0%
Mark Nordlicht(9)	2,151,000	8.3%
Barry Kostiner(10)	968,130	4.0%
William C. Glass(11)	270,000	1.0%
Richard Geyser(12)	90,000	* %
James H. Dorman(13)	60,000	* %
Jim L. Troxel(14)	60,000	* %
Tim G. Culp (8)	--	--
All directors and executive officers as a group (6 individuals)	1,448,130	6.0%

*Denotes percentages of less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is 25 Phillips Parkway, Montvale, New Jersey 07645.

(2)
Based upon a Statement on Schedule 13G (Amendment No. 1) dated December 13, 2006 filed by Azimuth Opportunity, Ltd. The address of Azimuth Opportunity, Ltd. is c/o WSmiths Finance, Nemours Chambers, P.O. Box 3170, Road Town, Tortola, British Virgin Islands.

(3)
Based upon a Statement on Schedule 13G dated February 13, 2008 filed by J.D. Capital Management LLC, we understand that JD Capital Management LLC is the investment manager of Temp Master Fund LP and Tempo Fund LLC and, by virtue of such status, may be deemed to be the beneficial owner of 3,162,000 shares of common stock and presently exercisable warrants to purchase 2,194,200 shares of common stock owned by Tempo. Mr. Rogers is the managing member of J.D. Capital and has voting and investment power with respect to the shares. The address of J.D. Capital and Mr. Rogers is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(4)
Based upon a Statement on Schedule 13D dated December 26, 2007 filed by Millenco LLC, Millennium Partners, L.P., Millennium Management LLC and Israel A. Englander. Millenco LLC is the beneficial owner of 1,101,400 shares of common stock and presently exercisable warrants to purchase 8,400 shares at an exercise price of $6.00 per share. Millennium Partners, L.P. is the beneficial owner of 100,000 shares of common stock. Millennium Management LLC is the manager of Millenco LLC and the managing partner of Millennium Partners, L.P. Mr. Englander is the managing member of Millennium Management LLC. Therefore, both Millennium Management LLC and Mr. Englander may be deemed to beneficially own an aggregate of 1,209,800 shares. The address of each of the parties is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103.

(5)
Based upon a Statement on Schedule 13G dated September 5, 2006 filed by D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, Daniel B. Zwirn, D.B. Zwirn Special Opportunities Fund, L.P. (“Fund L.P.”), D.B. Zwirn Special Opportunities Fund, Ltd. (“Fund Ltd.”) and HCM/Z Special Opportunities LLC (“Opportunities LLC”), D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may each be deemed the beneficial owner of (i) 573,750 shares of common stock owned by Fund, L.P., (ii) 932,500 shares of common stock owned by Fund, Ltd. and (iii) 118,750 shares of common stock owned by Opportunities LLC. D.B. Zwirn & Co., L.P. is the manager of each of Fund L.P., Fund Ltd. and Opportunities LLC, and, consequently, has voting control and investment discretion over the shares of common stock held by each of the Funds. Furthermore, Daniel B. Zwirn is the managing member of, and thereby controls, Zwirn Holdings, LLC, which in turn is the managing member of and, thereby, controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. The address of each of the parties is 745 Fifth Avenue, 18th Floor, New York, NY 10151, except for Fund Ltd. which has an address at P.O. Box 896, George Town, Harbour Centre, 2nd Floor, Grand Cayman, Cayman Islands, British West Indies and Opportunities LLC which has an address at Seven Mile Beach, Grand Cayman, Cayman Islands, British West Indies.

(6)
Based upon a Statement on Schedule 13G (Amendment No. 1) dated February 7, 2008 filed by QVT Financial LP, QVT Financial GP LLC, QVT Fund LP, and QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP, which beneficially owns 940,595 shares of common stock. QVT Financial LP is also the investment manager for a separate discretionary account, which holds 106,092 shares of common stock. QVT Financial LP has the power to direct the vote and disposition of the common stock held by each of the QVT Fund LP and the separate discretionary account. Accordingly, QVT Financial LP may be deemed to be the beneficial owner of an aggregate amount of 1,250,983 shares of common stock. QVT Financial LP is the general partner of QVT Financial LP and QVT Associates GP LLC is the general partner of the QVT Fund LP. The address of each of the parties is 1177 Avenue of the Americas, 9th Floor New York, New York 10036, except QVT Fund LP whose address is Walkers SPV, Walkers House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands.

(7)
Based on a Statement on Schedule 13D (Amendment No. 8) dated December 12, 2007, filed by Braesridge Energy LLC and Barry Kostiner and Form 4s filed by each of Braesridge Energy LLC and Barry Kostiner, dated December 19, 2007, the 8,170,100 shares listed includes (i) 3,454,800 shares of common stock and (ii) presently exercisable warrants to purchase 4,715,300 shares at an exercise price of $6.00 per share. Braesridge Energy LLC’s address is 183 McNamara Road Wesley Hills, New York 10977. For a description of Braesridge and Mr. Kostiner’s activities with respect thereto, see “Certain Relationships and Related Party Transactions” beginning on page 72 of this prospectus.

(8)
These are the shares that are the subject of this prospectus. Immediately prior to its dissolution and distribution of its assets - which are comprised of these shares - Tandem will hold these shares, which it will acquire as a result of its merger with TEC, its wholly-owned subsidiary. On or about the effective date of this registration statement, of which this prospectus is a part, these shares will be distributed to the shareholders of Tandem as part of Tandem’s dissolution and distribution of its assets. See “The “Distribution.” Mr. Tim Culp, a stockholder of Tandem, will receive approximately 27% of the Platinum common stock covered by this prospectus in Tandem’s dissolution. Mr. Culp disclaims any beneficial ownership of the Platinum shares held by Tandem. Tandem’s address is 200 N. Loraine, Suite 500, Midland, Texas 79701.

(9)
Includes 21,000 shares owned directly by Mr. Nordlicht and 2,130,000 shares held by Platinum Management (NY) LLC, a limited liability company controlled by Mr. Nordlicht. The address of Mr. Nordlicht and Platinum Management (NY) LLC is 152 West 57th Street, New York, New York 10019.

(10)
Does not include an aggregate of 480,000 shares of common stock he may receive in the event Messrs. Glass, Geyser, Dorman or Troxel’s shares do not vest as described below in footnotes 11, 12, 13, and 14, respectively. Prior to the IPO, Mr. James E. Bashaw (a former director of Platinum) entered into a Subscription Agreement to subscribe for 45,000 shares of Platinum common stock. Pursuant to the Agreement, Mr. Bashaw agreed that in the event he ceases to remain a director of Platinum until the expiration of the escrow period, Mr. Kostiner would have the right to elect within 3 months following such termination of services to purchase Mr. Bashaw’s shares at $0.0001 per share. On August 15, 2007, Mr. Kostiner entered into an agreement with Mr. Bashaw pursuant to which Mr. Kostiner agreed to purchase Mr. Bashaw’s 45,000 shares of Platinum common stock at the expiration of the three year escrow period, conditioned upon consummation of the asset acquisition. These shares will remain in escrow until the expiration of the three year escrow period.

(11)
These shares vest in full upon the expiration of the three-year escrow period, October 24, 2008, provided Mr. Glass is still affiliated with us at such time, or if his affiliation has been terminated without cause or as a result of death or disability. In the event Mr. Glass is not affiliated with us, for reasons other than as described in the previous sentence, at the time of the expiration of the three-year escrow period, these shares revert back to Mr. Kostiner upon his election, within three months of Mr. Glass’ termination, to purchase the shares at $.0001 per share.

(12)
These shares vest in full upon the expiration of the three-year escrow period, October 24, 2008, provided Mr. Geyser is still affiliated with us at such time, or if his affiliation has been terminated without cause or as a result of death or disability. In the event Mr. Geyser is not affiliated with us, for reasons other than as described in the previous sentence, at the time of the expiration of the three-year escrow period, these shares revert back to Mr. Kostiner upon his election, within three months of Mr. Geyser’s termination, to purchase the shares at $.0001 per share.

(13)
These shares vest in full upon the expiration of the three-year escrow period, October 24, 2008, provided Mr. Dorman is still affiliated with us at such time, or if his affiliation has been terminated without cause or as a result of death or disability. In the event Mr. Dorman is not affiliated with us, for reasons other than as described in the previous sentence, at the time of the expiration of the three-year escrow period, these shares revert back to Mr. Kostiner upon his election, within three months of Mr. Dorman’s termination, to purchase the shares at $.0001 per share.

(14)
These shares vest in full upon the expiration of the three-year escrow period, October 24, 2008, provided Mr. Troxel is still affiliated with us at such time, or if his affiliation has been terminated without cause or as a result of death or disability. In the event Mr. Troxel is not affiliated with us, for reasons other than as described in the previous sentence, at the time of the expiration of the three-year escrow period, these shares revert back to Mr. Kostiner upon his election, within three months of Mr. Troxel’s termination, to purchase the shares at $.0001 per share. Mr. Troxel’s business address is 1001 McKinney, Suite 2200, Houston, Texas 77002.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

We do not maintain a formal written procedure for the review and approval of transactions with related persons. It is our policy for the disinterested members of our board to review all related party transactions on a case by case basis. To receive approval, a related-party transaction must have a business purpose for Platinum and be on terms that are fair and reasonable to Platinum and as favorable to Platinum as would be available from non-related entities in comparable transactions.

Platinum Related Party Transactions

Prior to our IPO, we issued an aggregate of 3,250,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at an average purchase price of approximately $0.0077 per share as follows:

Name	Number of Shares	Relationship to Us
Platinum Management (NY) LLC	1,922,918	Stockholder (beneficially owned by our former Chairman, Mark Nordlicht)
Barry Kostiner	812,500	Chief Executive Officer, Secretary and Director
William C. Glass	243,750	President and Director
Richard Geyser	81,250	Vice President
James H. Dorman	54,166	Executive Vice President
Jim L. Troxel	54,166	Executive Vice President
Albert Helmig	40,625	Former Director
James E. Bashaw	40,625	Former Director

On September 23, 2005, our board of directors authorized a stock dividend of .3846153 of a share of common stock for each outstanding share of common stock, effectively lowering the purchase price to $.0056 per share. The sole purpose of such stock dividend authorized by the board of directors was to maintain the existing stockholders’ collective ownership at 20% of our issued and outstanding shares of common stock immediately after our IPO.

On October 21, 2005, we effected a four-for-five reverse stock split, effectively raising the purchase price to $0.0069 per share. The sole purpose for such reverse stock split authorized by the board and approved by our stockholders was to maintain the existing stockholders’ collective ownership at 20% of our issued and outstanding shares of common stock immediately after our IPO. Following the reverse stock split, there were 3,600,000 shares of common stock outstanding as reflected in the section entitled “Security Ownership Of Certain Beneficial Owners And Management” beginning on page 70.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to a registration rights agreement. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before three years from the date of the IPO. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Platinum Partners Value Arbitrage, L.P., an affiliate of Mark Nordlicht, made available to us certain office and secretarial services, as we required from time to time through the consummation of the TEC acquisition. We agreed to pay Platinum Partners Value Arbitrage, L.P. $7,500 per month for these services. Platinum Management NY LLC is the general partner of Platinum Partners Value Arbitrage, L.P. and Mark Nordlicht, our former chairman of the board, is the managing member and 100% owner of Platinum Management (NY) LLC. As a result, he benefited from the transaction to the extent of his interest in Platinum Partners Value Arbitrage, L.P. However, this arrangement was solely for our benefit and was not intended to provide Mr. Nordlicht compensation in lieu of a salary. We believe, based on fees for similar services in the New York City metropolitan area, that the fee charged by Platinum Partners Value Arbitrage, L.P. was at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving this transaction.

During 2005, Mark Nordlicht, our former chairman of the board, advanced a total of approximately $180,000 to us to cover expenses related to the IPO. This loan was repaid together with interest at a rate of 4% per annum upon consummation of the IPO. During 2006, Mr. Nordlicht advanced to us an aggregate of $75,000 pursuant to two promissory notes. During 2007, Mr. Nordlicht advanced to us an aggregate of $1,032,000 pursuant to twelve promissory notes. The notes accrued interest at a rate of 5% per annum and matured upon the consummation of the TEC acquisition. We paid the amounts owing under the notes at the closing of the TEC acquisition and the notes were cancelled.

We have reimbursed and will continue to reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible acquisitions. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Pursuant to an escrow agreement, all of the shares of our common stock outstanding prior to our IPO were placed in escrow with American Stock Transfer & Trust Company, as escrow agent, until the earliest of (i) October 24, 2008; (ii) our liquidation; or (iii) the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating the TEC acquisition.

During the escrow period, the holders of these shares are not able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but have retained all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow.

Mr. Lance Duncan, a director and officer of Tandem for a short time from March 2005 through June 1, 2005, introduced Platinum’s management to Tandem, which resulted in the acquisition agreement. As a consequence of his efforts in this regard, we paid to Mr. Duncan a finder’s fee of $3.0 million at the consummation of the TEC acquisition for introduction of the parties. We also entered into a consulting agreement with Mr. Duncan, the term of which commenced upon the consummation of the TEC acquisition, for future consulting services including investigation and evaluation of possible future acquisitions for us. Under the terms of the consulting agreement, we agreed to issue to Mr. Duncan a total of 714,286 shares of our restricted common stock to be issued in semi-annual installments over the eighteen month term of the agreement beginning with the closing of the TEC acquisition. On October 26, 2007, the first installment of 178, 571 shares were issued to Mr. Duncan.

Simultaneous with the purchase of TEC by Tandem in June 2005, TEC acquired the Shamrock Assets, comprised largely of oil and gas properties, for $44.2 million. At the date of the Shamrock acquisition, TEC’s then sole stockholder, Mr. Tim Culp, also owned or controlled two-thirds of the outstanding stock of Shamrock. The remaining one-third of Shamrock was owned or controlled by Mr. Jack Chambers who received approximately $19.2 million, including cash of $2.6 million, the issuance of a $3.0 million note payable, repayment of certain Shamrock debt totaling $1.6 million and 4.0 million shares of Tandem common stock valued at $3.00 per share, or $12.0 million, for his one-third interest. The note payable to Mr. Chambers was repaid in connection with the consummation of the TEC acquisition on October 26, 2007.

In connection with the acquisition of the two-thirds interest in Shamrock, TEC paid to Messrs. Tim and Dyke Culp, $25.0 million, including payment of cash totaling $5.3 million, notes payable of $6.0 million, and the repayment of certain Shamrock debt totaling approximately $3.2 million, and issued to Messrs. Culp an aggregate 3.5 million shares of Tandem common stock valued at $3.00 per share or $10.5 million. The notes payable to Messrs. Tim and Dyke Culp were repaid in connection with the consummation of the TEC acquisition on October 26, 2007. During 2007 Tim Culp received interest income from the notes, totaling $1,179,658.

Braesridge Energy, LLC

Our chief executive officer, Barry Kostiner, is 28% owner of Braesridge Energy, LLC and was the manager of Braesridge from its inception on July 19, 2007 until February 14, 2008. Braesridge is a privately owned entity formed by Mr. Kostiner and an entity controlled by the Ghermezian family, to invest in energy opportunities. Mr. Kostiner transferred to Braesridge his interest in KD Resources, LLC, an oil and gas company purchased in May 2007 by Mr. Kostiner and Mr. Dorman, the executive vice president of Platinum, in exchange for his interest in Braesridge. Braesridge has entered into several plans in conformity with Rule 10b5-1 under the Securities Exchange Act of 1934 under which Braesridge has purchased an aggregate of 3,454,800 shares of our common stock and 4,715,300 warrants to purchase our shares at $6.00 per share. As of the date of this prospectus, to our knowledge, Braesridge has made no other investment and holds no other interests other than KD Resources and Platinum securities. Braesridge is currently the beneficial owner of 30.5% of the outstanding shares of our company. See “Securities Ownership of Certain Beneficial Owners and Managers.” As manager of Braesridge, Mr. Kostiner’s duties included review of, and due diligence relating to, investment opportunities in the oil and gas industry, subject to his fiduciary and other duties owed to Platinum as described below. For a description of Mr. Kostiners’s compensation as chief executive officer of Platinum, see “Executive Compensation.”

As our director and chief executive officer, Mr. Kostiner is subject to fiduciary duties to us, which includes, under Delaware law, the requirement to present business opportunities to a corporation if (i) the corporation could financially undertake the opportunity; (ii) the opportunity is within the corporation’s line of business; and (iii) it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation. Thus, to the extent a business opportunity arises that satisfies the above criteria, Mr. Kostiner would be required to first present the opportunity to our board. Further, Mr. Kostiner is subject to our Code of Ethics pursuant to which our employees, officers and directors must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” To the extent any potential business opportunity could constitute a conflict of interest transaction, Mr. Kostiner would be required to seek a waiver from compliance with the Code of Ethics from the disinterested directors of our board. If our disinterested directors chose not to pursue the business opportunity and Mr. Kostiner was granted a waiver of the Code of Ethics, then, as disclosed in Platinum’s Form 10-K, such waiver would be posted on the Company’s web site. Mr. Kostiner was granted a waiver from the Code of Ethics in connection with the purchase of certain oil and gas properties by KD Resources, LLC. Under the terms of his agreement with the Ghermezian family, Mr. Kostiner must first present any oil and gas business opportunity satisfying the criteria referenced above to Platinum and must receive a waiver of his obligations under our Code of Ethics before the business opportunity would be available to Braesridge. For further discussion on conflicts of interests, see “Risk Factors - Our officers and directors are now and may in the future become affiliated with entities engaged in business activities similar to ours and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.”

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 75,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 22,070,762 shares of common stock are outstanding, held by eleven recordholders, and are traded on the OTCBB. No shares of preferred stock are currently outstanding.

Units

Platinum consummated its IPO on October 28, 2005. In the IPO, we sold 14,400,000 units. Each unit consists of one share of common stock and one warrant. Each warrant (described below) entitles the holder to purchase one share of common stock. As of the date of this prospectus, 904,956 Units are outstanding, held by one recordholder, and are traded on the OTCBB.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

14,400,000 warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time.

The warrants are held by one recordholder, and are traded on the OTCBB.

The warrants will expire on October 23, 2009 at 5:00 p.m., New York City time.

We may call the warrants for redemption:

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days' prior written notice of redemption to each warrant holder, and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established this criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree to liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption, however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Transfer Agent and Registrar

Our transfer agent, warrant agent and Registrar is American Stock Transfer & Trust Company, 6201 15th Avenue, 2nd Fl., Brooklyn, New York 11219. The telephone number is 718-921-8247.

SHARES ELIGIBLE FOR FUTURE SALE

General

There are 22,070,762 shares of our common stock outstanding, including the shares covered by this prospectus. Of these shares:

•
all 7,692,308 shares of common stock distributed in this offering will be freely tradeable, except for an aggregate of 4,026,626 shares distributed to Tandem shareholders who are, or may be deemed to be, our affiliates, the resales of which 4,026,626 shares are subject to Rule 144, described below;

•	8,064,930 shares are held by our affiliates, the resales of which are subject to Rule 144, as described below;

•	178,572 shares are “restricted securities” held by non-affiliates and are subject to Rule 144; and

•	6,134,952 shares were issued in our IPO and are freely tradeable.

The restricted securities and control securities held by our affiliates described above are eligible for sale in the public market, subject to volume limitations, manner of sale provisions and other requirements of Rule 144, from time to time.

Current Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which equals 220,708 shares; and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and are subject to the availability of current public information about us.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Changes to Rule 144 Effective February 15, 2008

The SEC recently adopted amendments to Rule 144, which will become effective on February 15, 2008 and will apply to securities acquired both before and after that date. Under these amendments, the holding period for a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale has been shortened from one year to six months, subject to the continued availability of current public information about us (which requirement is eliminated after a one-year holding period). The amendments permit resales by affiliates after a six month holding period, subject to compliance with the volume limitations described above, notice of sale, and the continued availability of current public information about us.

These amendments also shorten the Rule 144(k) holding period to one year. As a result of these amendments, a substantial amount of our common stock may be available for sale in the public market earlier than as currently permitted, which could adversely affect the market price of our common stock.

SEC Former Position on Rule 144 Sales and New Rule 144(i)

Prior to the amendments to Rule 144, the Securities and Exchange Commission had taken the position that promoters or affiliates of a blank check company and their affiliates, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, the Commission took the position that those securities could be resold only through a registered offering and that Rule 144 was not available for those resale transactions, despite technical compliance with the requirements of Rule 144.

Under the amended rules, Rule 144 is not available for the resale of securities initially issued by either a shell company (other than a business combination related shell company) or an issuer that has been at any time previously a shell company, unless the issuer is a former shell company that meets all of the following conditions of Rule 144(i):

•	The issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
The issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Form 8-K reports; and

•	At least one year has elapsed from the time that the issuer filed current Form 10 type information with the Commission reflecting its status as an entity that is not a shell company.

We were considered a “shell company” prior to our acquisition of the TEC assets on October 26, 2007. Since that acquisition, we are no longer a shell company. Additionally, we are subject to the reporting requirements of the Exchange Act and have filed all reports and material required to be filed during the preceding 12 months. We filed the required Form 10 type information reflecting our new status as an entity that is no longer a shell company in our Report on Form 8-K filed with the commission on November 1, 2007. Accordingly, Rule 144 will be available for resales of our securities commencing November 2, 2008.

Lock-up Agreements and Escrow Agreement

Prior to our IPO, we issued an aggregate of 3,600,000 shares of common stock to our affiliates. In connection with our IPO, these shares were placed in escrow, pursuant to an agreement with American Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	October 24, 2008;

•	our liquidation; or

•
the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating the TEC acquisition.

During the escrow period, the holders of these shares are not permitted to sell or transfer their securities, except under limited exceptions such as to their spouses and children or trusts established for their benefit, but retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow.

Registration Rights

The holders of the 3,600,000 shares of common stock issued prior to our initial public offering are entitled to registration rights pursuant to a registration rights agreement with us. Under this registration rights agreement, the holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

We sold to the representatives of the underwriters, in connection with our initial public offering, for $100, as additional compensation, an option to purchase up to a total of 720,000 units in the aggregate at a per-unit offering price of $10.00. The units issuable upon exercise of this option are identical to those offered by the prospectus for our initial public offering, except that the warrants included in the option have an exercise price of $7.50. The purchase option and its underlying securities have been registered under the registration statement in connection with our initial public offering.

In addition, the representatives’ option grants to the holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of the IPO prospectus, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The purchase option also contains a cashless exercise provision that allows the holder of the purchase option to receive units on a net exercise basis. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

THE DISTRIBUTION

On October 26, 2007, Platinum consummated the acquisition of substantially all of the assets of TEC, then a wholly-owned subsidiary of Tandem. As part of the consideration for the assets, Platinum issued 7,692,308 shares of common stock to TEC in a private transaction. TEC will dissolve through a merger with Tandem, as a result of which Tandem will be the owner of the 7,692,308 shares of Platinum common stock that TEC had received in the asset acquisition.

The parties to the TEC asset acquisition had contemplated that, following the consummation of the acquisition and the dissolution of TEC, Tandem would be dissolved and its assets - consisting of the Platinum shares - would be distributed to its shareholders. This prospectus relates to the distribution by Tandem of the 7,692,308 Platinum shares to its shareholders in connection with its dissolution under the laws of the state of Nevada, Tandem’s state of incorporation.

The dissolution of Tandem and the distribution of the Platinum shares to the shareholders of Tandem has been approved by the necessary written consent of Tandem’s board of directors and shareholders of Tandem holding in excess of a majority of the shares of Tandem’s common stock, as required by Nevada law. Tandem will be dissolved on February__, 2008. The assets of Tandem, which will consist of the 7,692,308 shares of our common stock that Tandem will receive in the merger with TEC, are being distributed to Tandem’s shareholders, along with the delivery of this prospectus, by the distribution agent, American Stock Transfer & Trust Company. The distribution agent will mail, on or about the date of this prospectus, certificates representing such shares to the Tandem stockholders who were record holders of Tandem’s common stock on the date of Tandem’s dissolution. The Tandem stockholders will not be required to pay for the shares of Platinum common stock received in the distribution.

In the dissolution, except for a small group of Tandem insiders who have each agreed to accept .2717 of a Platinum share for each share of Tandem common stock, each shareholder of Tandem who owns validly issued and fully paid shares of Tandem’s common stock on the date of dissolution will receive .5769 of a Platinum share of common stock for each share of Tandem common stock. Fractional shares of Platinum common stock will be rounded downward to the nearest whole number and no certificates or scrip resenting fractional shares of our common stock will be distributed to Tandem’s shareholders as a result of the distribution.

Mr. Tim Culp, our chairman of the board, is expected to receive approximately 2,115,976 of the Platinum shares in the distribution. In addition, Messrs. Todd M.Yocham, Michael G. Cunningham and Toben A. Scott, who are officers of our wholly-owned subsidiary, New TEC, will receive 705,325 shares, 705,325 shares and 500,000 shares, respectively, of our common stock in the distribution. Since Mr. Culp is an “affiliate” of Platinum, as defined in Rule 144(a)(1) under the Securities Act, and to the extent that Messrs. Culp, Yocham, Cunningham and Scott are affiliates of the Company, the resales of such shares will be subject to the limitations and restrictions of Rule 144. The remaining 3,665,682 shares distributed to Tandem shareholders pursuant to this prospectus will be freely tradable. See “Shares Eligible for Future Sale.”

Other than our affiliates, shareholders of Tandem receiving shares of our common stock in the distribution may sell those shares at any time. It is expected that those shares will be sold through the selling efforts of brokers or dealers. There is no agreement with any specific brokers or dealers relating to the shares, nor has any plan of distribution or sale of the shares been developed, other than the distribution to Tandem shareholders described in this section. Tandem may be deemed to be an underwriter in the distribution.

Pursuant to the acquisition agreement that we entered into in connection with the acquisition of the assets of TEC, we will pay the fees and expenses in connection with this registration statement and delivery of this prospectus, including the fees and expenses of Tandem’s counsel. We will not receive any proceeds from the distribution to, or subsequent sale by, the shareholders of Tandem of our shares of common stock. The distribution by Tandem will not affect the number of our outstanding shares of common stock or any rights of our security holders.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Sills Cummis & Gross P.C.

EXPERTS

Marcum & Kliegman LLP, an independent registered public accounting firm, has audited our financial statements as of December 31, 2006 and for the year ended December 31, 2006 and as of December 31, 2005 and for the period from inception (April 25, 2005) to December 31, 2005, as set forth in their report. We have included our financial statements in the registration statement in reliance on Marcum & Kliegman LLP’s report, given on their authority as experts in accounting and auditing.

Johnson, Miller & Co. CPA’s, P.C., an independent registered public accounting firm, has audited Tandem Energy Holdings, Inc.’s financial statements at December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. Prior to the TEC acquisition, Tandem Energy Holdings, Inc.’s assets consisted largely of its investment in TEC. We have included Tandem Energy Holdings, Inc.’s financial statements in registration statement in reliance on Johnson, Miller & Co. CPA’s, P.C.’s report appearing herein, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be found on the SEC’s website provided below, or read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can b e obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference rooms and the web site of the SEC referred to above. Our Internet address is http://www.platenergy.com.

We intend to provide our stockholders with annual reports containing, among other information, financial statements audited by an independent public accounting firm and we intend to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. We also intend to furnish other reports as we may determine or as required by law.

PLATINUM ENERGY RESOURCES, INC.
INDEX TO FINANCIAL STATEMENTS

Platinum Energy Resources, Inc.
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F1-1
Consolidated Balance Sheets — December 31, 2006 and 2005	F1-2
Consolidated Statements of Operations — For the year ended December 31, 2006, for the period from April 25, 2005 (inception) to December 31, 2005 and for the period from April 25, 2005 (Inception) to December 31, 2006
F1-3
Consolidated Statements of Changes in Stockholders’ Equity — For the year ended December 31, 2006 and the period from April 25, 2005 (inception) to December 31, 2005	F1-4
Consolidated Statements of Cash Flows — For the year ended December 31, 2006 for the period from April 25, 2005 (inception) to December 31, 2005 and for the period from April 25, 2005 (Inception) to December 31, 2006
F1-5
Notes to Consolidated Financial Statements	F1-6
Management’s Annual Report on Internal Control over Financial Reporting	F2-1
Report of Independent Registered Public Accounting Firm	F2-2
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets — September 30, 2007 (unaudited) and December 31, 2006	F3-1
Condensed Consolidated Statements of Operations — Three and Nine months ended September 30, 2007, Three and Nine months ended September 30, 2006, and for the period from April 25, 2005 (inception) to September 30, 2007 (unaudited)
F3-2
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the period from April 25, 2005 (Inception) to September 30, 2007 (unaudited)	F3-3
Condensed Consolidated Statements of Cash Flows — Nine months ended September 30, 2007, Nine months ended September 30, 2006, and for the period from April 25, 2005 (inception) to September 30, 2007 (unaudited)
F3-4
Notes to Condensed Consolidated Financial Statements (unaudited)	F3-5
Tandem Energy Holdings, Inc.
Audited Consolidated Financial Statements
Report of Independent Certified Public Accountants	F4-1
Consolidated Balance Sheets — December 31, 2006 and 2005	F4-2
Consolidated Statements of Operations — Years ended December 31, 2006, 2005 and 2004	F4-3
Consolidated Statements of Stockholders’ Equity (Deficit) — Years ended December 31, 2006, 2005 and 2004	F4-4
Consolidated Statements of Cash Flows — Years ended December 31, 2006, 2005 and 2004	F4-5
Notes to Consolidated Financial Statements	F4-7
Unaudited Consolidated Financial Statements
Consolidated Balance Sheets — September 30, 2007 and December 31, 2006	F5-1
Consolidated Statements of Operations — Nine months ended September 30, 2007 and 2006	F5-2
Consolidated Statements of Stockholders’ Equity — Nine months ended September 30, 2007 and year ended December 31, 2006	F5-3
Consolidated Statements of Cash Flows — Nine months ended September 30, 2007 and 2006	F5-4
Notes to Consolidated Financial Statements	F5-6
Shamrock Energy Corporation
Audited Financial Statements
Report of Independent Certified Public Accountants	F6-1
Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased From Shamrock Energy Corporation — Five months ended May 31, 2005 and for the year ended December 31, 2004	F6-2
Notes to Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased From Shamrock Energy Corporation	F6-3
Unaudited Pro Forma Information
Unaudited Pro Forma Condensed Consolidated Balance Sheet	F7-1
Unaudited Forward-Looking Condensed Consolidated Statement of Operations	F7-2
Notes to Unaudited Pro Forma Financial Statements	F7-3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Platinum Energy Resources, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Platinum Energy Resources, Inc. and Subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2006 and for the period from April 25, 2005 (inception) to December 31, 2005, and for the period from April 25, 2005 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Platinum Energy Resources, Inc. and Subsidiary as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and for the period from April 25, 2005 (inception) to December 31, 2005, and for the period from April 25, 2005 (inception) to December 31, 2006 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s certificate of incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a business combination (as defined) prior to April 28, 2007 or October 28, 2007, if certain extension criteria have been satisfied. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 29, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Marcum & Kliegman LLP

New York, New York
March 29, 2007

F1-1

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Current Assets
Cash	$—	$902,498
Cash and cash equivalents held in trust	109,213,492	105,884,102
Prepaid expenses and other current assets	79,526	118,711
Total Current Assets	109,293,018	106,905,311
Deferred acquisition costs	1,662,632	—
Total Assets	$110,955,650	$106,905,311
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,471,167	$87,795
Due to related party	85,585	16,875
Notes payable - stockholder	75,000	—
Income taxes payable - state	130,960	28,100
Total Current Liabilities	1,762,712	132,770
Common stock subject to possible redemption, 2,878,560 shares at conversion value	21,831,777	21,071,059
Commitments
Stockholders’ Equity
Preferred stock, $.0001 par value, 1,000,000 authorized, 0 issued	—	—
Common stock, $.0001 par value; 75,000,000 shares authorized; 18,000,000 shares (which includes 2,878,560 subject to possible conversion) issued and outstanding	1,512	1,512
Additional paid-in capital	85,424,242	85,424,242
Earnings accumulated during the development stage	1,935,407	275,728
Total Stockholders’ Equity	87,361,161	85,701,482
Total Liabilities and Stockholders’ Equity	$110,955,650	$106,905,311

See notes to consolidated financial statements.

F1-2

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2006	Period from April 25, 2005 (Inception) to December 31 2005	Cumulative for the Period from April 25, 2005 (Inception) to December 31, 2006
Operating Expenses
Administrative cost allowance - related party	$68,710	$16,875	$85,585
Marketing, general and administrative expenses	717,590	150,399	867,989
Total operating expenses	786,300	167,274	953,574
Other Income (Expenses)
Interest income, net of interest allocated to common stock subject to possible redemption of $760,718, $0 and $760,718	2,568,672	476,102	3,044,774
Interest (expense)	(2,693)	(5,000)	(7,693)
Total other income (expense)	2,565,979	471,102	3,037,081
Income Before Income Taxes	1,779,679	303,828	2,083,507
Provision For Income Taxes	120,000	28,100	148,100
Net Income	$1,659,679	$275,728	$1,935,407
Weighted Average Number Of Common Shares:
Basic	15,121,440	6,549,489
Diluted	17,479,194	6,980,246
Net Income Per Common Share:
Basic	$0.11	$0.04
Diluted	$0.09	$0.04

See notes to consolidated financial statements.

F1-3

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Earnings Accumulated During the Development Stage	Total Stockholders’ Equity
Common shares issued to founders for cash, May 6, 2005 at $.0077 per share	3,250,000	$325	$24,675	$—	$25,000
Retroactive effect of common stock dividend, declared September 23, 2005	1,250,000	125	(125)	—	—
Retroactive effect of four-for-five reverse split effected October 21, 2005	(900,000)	(90)	90	—	—
Sale of 14,400,000 units, net of underwriters’ discount and offering expenses (includes 2,878,560 shares subject to possible conversion), October 28, 2005 at $8.00 per Unit	14,400,000	1,440	106,470,273	—	106,471,713
Proceeds subject to possible conversion of 2,878,560 shares, October 28, 2005 at $7.32 per Unit	(2,878,560)	(288)	(21,070,771)	—	(21,071,059)
Proceeds from issuance of option, October 28, 2005	—	—	100	—	100
Net income, for the period from April 25, 2005 (Inception) to December 31, 2005	—	—	—	275,728	275,728
Balance at December 31, 2005	15,121,440	1,512	85,424,242	275,728	85,701,482
Net income, for the year ended December 31, 2006	—	—	—	1,659,679	1,659,679
Balance at December 31, 2006	15,121,440	$1,512	$85,424,242	$1,935,407	$87,361,161

See notes to consolidated financial statements.

F1-4

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31, 2006	Period from April 25, 2005 (Inception) to December 31, 2005	Cumulative for the Period from April 25, 2005 (Inception) to December 31, 2006
Cash Flows From Operating Activities
Net income	$1,659,679	$275,728	$1,935,407
Changes in operating assets and liabilities:			—
Prepaid expenses and other current assets	39,185	(118,711)	(79,526)
Accounts payable and accrued expenses	241,273	87,795	329,068
Due to related party	68,710	16,875	85,585
Income taxes payable - State	102,860	28,100	130,960
Net cash provided by operating activities	2,111,707	289,787	2,401,494
Cash Flows From Investing Activities
Deposits in to cash and cash equivalents held in Trust Fund	(3,329,390)	(105,884,102)	(109,213,492)
Payment of performance deposit	(500,000)	—	(500,000)
Recovery of performance deposit upon restructuring	500,000	—	500,000
Payment of deferred acquisition costs	(520,533)	—	(520,533)
Net cash used in investing activities	(3,849,923)	(105,884,102)	(109,734,025)
Cash Flows From Financing Activities
Interest on cash held in trust allocated to common stock subject to possible redemption	760,718	—	760,718
Proceeds from the sale of common stock	—	25,000	25,000
Proceeds from notes payable-stockholder	75,000	180,000	255,000
Repayment of note payable-stockholder	—	(180,000)	(180,000)
Gross proceeds of public offering	—	115,200,000	115,200,000
Payments of costs of public offering	—	(8,728,287)	(8,728,287)
Proceeds from issuance of underwriter’s stock option	—	100	100
Net cash provided by financing activities	835,718	106,496,813	107,332,531
Net (Decrease) Increase in Cash	(902,498)	902,498	—
Cash - Beginning of the Period	902,498	—	—
Cash - End of Period	$—	$902,498	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$2,693	$5,000
Income taxes	$17,140	$—
Non-Cash Investing and Financing Activities:
Deferred acquisition costs accrued and deferred	$1,142,099	$—

See notes to consolidated financial statements.

F1-5

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business and Operations

Platinum Energy Resources, Inc. and subsidiary (a development stage enterprise) (the “Company”) was incorporated in Delaware on April 25, 2005 as a blank check company. The Company’s objective is to acquire an operating business in the energy industry.

As of December 31, 2006, the Company had not yet commenced any commercial operations. All activities through December 31, 2006 relate to the Company’s formation, the completion of the public offering described below and the Asset Acquisition transaction, as described in Note 5. The accompanying consolidated financial statements have been prepared in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7, Development Stage Enterprises, since planned principal operations have not commenced.

The registration statement of the Company’s initial public offering (“Offering”) was declared effective on October 24, 2005. The Company consummated the Offering on October 28, 2005 and received net proceeds of approximately $106,472,000. See Note 4 — “Initial Public Offering,” for a complete discussion. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business in the global oil and gas energy and production industry (“Business Combination”). There is no assurance that the Company will be able to successfully affect a Business Combination. An amount of $105,408,000 of the net proceeds plus interest earned is being held in a trust account (“Trust Account”) and invested in United States Treasury Bills having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of the consummation of its first Business Combination or liquidation of the Company. The Company’s first Business Combination must be with a target business or businesses whose collective fair market value would be at least equal to 80% of the Company’s net assets at the time of such acquisition. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Founding Stockholders”), have agreed to vote their 3,600,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable. See Note 5 — “Business Combination,” for a discussion of a definitive Asset Acquisition Agreement and Plan of Reorganization entered into on October 4, 2006, as amended, which was entered into following the restructuring of the transactions contemplated by the Agreement and Plan of Merger entered into on January 26, 2006 with the same parties.

With respect to a Business Combination that is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding less than 20% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per-share interest in the Trust Account computed without regard to the shares held by Founding Stockholders.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering (October 28, 2005), or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. These conditions raise substantial doubt as to the Company’s

F1-6

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business and Operations  - (continued)

ability to continue as a going concern (See Note 2 for Management Plans). In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units in the Offering discussed in Note 3 — “Initial Public Offering”).

Note 2 — Managements Plans

Management believes that it will consummate the Asset Acquisition described in Note 5 and that it will have sufficient available funds (outside of the trust fund) to operate through the consummation of the Asset Acquisition. The principal sources of these funds will be from loans advanced from certain stockholders of the Company. Upon consummation of the Asset Acquisition, cash held in trust will be released after the payment of debt pursuant to the Asset Acquisition and payment to stockholders exercising their conversion rights as described in Note 1.

There can be no assurance that the acquisition described in Note 5 will be consummated. Should this Business Combination, or another qualifying Business Combination, not be reduced to a definitive agreement by April 28, 2007 and consummated by October 28, 2007, the Company would be required to return the funds held in trust to holders of shares issued in the Initial Public Offering described in Note 4, as a mandatory liquidating distribution, pursuant to a plan of dissolution and liquidation approved by the stockholders.

Note 3 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiary PER Acquisition Corp, (“PER”) after elimination of all intercompany accounts and transactions. PER was organized as a Delaware corporation on January 25, 2006 for the purpose of merging into Tandem Energy Holdings, Inc. (“Tandem”) See Note 5 — “Business Combination” for a discussion of a definitive agreement and plan of merger entered into January 26, 2006, which agreement was subsequently terminated and replaced by a definitive Asset Acquisition Agreement and Plan of Reorganization entered into on October 4, 2006.

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Income Per Share

The Company follows the provisions of SFAS No. 128, “Earnings Per Share”. In accordance with SFAS No. 128, earnings per common share amounts (“Basic EPS”) were computed by dividing earnings by the weighted average number of common shares outstanding for the period. Earnings per common share amounts, assuming dilution (“Diluted EPS”), were computed by reflecting the potential dilution from the exercise of dilutive common stock purchase warrants. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the consolidated statements of operations.

F1-7

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  - (continued)

A reconciliation between the numerators and denominators of the Basic and Diluted EPS computations for earnings is as follows.

	Year Ended December 31, 2006
	Net Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net Income	$1,659,679	15,121,440	$0.11
Effect of Dilutive Securities
Warrants	—	2,357,754	(0.02)
Net income attributable to common stock and assumed exercise of warrants	$1,659,679	17,479,194	$0.09

	Year Ended December 31, 2005
	Net Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net Income	$275,728	6,549,489	$0.04
Effect of Dilutive Securities
Warrants	—	430,757	$0.00
Net income attributable to common stock and assumed exercise of warrants	$275,728	6,980,246	$0.04

The Company has determined that the Warrants contained in the Units sold in the IPO (see Note 4) are dilutive and accordingly has included the Warrants in diluted EPS using the Treasury Stock Method.

An option to purchase 720,000 Units was excluded in the computation of diluted EPS for the years ended December 31, 2006 and the period from April 25, 2005 (inception) to December 31, 2005 because the option price exceeded the average market price for the Units in these periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

From time to time the Company has cash and cash equivalents balances in banks in excess of the maximum amount insured by the FDIC.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

Recent Accounting pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance

F1-8

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  - (continued)

on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, that the adoption of FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements . SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. In addition, this statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Where applicable, this statement simplifies and codifies related guidance within generally accepted accounting principles. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company’s adoption of SFAS No. 157 is not expected to have a material effect on its financial statements.

In September 2006, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB 108”) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current misstatement. SAB 108 was effective for fiscal years ending after November 15, 2006. Adoption of SAB 108 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. The FASB has indicated it believes that SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” SFAS 159 is effective for the Company as of the beginning of fiscal year 2008. The Company has not yet determined the impact SFAS 159 may have on its consolidated financial position, results of operations, or cash flows.

Note 4 — Initial Public Offering

On October 28, 2005, the Company sold to the public 14,400,000 units (“Units”) at an offering price of $8.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, in whole or in part, upon written consent of the representative of the underwriters, at a price of $0.01 per Warrant upon thirty (30) days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any twenty (20) trading days within a thirty (30) trading day period ending on the third day prior to the date on which notice of redemption is given. Separate trading of the common stock and Warrants comprising the Units commenced on or about December 9, 2005. An additional 2,160,000 Units could have been sold for over-allotments in the 45-day period after the closing date of October 28, 2005. No over-allotment Units were sold.

F1-9

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Initial Public Offering  - (continued)

In connection with the Offering, the Company issued an option (the “Units Purchase Option” or “UPO”), for $100.00, to the representative of the underwriters to purchase up to 720,000 Units at an exercise price of $10.00 per Unit. The Units issuable upon exercise of this option are identical to those described in the preceding paragraph, except that the warrants underlying the Units will be exercisable at $7.50 per share. This option is exercisable at $10.00 per Unit commencing on the later of the consummation of a Business Combination and one year from the date of the prospectus relating to the Offering (October 24, 2005) and expiring five years from such date. The option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash.The option and the 720,000 units, the 720,000 shares of common stock and the 720,000 warrants underlying such units, and the 720,000 shares of common stock underlying such warrants, have been deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Offering prospectus (October 24, 2005). Although the purchase option and its underlying securities are intended to be registered under the registration statement relating to the Offering, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of the Offering with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company would be obligated to bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves.

The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or a recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Should the Company be unable to deliver shares of its common stock underlying the exercise of the Warrants included in the Units and shares of its common stock underlying the exercise of the Company’s Unit Purchase Option as a result of the absence of an effective registration statement with respect to these securities, then the Warrants and the UPO would not be exercisable and the Company will have no obligation to pay holders of the Warrants and UPO any cash or otherwise “net cash settle” the Warrant or the UPO. In this event, the Warrants and UPO may expire worthless.

The Company has accounted for the fair value of the option, inclusive of the receipt of the $100.00 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of this option is approximately $2,412,000 ($0.168 per Unit) using a Black-Scholes option-pricing model. The fair value of the option granted to the representative of the underwriters is estimated as of the date of grant using the following assumptions: (i) expected volatility of 49.65%, (ii) risk-free interest rate of 4.34%, (iii) expected life of 5 years and (iv) a dividend rate of zero.

The volatility calculation of 49.65% is based on the 365-day average volatility of a representative sample of seven (7) companies with an average market capitalizations of $407.0 million, ranging from $309.0 million to $595.0 million, that Management believes are engaged in the oil and gas energy and production industry (the “Sample Companies”). Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the 365-day average volatility of the Sample Companies because Management believes that the average volatility of such companies is a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock post-business combination. A one-year period was selected as being representative of the current environment and market valuations for companies in this sector. Although an expected life of five years was taken into account for purposes of

F1-10

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Initial Public Offering  - (continued)

assigning a fair value to the option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, the option would become worthless.

Note 5 — Proposed Business Combination

On January 26, 2006, the Company announced that it had executed a definitive agreement and plan of merger with Tandem Energy Holdings, Inc., a Nevada corporation, which was amended on June 30, 2006 and July 31, 2006, pursuant to which, subject to satisfaction of the conditions contained in the merger agreement, our wholly-owned subsidiary, PER Acquisition Corp., would merge with and into Tandem. At the effective time of the merger, Tandem would be the surviving corporation in the merger with PER Acquisition Corp. and would continue as a wholly-owned subsidiary of Platinum. Currently, Tandem, through its wholly-owned subsidiary, Tandem Energy Corporation, a Colorado corporation headquartered in Midland, Texas, is engaged in the oil and gas E&P industry and operates oil fields in Texas and New Mexico.

The definitive merger agreement contemplated the merger of the Company’s wholly-owned subsidiary, PER Acquisition Corp., with and into Tandem, with current stockholders of Tandem receiving, in the aggregate, approximately $102 million in cash less the amount required to retire the indebtedness of Tandem and its subsidiaries of approximately $42 million.

On October 4, 2006, Platinum, the Company’s wholly-owned subsidiary, PER Acquisition Corp., and Tandem restructured their previously announced merger and Platinum, PER Acquisition Corp. and Tandem’s wholly-owned subsidiary Tandem Energy Corporation (“TEC”) entered into an Asset Acquisition Agreement and Plan of Reorganization (the “Asset Acquisition”) pursuant to which Platinum will acquire substantially all of the assets and assume substantially all of the liabilities of TEC, including approximately $42 million of TEC’s debt which will be retired at closing, in exchange for the issuance of approximately eight million shares of Platinum common stock to TEC. The total number of shares to be received by TEC will be determined by dividing $60 million by the per share cash value of Platinum’s IPO trust account, which is determined by dividing the amount held in trust by 14,400,000 (the number of shares issued in Platinum’s IPO). The per share cash value was $7.58 at December 31, 2006. In connection with the restructured transaction, Tandem returned $350,000 of the performance deposit associated with the original Merger Transaction to the Company. The remaining balance of $150,000 is to be applied towards the payment of Tandem/TEC transaction costs incurred in connection with the Asset Acquisition. After the consummation of the Asset Acquisition, TEC and its parent, Tandem, will liquidate and distribute the Platinum shares to Tandem’s stockholders.

The closing of the Asset Acquisition is subject to various closing conditions, including the filing of a proxy statement with the U.S. Securities and Exchange Commission, approval of the Asset Acquisition by the stockholders of the Company and Tandem and the satisfaction or waiver of other customary conditions. In addition, the closing is conditioned on holders of less than twenty percent (20%) of the shares of the Company common stock issued in the Offering voting against the Asset Acquisition and electing to convert their shares of the Company common stock into cash, as permitted by the Company’s amended certificate of incorporation. The Company’s initial shareholders, officers and directors, who hold approximately 20% of the Company’s voting stock, have agreed to vote their shares in accordance with the vote of the majority of the non-affiliated public stockholders on the Asset Acquisition.

The parties have made customary representations and warranties and covenants in the Asset Acquisition agreement. In addition, TEC has agreed not to solicit proposals related to alternative business combination transactions or enter into discussions concerning or to provide information in connection with alternative business combination transactions. The Company has agreed not to enter into any agreement to acquire any oil and gas interest that would require a closing prior to the closing of the Asset Acquisition agreement. The Asset Acquisition Agreement contains certain termination rights for both the Company and TEC.

F1-11

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Proposed Business Combination  - (continued)

On December 6, 2006, Platinum executed an amendment to the Asset Acquisition agreement. In accordance with the Asset Acquisition agreement, following the consummation of the transaction, TEC will dissolve and in connection therewith transfer the shares of Platinum common stock to Tandem, its sole stockholder. In the amendment to the Asset Acquisition agreement, Platinum has agreed to register such shares for distribution to the stockholders of Tandem upon the contemplated dissolution of Tandem.

In connection with the Asset Acquisition Agreement:

a.
The Company retained C.K. Cooper & Company, Inc., an investment banking firm, to provide a fairness opinion as to whether the consideration to be paid by the Company in the Asset Acquisition is fair, from a financial point of view, to the Company’s stockholders and that the fair value of TEC is at least equal to 80% of the Company’s net assets. C.K. Cooper was originally retained to provide a fairness opinion in connection with the previously proposed merger with Tandem and was paid $50,000 at that time. In October 2006, the Company, entered into a letter agreement with C.K. Cooper to provide a fairness opinion in connection with respect to the Asset Acquisition Agreement, with $25,000 paid upon execution of the arrangement and an additional $25,000 due upon closing of the Asset Acquisition.

b.
In connection with the Asset Acquisition Agreement, the Company entered into a Finders Agreement with Mr. Lance Duncan, an individual with prior affiliations with Tandem, who had been given limited authority by Tandem management to act on its behalf. Pursuant to the Finders Agreement, the Company agreed to pay Mr. Duncan a fee of $3.0 million at the consummation of the Asset Acquisition Agreement in consideration for his introduction of TEC to Platinum. The Company also entered into a Consulting Agreement pursuant to which the Company agreed to issue to Mr. Duncan over an 18-month period following the consummation of the Asset Acquisition Agreement restricted shares of the Company’s common stock valued at $5.0 million in consideration of future consulting services, including the investigation and evaluation of enterprises in the energy industry, focusing on oil and gas, with a view to possible future acquisition and, if warranted, to assist in the scheduling of meetings, site inspections and due diligence investigations between the parties, as applicable.

Deferred acquisition and financing costs reflected on the consolidated balance sheet as of December 31, 2006, includes costs principally incurred in connection with the Tandem transaction, including due diligence related costs, fair value consultants and other fees.

Note 6 — Note Payable — Stockholder

In May 2006 and August 2006, the Company received $50,000 and $25,000 from the proceeds of a note payable to an officer and stockholder of the Company. The notes bear interest at 5% per annum and are due on the earlier of (i) April 28, 2007 or (ii) upon the consummation of the Asset Acquisition Agreement.

Note 7 — Commitments

a. As of December 31, 2006 the Company occupied office space provided by an affiliate of a Founding Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company agreed to pay such affiliate $7,500 per month for such office space and services commencing on the effective date of the Offering. As of December 31, 2006 and 2005, $85,585 and $16,875, respectively, was accrued with respect to this arrangement. Upon completion of a Business Combination or the distribution of the trust account to the public stockholders, the Company will no longer be required to pay this monthly fee.

F1-12

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Commitments  - (continued)

b. In October 2005, the Company entered into a sublease for office space expiring April 2009 at the rate of $2,844 per month. The agreement provided that the Company, at its option, may cancel the sublease effective, November 2006, and that the sublessor could request that the Company vacate the premises on 60 days advanced notice. Pursuant to a termination agreement, the Company received a refund of advanced rent and of the security deposit aggregating $17,063 in the year ended December 31, 2006, which was included in prepaid expenses and other current assets on the balance sheet as of December 31, 2005.

c. In February 2006, the Company entered into an operating facilities sublease arrangement in New Jersey. The term of the sublease commenced on March 1, 2006 and expires February 28, 2009. Future minimum payments under this sublease arrangement, including executory costs, approximates $20,000 for each of the years ending December 31, 2007 and 2008 and $3,333 for the year ending December 31, 2009.

d. The Company has engaged Casimir Capital LP (“CCLP”), the representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company has agreed to pay CCLP for bona fide services rendered, a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of an effective prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for its securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

e. On March 20, 2006, the board of directors of the Company approved its 2006 Long-Term Incentive Plan (the “Plan”) subject to approval and consummation of the Asset Acquisition with TEC and to the approval of the Company’s stockholders. If the asset acquisition proposal is not approved and/or the asset acquisition is not consummated, the Plan will not be effective. Under the proposed Plan, the Company may grant incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses, or collectively, awards, to officers and key employees. In addition, the Plan authorizes the grant of non-qualified stock options and restricted stock awards to directors and to any independent contractors and consultants. Generally, all classes of employees are eligible to participate in the Plan.

No options, restricted stock or other awards under the Plan have been made or committed to be made as of the date hereof.

The Company has reserved a maximum of 4 million shares of our authorized common stock for issuance upon the exercise of awards to be granted pursuant to the Plan.

F1-13

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Income Taxes

The Company utilizes an asset liability approach to determine the extent of any deferred income taxes, as described in SFAS No. 109, “Accounting for Income Taxes.” This method gives consideration to the future tax consequences associated with differences between financial statement and tax bases of assets and liabilities.

The provision for income taxes for the year ended December 31, 2006 and the period April 25, 2005 (inception) to December 31, 2005 is comprised of current New Jersey state income taxes.

A reconciliation of the federal statutory income tax rate to the Company’s effective tax rate as reported is as follows:

	2006	2005
Taxes at federal statutory rate	34.0%	34.0%
State income tax net of federal benefit	4.5%	6.1%
Non taxable income - interest	(49.1)%	(53.3)%
Non deductible expenses	1.0%	1.2%
Increase in valuation allowance	16.3%	21.2%
Effective income tax rate	6.7%	9.2%

Significant components of deferred tax assets and liabilities at December 31, 2006 are as follows:

	2006	2005
Deferred expenses - start-up costs	$356,000	$64,000
Less: valuation allowance	356,000	64,000
Net deferred tax assets	$—	$—

The Company has recorded a full valuation allowance against its net deferred tax assets at December 31, 2006 since management believes that based upon current available objective evidence it is more likely than not that the deferred tax assets at December 31, 2006 will not be realized.

The valuation allowance for deferred tax assets increased by approximately $292,000 for the year ended December 31, 2006 and by approximately $64,000 for the period from April 25, 2005 (inception) through December 31, 2005.

Note 9 — Subsequent Events

a. On February 1, 2007, the Company received $100,000 from the proceeds of a note payable to an officer and stockholder of the Company. On March 7, 2007, the Company received an additional $100,000 from the proceeds of a note payable to this officer and stockholder of the Company. The notes bears interest at 5% per annum and are due on the earlier of (i) April 28, 2007 or (ii) upon the consummation of the Asset Acquisition agreement. As of March 7, 2007, the Company was indebted to this officer and stockholder in the aggregate amount of $275,000 pursuant to notes payable.

b. On February 9, 2007, Platinum and TEC executed an amendment to the Asset Acquisition agreement which extends the date by which either party may terminate the Asset Acquisition agreement to March 31, 2007.

c. On March 29, 2007, Platinum and TEC executed an amendment to the Asset Acquisition Agreement which extends the date by which either party may terminate its Asset Acquisition Agreement to May 31, 2007.

F1-14

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROLOVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, our principal executive officer and principal financial officer and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we carried out an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2006 based on the criteria in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based upon this evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2006.

Marcum & Kleigman LLP, the independent registered public accounting firm that audited our consolidated financial statements included in this proxy statement, has also audited our management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 as stated in their report included herein.

F2-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Platinum Energy Resources, Inc. and Subsidiary

We have audited management's assessment, included in the accompanying Management's Report on Internal Controls over Financial Reporting, that Platinum Energy Resources, Inc. and Subsidiary (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006 based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2006 and for the period from April 25, 2005 (inception) to December 31, 2005 and for the period from April 25, 2005 (inception) to December 31, 2006 of the Company and our report dated March 29, 2007 expressed an unqualified opinion on those financial statements. Our report also contains an explanatory paragraph describing conditions that raise substantial as to the Company’s ability to continue as a going concern.

/s/ Marcum & Kliegman LLP

New York, New York
March 29, 2007

F2-2

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$49,964	$--
Cash and cash equivalents held in trust	112,011,282	109,213,492
Prepaid expenses and other current assets	6,263	79,526
Total Current Assets	112,067,509	109,293,018

Deferred acquisition costs	2,141,902	1,662,632
Total Assets	$114,209,411	$110,955,650

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,501,251	$1,471,167
Due to related party	161,302	85,585
Notes payable - stockholder	853,000	75,000
Income taxes payable - state	248,960	130,960
Total Current Liabilities	2,764,513	1,762,712

Common stock subject to possible redemption, 2,878,560 shares at conversion value	22,391,055	21,831,777

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value, 1,000,000 authorized, 0 issued	--	--
Common stock, $.0001 par value; 75,000,000 shares authorized; 18,000,000 shares (which includes 2,878,560 subject to possible conversion) issued and outstanding	1,512	1,512
Additional paid-in capital	85,424,242	85,424,242
Earnings accumulated during the development stage	3,628,089	1,935,407

Total Stockholders' Equity	89,053,843	87,361,161

Total Liabilities and Stockholders' Equity	$114,209,411	$110,955,650

See notes to condensed consolidated financial statements
F3-1

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, 2007	For the Three Months Ended September 30, 2006	For the Nine Months Ended September 30, 2007	For the Nine Months Ended September 30, 2006	Cumulative for the Period from April 25, 2005 (Inception) to September 30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING EXPENSES
Administrative cost allowance - related party	$22,500	$17,505	$67,500	$51,075	$153,085
Marketing, general and administrative expenses	75,293	109,633	329,498	433,548	1,197,487

Total operating expenses	97,793	127,138	396,998	484,623	1,350,572

OTHER INCOME (EXPENSE)
Interest income, net of interest allocated to common stock subject to possible redemption of $193,167, $174,662, $559,278, $582,493 and $1,319,996	773,150	699,080	2,238,512	1,855,329	5,283,286
Interest expense	(7,383)	(1,467)	(30,832)	(1,467)	(38,525)
Total other income (expense)	765,767	697,613	2,207,680	1,853,862	5,244,761

INCOME BEFORE INCOME TAXES	667,974	570,475	1,810,682	1,369,239	3,894,189
PROVISION FOR INCOME TAXES	52,000	67,800	118,000	179,000	266,100

NET INCOME	$615,974	$502,675	$1,692,682	$1,190,239	$3,628,089

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
BASIC	15,121,440	15,121,440	15,121,440	15,121,440
DILUTED	18,075,806	17,513,763	17,948,381	17,475,878

NET INCOME PER COMMON SHARE:
BASIC	$0.04	$0.03	$0.11	$0.08
DILUTED	$0.03	$0.03	$0.09	$0.07

See notes to condensed consolidated financial statements
F3-2

PLATINUM ENERGY RESOURCES, INC.AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Unaudited

				Earnings accumulated	Total
	Common stock		Additional	during the	stockholders'
	Shares	Amount	paid-in capital	development stage	equity

Common shares issued to founders for cash, May 6, 2005 at $.0077 per share	3,250,000	$325	$24,675	$--	$25,000
Retroactive effect of common stock dividend, declared September 23, 2005	1,250,000	125	(125)	--	--
Retroactive effect of four-for-five reverse split effected October 21, 2005	(900,000)	(90)	90	--	--
Sale of 14,400,000 units, net of underwriters’ discount and offering expenses (includes 2,878,560 shares subject to possible conversion), October 28, 2005 at $8.00 per Unit	14,400,000	1,440	106,470,273	--	106,471,713
Proceeds subject to possible conversion of 2,878,560 shares, October 28, 2005 at $7.32 per Unit	(2,878,560)	(288)	(21,070,771)	--	(21,071,059)
Proceeds from issuance of option, October 28, 2005	--	--	100	--	100
Net income, for the period from April 25, 2005 (Inception) to December 31, 2005	--	--	--	275,728	275,728
Balance at December 31, 2005	15,121,440	1,512	85,424,242	275,728	85,701,482
Net income, for the year ended December 31, 2006	--	--	--	1,659,679	1,659,679
Balance at December 31, 2006	15,121,440	1,512	85,424,242	1,935,407	87,361,161
Net income, for the nine months ended September 30, 2007	--	--	--	1,692,682	1,692,682
Balance at September 30, 2007	15,121,440	$1,512	$85,424,242	$3,628,089	$89,053,843

See notes to condensed consolidated financial statements
F3-3

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Cumulative for the Period from April 25, 2005 (Inception) to September 30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities
Net income	$1,692,682	$1,190,239	$3,628,089
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	73,263	109,236	(6,263)
Accounts payable and accrued expenses	(144,680)	16,596	184,388
Due to related party	75,717	51,075	161,302
Income taxes payable - State	118,000	179,000	248,960
Net cash provided by operating activities	1,814,982	1,546,146	4,216,476

Cash Flows From Investing Activities
Deposits to cash and cash equivalents held in Trust Fund	(2,797,790)	(2,437,822)	(112,011,282)
Payment of performance deposit	--	(500,000)	(500,000)
Recovery of perfomance deposit upon restructuring	--	500,000	500,000
Payment of deferred acquistion costs	(304,506)	(522,371)	(825,039)
Net cash used in investing activities	(3,102,296)	(2,960,193)	(112,836,321)

Cash Flows From Financing Activities
Interest on cash held in trust, net of interest income
allocated to common stock subject to possible redemption	559,278	582,493	1,319,996
Proceeds from the sale of common stock	--	--	25,000
Proceeds from notes payable-stockholder	778,000	75,000	1,033,000
Repayment of note payable-stockholder	--	--	(180,000)
Gross proceeds of public offering	--	--	115,200,000
Payments of costs of public offering	--	--	(8,728,287)
Proceeds from issuance of underwriter’s stock option	--	--	100
Net cash provided by financing activities	1,337,278	657,493	108,669,809

Net (Decrease) Increase in Cash	49,964	(756,554)	49,964

Cash - Beginning of the Period	--	902,498	--

Cash - End of Period	$49,964	$145,944	$49,964

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$16,639	$--
Income taxes	$--	$--
Non-Cash Investing Activities:
Deferred acquisition costs accrued and deferred	$174,764	$740,765

See notes to condensed consolidated financial statements
F3-4

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(a Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - Nature of Operations and Summary of Significant Accounting Policies

Platinum Energy Resources, Inc. and subsidiary (a development stage enterprise) (the “Company” or “Platinum”) was incorporated in Delaware on April 25, 2005 as a blank check company. The Company’s objective has been to acquire an operating business in the energy industry.

As of September 30, 2007, the Company had not yet commenced any commercial operations. All activities through September 30, 2007 relate to the Company's formation, the completion of the public offering described below and the completion of the asset acquisition transaction (the “Acquisition”), as described in Note 4, “Business Combination”. The Company selected December 31 as its fiscal year-end. The accompanying condensed consolidated financial statements have been prepared in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7, Development Stage Enterprises, since planned principal operations have not commenced.

The registration statement of the Company’s initial public offering (“Offering”) was declared effective on October 24, 2005. The Company consummated the Offering on October 28, 2005 and received net proceeds of approximately $106,472,000. See Note 3 - “Initial Public Offering,” for a complete discussion. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering were intended to be generally applied toward consummating a business combination with an operating business in the global oil and gas energy and production industry (“Business Combination”). At the time of the Offering, there was no assurance that the Company would be able to successfully affect a Business Combination. On October 26, 2007 the Company successfully consummated a Business Combination, in the form of the Acquisition, as more fully described in Note 4. As of September 30, 2007, an amount of $105,408,000 of the net proceeds plus interest earned was being held in a trust account (“Trust Account”) and invested in United States Treasury Bills having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until consummation of the Acquisition. See Note 4 - “Business Combination,” for a discussion of a definitive Asset Acquisition Agreement and Plan of Reorganization entered into on October 4, 2006, as amended, which replaced an Agreement and Plan of Merger entered into on January 26, 2006 with the same parties.

With respect to the Acquisition, any stockholder holding shares sold in the Offering (“Public Stockholders”) who voted against the Acquisition had the right to demand that the Company convert his or her shares into cash. The per share conversion price equals the amount in the Trust Account, calculated as of two business days prior to the consummation of the Acquisition, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Such Public Stockholders were entitled to receive their per-share interest in the Trust Account computed without regard to the shares held by the stockholders of the Company immediately preceding the offering (“Founding Stockholders”). In connection with the Acquisition, Public Stockholders holding an aggregate of 1,802,205 voted against the transaction and exercised their conversion rights effective on the date of consummation of the Acquisition, October 26, 2007.

F3-5

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

Principles of Consolidation

The condensed consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiary PER Acquisition Corp, (“PER”) after elimination of all intercompany accounts and transactions. PER was organized as a Delaware corporation on January 25, 2006 for the purpose of merging into Tandem Energy Holdings, Inc. (“Tandem”) See Note 4 - " Business Combination" for a discussion of a definitive agreement and plan of merger entered into January 26, 2006, which agreement was subsequently terminated and replaced by a definitive Asset Acquisition Agreement and Plan of Reorganization entered into on October 4, 2006, as amended.

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements as of January 1, 2007. The evaluation was performed for the tax period April 25 (inception) to December 31, 2005 and the for the year ended December 31, 2006, the tax years which remain subject to examination for Federal and New Jersey State purposes as of September 30, 2007.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expenses and penalties as marketing, general and administrative expenses.

F3-6

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

Income Per Share

The Company follows the provisions of SFAS No. 128, “Earnings Per Share” (“SFAS No. 128”). In accordance with SFAS No. 128, earnings per common share amounts (“Basic EPS”) were computed by dividing earnings by the weighted average number of common shares outstanding for the period. Earnings per common share amounts, assuming dilution (“Diluted EPS”), were computed by reflecting the potential dilution from common share amounts, assuming dilution (“Diluted EPS”), were computed by reflecting the potential dilution from the exercise of dilutive common stock purchase warrants. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the condensed consolidated statements of operations.

A reconciliation between the numerators and denominators of the Basic and Diluted EPS computations for earnings is as follows.

	Three Months Ended September 30, 2007
	Net Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net Income	$615,974	15,121,440	$0.04
Effect of Dilutive Securities
Warrants	$—	2,954,366	$0.01
Net income attributable to common stock and assumed exercise of warrants	$615,974	18,075,806	$0.03

	Nine Months Ended September 30, 2007
	Net Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net Income	$1,692,682	15,121,440	$0.11
Effect of Dilutive Securities
Warrants	$—	2,826,941	$0.02
Net income attributable to common stock and assumed exercise of warrants	$1,692,682	17,948,381	$0.09

F3-7

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

	Three Months Ended September 30, 2006
	Net Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net Income	$502,675	15,121,440	$0.03
Effect of Dilutive Securities
Warrants	$—	2,392,323	$0.00
Net income attributable to common stock and assumed exercise of warrants	$502,675	17,513,763	$0.03

	Nine Months Ended September 30, 2006
	Net Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net Income	$1,190,239	15,121,440	$0.08
Effect of Dilutive Securities
Warrants	$—	2,354,438	$0.01
Net income attributable to common stock and assumed exercise of warrants	$1,190,239	17,475,878	$0.07

Common shares subject to possible conversion totaling up to 2,878,560 have been excluded from the calculation of Basic EPS since such shares if redeemed, only participate in their Pro-Rata share of the trust earnings. The Company has determined that the Warrants contained in the Units sold in the IPO (see Note 3) are dilutive for all periods, and accordingly has included the affects of the Warrants in Diluted EPS using the Treasury Stock Method. An option to purchase 720,000 Units was excluded in the computation of Diluted EPS because the option exercise price exceeded the average market price for the Units in these periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F3-8

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Concentration of Credit Risk

At September 30, 2007, the Company had cash balances (including trust funds) in banks in excess of the maximum amount insured by the FDIC.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141R, “Business Combinations” (“SFAS 141R”), which replaces SFAS No. 141, “Business Combinations.” SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the effective date of this pronouncement.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, the Company would be required to report any noncontrolling interests as a separate component of [stockholders’ equity]. The Company would also be required to present any net income allocable to noncontrolling interests and net income attributable to the stockholders of the Company separately in its consolidated statements of income operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. SFAS 160 would have an impact on the presentation and disclosure of the noncontrolling interests of any non wholly-owned businesses acquired in the future.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value.  The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings.  The FASB has indicated it believes that SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” SFAS 159 is effective for the Company as of the beginning of fiscal year 2008. The Company has not yet determined the impact SFAS 159 may have on its consolidated financial position, results of operations, or cash flows.

In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”) which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies”. Adoption of FSP EITF 00-19-02 is required for fiscal years beginning after December 15, 2006. Adoption of FSP EITF 00-19-02 did not have a material impact on the Company’s financial position, results of operations or cash flows.

F3-9

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 - Basis of Presentation and Management Plans

The accompanying condensed consolidated unaudited interim financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial statements and the instructions to Form 10-Q. These financial statements reflect all adjustments, consisting of normal and recurring adjustments and accruals, which are, in the opinion of management, necessary for a fair presentation of the financial position of the Company as of September 30, 2007 and the results of operations and cash flows for the three and nine month periods ended September 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America applicable to interim periods. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and related footnotes included in the Company’s audited financial statements filed on Form 10-K as of December 31, 2006. The results of operations presented are not necessarily indicative of the results to be expected for the fourth quarter or for the year ending December 31, 2007.

On October 26, 2007, the Company consummated the Acquisition described in Note 4 and will therefore have sufficient available funds to operate through September 30, 2008. Upon consummation of the Acquisition, cash held in trust was released after the payment of debt pursuant to the Acquisition Agreement and payments in the aggregate of $14,057,199 to stockholders holding 1,802,205 common shares exercising their conversion rights as described in Note 3.

NOTE 3 - Initial Public Offering

On October 28, 2005, the Company sold to the public 14,400,000 units (“Units”) at an offering price of $8.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, in whole or in part, upon written consent of the representative of the underwriters, at a price of $0.01 per Warrant upon thirty (30) days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any twenty (20) trading days within a thirty (30) trading day period ending on the third day prior to the date on which notice of redemption is given. Separate trading of the common stock and Warrants comprising the Units commenced on or about December 9, 2005. An additional 2,160,000 Units could have been sold for over-allotments in the 45-day period after the closing date of October 28, 2005. No over-allotment Units were sold.

In connection with the Offering, the Company issued an option, for $100.00, to the representative of the underwriters to purchase up to 720,000 Units at an exercise price of $10.00 per Unit. The Units issuable upon exercise of this option are identical to those described in the preceding paragraph, except

F3-10

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 - Initial Public Offering, continued

that the warrants underlying the Units will be exercisable at $7.50 per share. This option became exercisable at $10.00 per Unit commencing on the date of the consummation of the Acquisition and expires five years from the date of the prospectus. The option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash.

The option and the 720,000 units, the 720,000 shares of common stock and the 720,000 warrants underlying such units, and the 720,000 shares of common stock underlying such warrants, have been deemed compensation by the Financial Industry Regulatory Authority and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Although the purchase option and its underlying securities are intended to be registered under the registration statement relating to the Offering, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of the Offering with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company would be obligated to bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves.

F3-11

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 - Initial Public Offering, continued

The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or a recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Should the Company be unable to deliver shares of its common stock underlying the exercise of the Warrants included in the Units and shares of its common stock underlying the exercise of the Underwriter’s Unit Purchase Option (“UPO”) as a result of the absence of an effective registration statement with respect to these securities, then the Warrants and the UPO would not be exercisable and the Company will have no obligation to pay holders of the Warrants and UPO any cash or otherwise “net cash settle” the Warrant or the UPO. In this event, the Warrants and UPO may expire worthless.

The Company has accounted for the fair value of the option, inclusive of the receipt of the $100.00 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of this option was approximately $2,412,000 ($0.168 per Unit) using a Black-Scholes option-pricing model. The fair value of the option granted to the representative of the underwriters is estimated as of the date of grant using the following assumptions: (i) expected volatility of 49.65%, (ii) risk-free interest rate of 4.34%, (iii) expected life of 5 years and (iv) a dividend rate of zero.

The volatility calculation of 49.65% is based on the 365-day average volatility of a representative sample of seven (7) companies with an average market capitalization of $407.0 million, ranging from $309.0 million to $595.0 million, that Management believes are engaged in the oil and gas energy and production industry (the “Sample Companies”). Because the Company did not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which depended upon a number of factors which could not be ascertained at the time. The Company referred to the 365-day average volatility of the Sample Companies because Management believed that the average volatility of such companies was a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock post-business combination. A one-year period was selected as being representative of the current environment and market valuations for companies in this sector. An expected life of five years was taken into account for the purposes of assigning a fair value to the option.

NOTE 4 - Business Combination

On January 26, 2006, the Company announced that it had executed a definitive agreement and plan of merger with Tandem Energy Holdings, Inc., a Nevada corporation, which was amended on June 30, 2006 and July 31, 2006, pursuant to which, subject to satisfaction of the conditions contained in the merger agreement, the Company’s wholly-owned subsidiary, PER Acquisition Corp. (“PER”), would merge with and into Tandem. At the effective time of the merger, Tandem would be the surviving corporation in the merger with PER and would continue as a wholly-owned subsidiary of Platinum. Prior to the Acquisition, Tandem, through its wholly-owned subsidiary, Tandem Energy Corporation, a Colorado corporation headquartered in Midland, Texas, was engaged in the oil and gas E&P industry and operates oil fields in Texas and New Mexico.

F3-12

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 - Business Combination, continued

On October 4, 2006, Platinum, the Company’s wholly-owned subsidiary, PER Acquisition Corp., and Tandem restructured their previously announced merger and Platinum, PER and Tandem’s wholly-owned subsidiary Tandem Energy Corporation (“TEC”) entered into an Asset Acquisition Agreement and Plan of Reorganization, as amended, pursuant to which Platinum would acquire all of the assets and assume substantially all of the liabilities of TEC, including approximately $42 million of TEC’s debt which would be retired at closing, in exchange for the issuance of approximately eight million shares of Platinum common stock to TEC. The total number of shares to be received by TEC would be determined by dividing $60 million by the per share cash value of Platinum’s IPO trust account, which is determined by dividing the amount held in trust by 14,400,000 (the number of shares issued in Platinum’s IPO). The per share cash value was $7.78 at September 30, 2007. In connection with the Acquisition, Tandem returned $350,000 of the performance deposit associated with the original merger transaction to the Company. The remaining balance of $150,000 was to be applied towards the payment of Tandem/TEC transaction costs incurred in connection with the Acquisition. After the consummation of the Acquisition, TEC and its parent, Tandem, will liquidate and distribute the Platinum shares to Tandem’s stockholders.

  On October 26, 2007, the Company consummated the Acquisition pursuant to the Acquisition Agreement. At the closing of the Acquisition, PER, acquired substantially all of the assets and assumed substantially all of the liabilities of TEC, including approximately $41.5 million of TEC's debt, in exchange for the issuance of 7,692,308 shares of Platinum common stock.

Upon consummation of the Acquisition, Mr. Mark Nordlicht resigned as the Chairman of the Board and as a director of the Company in order to devote his full time to his other activities.

TEC and Guaranty Bank, FSB, a federal savings bank (the “Lender”), entered into a Credit Agreement dated June 8, 2005 as amended by a First Amendment to Credit Agreement dated October 21, 2005 and as further amended by Waiver and Second Amendment to Credit Agreement dated February 15, 2006 (the “Credit Agreement”). The material terms of the Credit Agreement are discussed in Platinum’s Definitive Proxy Statement in the section entitled “Tandem’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources - Financing” beginning on page 131 and such disclosure is incorporated herein by reference.

In connection with the Acquisition, TEC assigned its rights and obligations under the Credit Agreement to PER. An Assignment, Waiver and Third Amendment to Credit Agreement (the “Third Amendment”) was made and entered into effective as of October 26, 2007 among TEC, PER and the Lender. Pursuant to the Third Amendment, a new borrowing base was set at $5,000,000. All other material terms of the Credit Agreement remain unchanged.

All outstanding borrowings under the Credit Agreement were paid off at the closing of the Acquisition. Accordingly there are currently no outstanding borrowings under the Credit Agreement.

Platinum also issued 178,572 shares of its common stock to Lance Duncan upon the closing of the Acquisition in exchange for consulting services pursuant to a Consulting Agreement entered into by and between Platinum and Lance Duncan dated October 26, 2006 (the “Consulting Agreement”).

F3-13

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 - Business Combination, continued

On December 6, 2006, Platinum executed an amendment to the Asset Acquisition Agreement. In accordance with the Asset Acquisition Agreement, following the consummation of the Acquisition, TEC will dissolve and in connection therewith transfer the shares of Platinum common stock to Tandem, its sole stockholder. In the amendment to the Asset Acquisition Agreement, Platinum agreed to register such shares for distribution to the stockholders of Tandem upon the contemplated dissolution of Tandem.

On July 18, 2007, the Acquisition Agreement was amended to among other things,: (1) provide for Platinum to cause, on the Acquisition closing date, Tim G. Culp (currently CEO of Tandem and TEC and indirect controlling stockholder of TEC) to be elected as a Class C director and an individual recommended by Mr. Culp (who shall be “independent” within the meaning of the NASDAQ Corporate Governance Rules) to be elected as a Class A director, each filling existing vacancies in their respective classes; (2) provide that, for so long as Mr. Culp owns at least one percent (1%) of the outstanding shares of Platinum, to the extent permitted by applicable law and corporate governance rules, Platinum will: (i) cause Mr. Culp to be nominated to the board as a Class C director and submitted for election by the shareholders of Platinum; and (ii) cause an individual recommended by Mr. Culp (which individual shall be “independent” within the meaning of the NASDAQ Corporate Governance Rules) to be nominated to the board as a Class A director and submitted for election by the shareholders of Platinum; (3) provide that Platinum will enter into an employment agreement to be negotiated in good faith with Mr. Culp providing for, among other things, his employment as Platinum’s Chairman of the Board for an initial period of not less than two years; and (4) provide that Acquisition Sub (which will be renamed Tandem Energy Corporation) will enter into employment agreements, consistent with their respective written offers of employment and to be negotiated in good faith, with Messrs. Michael G. Cunningham, Todd Yocham and Toben Scott (all of whom are currently officers of TEC) providing for, among other things, their respective employments for terms of not less than two years.

In connection with the Asset Acquisition Agreement:

a.
The Company retained C.K. Cooper & Company, Inc., an investment banking firm, to provide a fairness opinion as to whether the consideration to be paid by the Company in the Acquisition is fair, from a financial point of view, to the Company’s stockholders and that the fair value of TEC is at least equal to 80% of the Company’s net assets. C.K. Cooper was originally retained to provide a fairness opinion in connection with the previously proposed merger with Tandem and was paid $50,000 at that time. In October 2006, the Company, entered into a letter agreement with C.K. Cooper to provide a fairness opinion in connection with the Asset Acquisition Agreement, with $25,000 paid upon execution of the arrangement and an additional $25,000 due upon closing of the Acquisition.

b.
In connection with the Asset Acquisition Agreement, the Company entered into a Finders Agreement with Mr. Lance Duncan, an individual with prior affiliations with Tandem, who had been given limited authority by Tandem management to act on its behalf. Pursuant to the Finders Agreement, the Company agreed to pay Mr. Duncan a fee of $3.0 million at the consummation of the Asset Acquisition Agreement in consideration for his introduction of TEC to Platinum. This amount was paid on the closing date, October 26, 2007. The Company also entered into a Consulting Agreement pursuant to which the Company agreed to issue to Mr. Duncan over an 18-month period following the consummation of the Asset Acquisition Agreement, 714,286 restricted shares of the Company’s common stock valued at approximately $5.0 million based on an agreed upon per share valuation of $7.00, as of October 31, 2006, in consideration of future consulting services, including the investigation and evaluation of enterprises in the energy industry, focusing on oil and gas, with a view to possible future acquisition and, if warranted, to assist in the scheduling of meetings, site inspections and due diligence investigations between the parties, as applicable. The Company issued 178,572 share of common stock to Mr. Duncan at closing.

F3-14

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 - Business Combination, continued

Deferred acquisition costs reflected on the condensed consolidated balance sheets, include costs principally incurred in connection with the Tandem transaction, including due diligence related costs, fair value consultants and other fees.

NOTE 5 - Notes Payable - Stockholder

In the year ended December 31, 2006 and the three and nine month periods ended September 30, 2007, the Company received an aggregate of $75,000, $438,000 and $778,000 in proceeds, respectively, of notes payable to an officer and stockholder of the Company. The Company received additional proceeds of $254,000 in the aggregate subsequent to September 30, 2007. The notes bore interest at 5% per annum. The principal amount of the notes of $1,107,000 and accrued interest of $18,606 was paid on October 26, 2007, the date of consummation of the Asset Acquisition Agreement.

NOTE 6 - Commitments, Contingencies and Related Party

a. As of September 30, 2007 the Company occupied office space provided by an affiliate of a Founding Stockholder. Such affiliate had agreed that, until the Acquisition, it would make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company agreed to pay such affiliate $7,500 per month for such office space and services commencing on the effective date of the Offering. As of September 30, 2007, $153,085 has been accrued with respect to this arrangement. This arrangement ceased and all amounts due were paid upon consummation of the Acquisition on October 26, 2007.

b. In February 2006, the Company entered into an operating facilities sublease arrangement in New Jersey. The term of the sublease commenced on March 1, 2006 and expires February 28, 2009. Future minimum payments under this sublease arrangement, including executory costs, approximated $20,000 for each of the years ending December 31, 2007 and 2008 and $3,333 for the year ending December 31, 2009. In 2007, the parties to this arrangement modified its terms, converting the arrangement to a month-to-month rental for reduced space. The monthly rental payment under this arrangement has been reduced to $825.

F3-15

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 6 - Commitments, Contingencies and Related Party, continued

c. The Company has engaged Casimir Capital LP (“CCLP”), the representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company has agreed to pay CCLP for bona fide services rendered, a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of an effective prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for its securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

 d. On March 20, 2006, the board of directors of the Company approved its 2006 Long-Term Incentive Plan (the “Plan”). At the consummation of the Acquisition, the Company’s stockholders approved the Plan. Under the Plan, the Company may grant incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses, or collectively, awards, to officers and key employees. In addition, the Plan authorizes the grant of non-qualified stock options and restricted stock awards to directors and to any independent contractors and consultants. Generally, all classes of employees are eligible to participate in the Plan. No options, restricted stock or other awards under the Plan have been made or committed to be made as of the date of hereof. The Company has reserved a maximum of 4 million shares of its authorized common stock for issuance upon the exercise of awards to be granted pursuant to the Plan.

e. On December 12, 2007, we received a subpoena from the SEC in the Matter of Axium Technologies, Inc. We have provided the requested documentation to the SEC and believe that we have fully complied with the subpoena. We do not recognize the name Axium Technologies, Inc. and while we do not believe that we, or any of our officers or directors, are the subject or target of the SEC's investigation, no assurances can be given to that effect.

f. On January 16th, 2008, Exxon Mobil Corporation filed a petition in the 270th District Court of Harris County, Texas, naming us as a defendant along with TEC and a third party, Merenco Realty, Inc., demanding environmental remediation of certain properties in Tomball, Texas. In 1996, pursuant to an assignment agreement, Exxon Mobil sold certain oil and gas leasehold interests and real estate interests in Tomball, Texas to TEC’s predecessor in interest, Merit Energy Corporation. In 1999, TEC assigned its 50% undivided interest in one of the tracts in the acquired property to Merenco, an affiliate of TEC, owned 50% by our chairman of the board, Tim Culp. In October 2007, the Texas Railroad Commission notified Exxon Mobil of an environmental site assessment alleging soil and groundwater contamination for a site in the area of Tomball, Texas. Exxon Mobil believes that the site is one which was sold to TEC and claims that TEC is obligated to remediate the site under the assignment agreement. Exxon Mobil has requested that the court declare the defendants obligated to restore and remediate the properties and has requested any actual damages arising from breach and attorneys’ fees. We believe that Exxon Mobil’s claim that TEC is responsible for any remediation of such site is without merit and we intend to vigorously defend ourselves against this claim. However, no assurance can be given that we will prevail in this matter. We acquired substantially all the assets and liabilities of TEC in the TEC acquisition. Merenco was not acquired by us in the TEC acquisition and our chairman, Tim Culp, continues to have a 50% ownership interest in Merenco. The litigation is in the discovery stage and the Company can not predict the outcome of this matter and the potential impact that the resolution of this matter may have on the Company’s financial statements.  The Company has not recorded an adjustment in the financial statements related to this matter.

F3-16

NOTE 7 - Subsequent events

The Company entered into the following transactions in the period subsequent to September 30, 2007:

• In November 2007, the Company acquired a 12% working interest in the North Minnie Bock Field, a producing field in Nueces, Texas for approximately $1 million;

• In December 2007, the Company acquired a 50% working interest in the La Rosa field for approximately $5 million. The La Rosa Field is a non-producing field of approximately 3,800 acres in Refugio County, Texas. The field contains previously drilled and abandoned wells;

• In December 2007, the Company acquired out of bankruptcy court oil and gas properties, including approximately 200 producing wells, located in Chavez, Lea and Eddy counties, New Mexico previously owned by Lothian Oil, Inc. for $6.2 million. These assets include over one million boe of proved reserves. Approximately 55% of the reserves are proved developed;

• In December 2007 the Company acquired an additional 50% working interest in the Barnett Shale acreage its Ball Field for approximately $920,000. This acquisition increased the Company’s net acreage position by 2,300 net acres and resulted in a 100% working interest in the Barnett Shale.

• In December 2007, in an attempt to secure readily available well servicing equipment, the Company purchased, for approximately $2.2 million, the outstanding stock of Red Iron Tool, Inc.(“Red Iron”). As a result, Red Iron is now a wholly owned subsidiary of Platinum. Red Iron owns three pulling units and other service equipment near the Company’s Ira field in Scurry County, Texas. One of its rigs has been continuously servicing that field for the last six months. The other two have been used by other unrelated operators. The Company may continue to contract the rigs to third party operators when not in use by the Company on its properties.

• In January 2008, the Company acquired a 70% working interest in the Pleasanton field for approximately $5 million. The Pleasanton Field is a non-producing field of approximately 4,200 acres in Atascosa County, Texas. The field contains previously drilled and abandoned wells.

• The Company is in negotiations to acquire Maverick Engineering, Inc. (“Maverick”) for $11 million, with $6 million paid at closing and the remaining $5 million to be paid over the next 6 years contingent upon performance. This obligation is evidenced by a non-interes bearing 5 year note, the residual balance (as determined after the payment of contingent performance related payments) of which will convert to a 12 month term note with interest at the then prime rate. Established in 1993, Maverick has grown into a full-service engineering service company with 270 employees including a staff of 70 engineers, consultants, surveyors, scientists and planners. Maverick is a leading provider of project management, engineering, procurement, and construction management services to both the public and private sectors. Maverick’s organization is divided into four operational units: Oil & Gas, Industrial, Infrastructure and Surveying. Maverick offers cost effective solutions to a wide range of engineering challenges, providing industrial, commercial and public sector clients with responsive, practical and economical strategies for completing projects on time and on budget. Services include consulting, project management, engineering, procurement, and construction management. Upon consummation of the transaction, and pursuant to an employment agreement, Robert Kovar, the founder and CEO of Maverick, will join Platinum as Chief Operating Officer. Mr. Kovar’s responsibilities will include oversight of all operations, including engineering, drilling, and production. There is no assurance that the Company will reach an agreement to acquire Maverick, or that if an agreement is reached, it will result in a consummation of a transaction on the terms described.

F3-17

  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Tandem Energy Holdings, Inc.

We have audited the consolidated balance sheets of Tandem Energy Holdings, Inc., a Nevada corporation, (“Tandem”) (successor to Tandem Energy Corporation) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of Tandem’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Tandem’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15, on October 5, 2006, Tandem entered into an agreement whereby a publicly-owned entity will, subject to shareholder approval, acquire all of the assets and assume all of the liabilities of Tandem’s wholly-owned subsidiary.

In our opinion, the consolidated financial statements, referred to above, present fairly, in all material respects, Tandem’s financial position at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Johnson, Miller & Co. CPA’s, P.C.

Midland, Texas
April 2, 2007

F4-1

TANDEM ENERGY HOLDINGS, INC.
(Previously Tandem Energy Corporation)

CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$2,482,608	3,690,183
Accounts receivable:
Oil and gas sales	1,551,494	2,007,192
Affiliates and other, net	493,120	304,055
Inventory	73,781	38,724
Federal income tax receivable	—	630,497
Other current assets	301,578	301,578
Total current assets	4,902,581	6,972,229
Property and equipment
Oil and gas properties, full cost method	35,639,538	29,076,034
Other	1,271,035	603,061
Less accumulated depreciation, depletion and amortization	(5,635,280)	(3,000,770)
Property and equipment, net	31,275,293	26,678,325
Other assets
Investment in partnership	30,001	35,324
Deferred fees, net of amortization	111,109	377,778
Real estate held for development	584,167	585,863
Total other assets	725,277	998,965
Total assets	$36,903,151	34,649,519
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable
Trade	$970,894	1,422,063
Oil and gas sales	395,528	155,858
Current portion of long-term debt	1,750,000	500,000
Fair value of commodity derivatives	633,073	1,697,271
Current income taxes payable	123,053	—
Asset retirement obligation - current	177,411	—
Accrued liabilities and other	936,712	1,056,173
Total current liabilities	4,986,671	4,831,365
Long-term debt	40,250,000	42,000,000
Fair value of commodity derivatives	440,873	2,924,423
Asset retirement obligation	1,678,296	1,640,940
Total liabilities	47,355,840	51,396,728
Stockholders’ equity (deficit)
Common stock, $.001 par value, authorized 100,000,000 shares; Shares issued and outstanding: 23,799,322	23,799	23,799
Additional paid-in capital	64,275,801	64,275,801
Retained earnings	(74,752,289)	(81,046,809)
Total stockholders’ equity (deficit)	(10,452,689)	(16,747,209)
Total liabilities and stockholders’ equity (deficit)	$36,903,151	34,649,519

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

F4-2

TANDEM ENERGY HOLDINGS, INC.
(Previously Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Revenues
Oil and gas sales	$18,051,060	14,249,449	8,017,687
Costs and expenses
Lease operating expense	6,516,711	4,273,420	2,840,951
General and administrative	2,836,837	1,824,676	688,934
Stock-based compensation	—	37,605,730	—
Depreciation, depletion and amortization	2,641,315	1,915,613	390,432
Accretion of asset retirement obligation	137,222	120,209	45,916
Total costs and expenses	12,132,085	45,739,648	3,966,233
Operating income (loss)	5,918,975	(31,490,199)	4,051,454
Other income (expense)
Sale of environmental credits	—	—	446,200
Interest expense	(3,503,812)	(1,726,583)	(28,837)
Partnership income (loss)	49,877	8,399	(13,980)
Change in fair value of derivatives	3,308,703	(5,194,155)	—
Gain on sale of property and equipment	401,470	707,239	—
Other	229,054	69,794	56,654
Total other income (expense), net	485,292	(6,135,306)	460,037
Income (loss) before income taxes	6,404,267	(37,625,505)	4,511,491
Income tax benefit (expense)
Current	(109,747)	658,264	(512,327)
Deferred	—	657,850	(285,202)
Total income tax benefit (expense)	(109,747)	1,316,114	(797,529)
NET INCOME (LOSS)	$6,294,520	(36,309,391)	3,713,962
Earnings (loss) per share	$.26	(1.96)	1.24
Weighted average shares outstanding	23,799,322	18,514,688	3,000,000 (1)

(1)	Pro-forma shares outstanding after conversion

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

F4-3

TANDEM ENERGY HOLDINGS, INC.
(Previously Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended December 31, 2006, 2005 and 2004

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Retained Earnings (Deficit)	Total
Balance, January 1, 2004	1,000	$10	2,710,115	(810,321)	1,899,804
Distributions to shareholders	—	—	—	(321,184)	(321,184)
Net income	—	—	—	3,713,962	3,713,962
Balance, December 31, 2004	1,000	10	2,710,115	2,582,457	5,292,582
Acquisition and retirement of treasury stock	(500)	(5)	—	(13,015,000)	(13,015,005)
Shares issued in conjunction with:
Conversion of TEC shares	2,999,500	2,995	(2,995)	—	—
Conversion of Tandem shares	16,322	16	(16)	—	—
Acquisition of Shamrock assets	7,500,000	7,500	11,992,500	—	12,000,000
Compensation for management	9,243,000	9,243	33,845,567	—	33,854,810
Compensation for consultants	2,507,000	2,507	3,748,413	—	3,750,920
Private placement offerings	1,533,000	1,533	1,482,217	—	1,483,750
Distributions to shareholders
Acquisition of TEC -shares	—	—	10,500,000	(10,500,000)	—
Acquisition of Shamrock assets	—	—	—	(11,699,375)	(11,699,375)
Acquisition of TEC -notes payable	—	—	—	(12,000,000)	(12,000,000)
Other	—	—	—	(105,500)	(105,500)
Net loss	—	—	—	(36,309,391)	(36,309,391)
Balance, December 31, 2005	23,799,322	23,799	64,275,801	(81,046,809)	(16,747,209)
Net income	—	—	—	6,294,520	6,294,520
Balance, December 31, 2006	23,799,322	$23,799	64,275,801	(74,752,289)	(10,452,689)

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

F4-4

TANDEM ENERGY HOLDINGS, INC.
(Previously Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
Net income (loss)	$6,294,520	(36,309,391)	3,713,962
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	2,641,315	1,915,613	390,432
Accretion of asset retirement obligation	137,222	120,209	45,916
Amortization of deferred loan fees	266,669	155,555	—
Partnership (income) loss	(49,877)	(8,399)	13,980
Gain on sale of real estate held for development	(401,470)	(707,239)	—
Change in fair value of derivatives	(3,308,703)	5,194,155	—
Stock-based compensation	—	37,605,730	—
Current income tax (benefit)	—	(630,497)	—
Deferred income tax (benefit) expense	—	(657,850)	285,202
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	266,633	(796,317)	(1,026,039)
Increase in inventory	(35,057)	(38,724)	—
Decrease in other current assets	—	700	5,766
Increase (decrease) in accounts payable	(211,499)	618,147	363,864
Increase (decrease) in income taxes payable	753,550	(436,387)	—
Increase (decrease) in accrued liabilities and other	(119,461)	725,852	730,812
Decrease in commodity derivatives	(239,045)	(491,736)	—
Net cash provided by operating activities	5,994,797	6,259,421	4,523,895
Cash flows from investing activities:
Property and equipment additions	(7,342,671)	(7,518,057)	(1,194,227)
Partnership distributions	55,200	11,000	37,328
Proceeds from sale of property and equipment	585,099	929,469	—
Increase (decrease) in advance relocation fees	—	(173,588)	173,588
Increase in due from affiliates	—	—	(15,000)
Net cash used in investing activities	(6,702,372)	(6,751,176)	(998,311)
Cash flows from financing activities:
Long-term borrowings	—	23,000,000	—
Payment of bank loan fees	—	(825,000)	—
Payments of bank borrowings	(500,000)	(1,500,000)	(1,300,000)
Payments of notes to former shareholders	—	(147,280)	(150,000)
Cash distributions to shareholders	—	(8,401,453)	(321,184)
Proceeds from issuance of stock	—	1,483,750	—
Acquisition and retirement of treasury stock	—	(13,000,000)	—
Net cash (used in) provided by financing activities	(500,000)	610,017	(1,771,184)
Net (decrease) increase in cash and cash equivalents	(1,207,575)	118,262	1,754,400
Cash and cash equivalents, beginning of year	3,690,183	3,571,921	1,817,521
Cash and cash equivalents, end of year	$2,482,608	3,690,183	3,571,921

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

F4-5

TANDEM ENERGY HOLDINGS, INC.
(Previously Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS - (continued)
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Non-cash financing and investing activities:
Asset retirement cost and obligation	$77,545	126,550	4,593
Stock issued in connection with:
Shamrock asset acquisition	$—	12,000,000	—
Distribution to shareholders	$—	10,500,000	—
Stockholder distributions financed by note payable	$—	12,000,000	—
Cash paid during the year for:
Taxes	$75,327	408,274	50,000
Interest	$3,063,202	1,343,398	28,929

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

F4-6

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Basis of Presentation and Nature of Operations

Organization

Tandem Energy Holdings, Inc. (“Tandem”) is a publicly traded, non-reporting company. It was originally incorporated in Nevada as Las Vegas Major League Sports, Inc. (“Las Vegas”) on July 22, 1993, to engage in certain business activities associated with the Canadian Football League. In April 1994, it completed an initial public offering and began trading under the symbol LVTD. In 1996, Las Vegas filed for bankruptcy protection and ceased being a reporting company and ceased operations. In 1998, Las Vegas changed its name to Pacific Medical Group, Inc. (“Pacific”) in connection with a share exchange transaction with a privately-held company whose business plan was to engage in the manufacture and sale of medical products. That business was unsuccessful and Pacific ceased operations for some years. In February, 2005, Pacific changed its name to Tandem Energy Holdings, Inc. and changed its trading symbol to TDYH.PK. In June, 2005, Tandem Energy Corporation, a privately held Colorado corporation (“TEC”), which had acquired certain oil and gas assets of Shamrock Energy Corporation, a privately held Texas corporation (“Shamrock”), became a wholly owned subsidiary of Tandem. TEC and Shamrock, independent oil and gas E & P companies headquartered in Midland, Texas, have been engaged in the oil and gas industry since 1977 and 2004, respectively.

Basis of Presentation

The acquisition by Tandem in June, 2005, of all of the outstanding stock of TEC is accounted for as a combination of entities under common control, sometimes referred to hereinafter as the “share exchange.” Consequently, the assets, liabilities and results of operations presented herein are the historical results of operations of Tandem and TEC. The financial statements presented herein are the historical financial statements of the combined entities. See Note 3 for a detailed discussion of this transaction.

Nature of Operations

Tandem based in Midland, Texas, is engaged in the exploration, development and production of oil and gas properties located primarily in Texas and New Mexico.

Substantially all of Tandem’s oil and gas production is sold under short-term contracts which are market-sensitive. Accordingly, Tandem’s financial condition, results of operations and capital resources are highly dependent upon prevailing market prices of, and demand for, crude oil and natural gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond the control of Tandem. These factors include the level of global demand for petroleum products, foreign supply of oil and gas, the establishment of and compliance with production quotas by oil-exporting countries, weather conditions, the price and availability of alternative fuels, and overall economic conditions, both foreign and domestic.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Tandem and its wholly owned subsidiaries, Tandem Energy Corporation and Mixon Drilling, Inc. All intercompany balances and transactions have been eliminated.

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting policy most affected by management’s estimates and assumptions is the reliance on estimates of proved reserves to compute the provision for depreciation, depletion and amortization (“DD&A”), and the determination of any impairment of long-lived assets.

F4-7

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  - (continued)

Oil and Gas Properties

TEC uses the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (SEC). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. Tandem has defined a cost center by country. Currently, all of Tandem’s oil and gas properties are located within the continental United States.

Properties and equipment include costs that are excluded from costs being depreciated or amortized. Oil and gas costs excluded represent investments in unproved properties and major development projects in which Tandem owns a direct interest. These unproved property costs include nonproducing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. All costs excluded are reviewed at least quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the capitalized costs being amortized in the DD&A pool.

Depreciation, Depletion and Amortization

The depreciable base for oil and gas properties includes the sum of capitalized costs net of accumulated DD&A, estimated future development costs and asset retirement costs not accrued in oil and gas properties, less costs excluded from amortization and salvage. The depreciable base of oil and gas properties and mineral investments are amortized using the unit-of-production method based on total proved oil and gas reserves. Properties and equipment carrying values do not purport to represent replacement or market values.

Proved Oil and Gas Reserves

In accordance with Rule 4-10(a) of SEC Regulation S-X, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based upon future conditions.

(i)
Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contracts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii)
Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Proved Oil and Gas Reserves

(iii)	Estimates of proved reserves do not include the following:

(A)	oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”;

F4-8

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  - (continued)

(B)	crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

(C)	crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

(D)	crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Ceiling Test

Under the full cost method of accounting, a ceiling test is performed each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit, on a country-by-country basis, on the book value of oil and gas properties. Currently, all of Tandem’s operations are located in the United States. The capitalized costs of proved oil and gas properties, net of accumulated DD&A and the related deferred income taxes, may not exceed the estimated future net cash flows from proved oil and gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, generally using prices in effect at the end of the period held flat for the life of production and including the effect of derivative instruments that qualify as cash flow hedges, discounted at 10%, net of related tax effects, plus the cost of unevaluated properties and major development projects excluded from the costs being amortized. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated DD&A.

Asset Retirement Obligation

Tandem follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations . SFAS No. 143 requires Tandem to recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost of the abandonment obligations, less estimated salvage values, is included in the computation of depreciation, depletion and amortization.

Income Taxes

Tandem follows the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes . Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in income in the period that includes the enactment date.

Environmental Expenditures

Tandem is subject to extensive federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require Tandem to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed.

Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component is fixed or reliably determinable.

Hedging Activities

From time to time, Tandem may utilize derivative instruments, consisting of swaps, floors and collars, to attempt to reduce its exposure to changes in commodity prices and interest rates. Tandem accounts for its

F4-9

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  - (continued)

derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities , as amended. SFAS No. 133 requires that all derivative instruments be recognized as assets or liabilities in the balance sheet, measured at fair value. The accounting for changes in the fair value of a derivative depends on both the intended purpose and the formal designation of the derivative. Designation is established at the inception of a derivative, but subsequent changes to the designation are permitted. Tandem has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. Changes in fair value of derivative instruments which are not designated as cash flow hedges are recorded in other income (expense) as changes in fair value of derivatives. Tandem incurred cash settlement losses during 2005 of $492,000 and 2006 of $239,000. These losses were associated with the hedges required by our bank in order to secure the $23 million credit facility in June 2005. Tandem employed “costless collars” to protect the cash flow required by the banks to service the debt of Tandem. In conjunction with that protection, Tandem periodically incurred actual settlement losses associated with the ceiling component of such hedges when gas prices spiked in late 2005 and oil prices spiked in mid 2006. See Note 9 for further information.

Reclassification of Previously Reported Information

Certain amounts previously reported for the years ended December 31, 2006 and 2005 have been reclassified to conform to the current presentation. The reclassification, which was not material, increased Tandem’s previously reported oil and gas revenue with a corresponding offset to other income (expense)  — change in fair value of derivatives for the years ended December 31, 2006 and 2005, by $239,000 and $492,000, respectively. The reclassification had no affect on Tandem’s previously reported net income (loss), earnings (loss) per share, consolidated balance sheet or consolidated statements of cash flows.

Cash and Cash Equivalents

Tandem considers all cash and highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk — Cash

Tandem maintains its cash balances at a single major financial institution. Certain balances may at times exceed the federally insured limits established by the Federal Deposit Insurance Corporation. Tandem has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Inventory

Inventory consists primarily of tubular goods and other well equipment which Tandem plans to utilize in its ongoing exploration and development activities and is carried at the lower of cost or market value.

Investment in Partnership

Tandem uses the equity method to account for its non-operating 33-1/3% interest in a real estate partnership.

Real Estate Held for Development

Tandem’s real estate held for development is at cost and relates to undeveloped land located near Tomball, Texas.

Debt Financing Costs

As discussed in Note 4, certain financing costs related to Tandem’s revolving line of credit have been capitalized. The deferred debt financing costs are being amortized over the term of the financing.

Stock-Based Compensation

Tandem has not issued any stock-based compensation to employees for the two years ended December 31, 2006 and 2005, except for the issuance of common stock as compensation discussed in Notes 3

F4-10

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  - (continued)

and 11. Such issuances were recorded at the fair value of the stock at the time of issuance. As of December 31, 2006, Tandem does not have any other stock-based compensation plans or obligations.

Revenue Recognition and Gas Balancing

Tandem utilizes the sales method of accounting for oil, natural gas and natural gas liquids revenues whereby revenues, net of royalties, are recognized as the production is sold to purchasers. The amount of gas sold may differ from the amount to which Tandem is entitled based on its revenue interests in the properties. Tandem did not have any significant gas imbalance positions at December 31, 2006 or 2005.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income , established standards for reporting and displaying comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. There were no differences between net income and comprehensive income in 2006 or 2005.

Concentration Risks

Tandem sells its oil and natural gas production to various customers, serves as operator in the drilling, completion and operation of oil and gas wells, and from time to time enters into derivatives with various counterparties. When management deems appropriate, Tandem may obtain letters of credit to secure amounts due from its significant oil and gas purchasers and follow other procedures to monitor credit risk from joint owners and derivatives counterparties.

Accounts Receivable and Allowance for Doubtful Accounts

Tandem’s trade receivables consist of receivables from non-operators who own an interest in properties which Tandem operates. Tandem has the ability and the right to withhold oil and gas revenues from any owner who is delinquent in their payments. At December 31, 2006 or 2005, all trade receivables were collectable; therefore, the allowance for doubtful accounts was zero.

Recent Accounting Pronouncements

SFAS 155 — In February 2006, the FASB issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We will adopt SFAS 155 as of January 1, 2007. Adoption should have no effect on our financial position or results of operations.

SFAS 156 — In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets,” (“SFAS 156”) which amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 156 requires the initial recognition at fair value of a servicing asset or servicing liability when an obligation to service a financial asset is undertaken by entering into a servicing contract. The adoption of SFAS 156 effective January 1, 2007 should not affect our financial position or results of operations.

SFAS 157 — In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a single authoritative definition of fair value based upon the assumptions market participants would use when pricing an asset or liability and creates a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, additional disclosures are required, including disclosures of fair value measurements by level within the fair value hierarchy. SFAS 157 is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We will adopt SFAS 157 as of January 1, 2008. Adoption should have no effect on our financial position or results of operations.

F4-11

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  - (continued)

SFAS 159 — In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We are currently evaluating the provisions of SFAS 159 and assessing the impact it may have on our financial position and results of operations.

FASB Staff Position AUG AIR-1 — FASB Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”), prohibits companies from accruing as a liability in annual and interim periods the future costs of periodic major overhauls and maintenance of plant and equipment (the “accrue-in-advance method”). Other previously acceptable methods of accounting for planned major overhauls and maintenance (the direct expense, built-in overhaul and deferral methods) will continue to be permitted. The new requirements apply to entities in all industries for fiscal years beginning after December 15, 2006, and must be retrospectively applied. We will adopt FSP AUG AIR-1 as of January 1, 2007. Adoption should have no effect on our financial position or results of operations.

FIN 48 — In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”, (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 effective January 1, 2007. However, the FASB is in the process of issuing Proposed FSP FIN 48-a, “Implementation Guidance on Interpretation 48”. The guidance will provide conditions for determining when a tax position is considered to be effectively settled through examination. Although the final amount of our adoption adjustment will depend on the guidance issued, we do not expect the final impact of adoption to have a material effect on our financial position.

Note 3 — Common Stock and Significant Transactions

The following is a description of Tandem’s common stock transactions and other significant events:

Date	Description of Transaction	Issuance (Cancellation) of Shares of Common Stock
February 2005(1)	Acquisition of control of Pacific	16,322
March 1, 2005(2)	Proposed acquisitions of TEC and Shamrock by Tandem Energy Holdings, Inc. (Texas)	—
March 7, 2005(1)	Shares issued to sole officer and director (Mortensen)	20,000,000
March 8, 2005(3)	Shares issued to third parties	2,000,000
March 16, 2005(3)	Shares issued to third parties	250,000
March 17, 2005(4)	Cancellation of shares issued to Mortensen	(20,000,000
March 17, 2005(4)	Issuance of shares to TEC/Shamrock control group and former director Mortensen	20,000,000
May 31, 2005(5)	Original TEC and Shamrock purchase agreements terminated	—
June 1, 2005(5)	Cancellation of shares issued to TEC/Shamrock control group and former director Mortensen	(20,000,000
June 1, 2005(6)	Restated acquisition agreements of TEC and Shamrock	—

F4-12

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Common Stock and Significant Transactions  - (continued)

Date	Description of Transaction	Issuance (Cancellation) of Shares of Common Stock
June 1, 2005(7)	Issuance of shares to Tandem management as compensation	9,143,000
June 8, 2005(8)	Acquisition and retirement of Tandem treasury stock	—
June 8, 2005(9)	Shares issued for acquisition of Shamrock assets	7,500,000
June 8, 2005(10)	Shares issued for acquisition of TEC stock	3,000,000
June 14, 2005(7)	Shares issued to related party	100,000
June-July 2005(7)	Shares issued for compensation	257,000
	Total shares issued		20,000,000
June 14, 2005(11)	Shares issued in connection with private placement offering		1,533,000
	Total shares outstanding		23,799,322

1. Acquisition of Control of Pacific

In mid-March 2005, a group of promoters, including Mr. Lyle Mortensen (“Mortensen”), claimed to have acquired control of Pacific Medical Group, which in February 2005 had changed its name to Tandem and declared a 1 for 500 reverse stock split resulting in 16,322 shares of common stock outstanding. Mr. Mortensen was named sole officer and director, and on March 7, 2005, he issued himself 20,000,000 shares of common stock.

2. Proposed Acquisitions of TEC and Shamrock

In February 2005, Mr. Mortensen had incorporated a new privately held Texas corporation (Tandem, Texas) to facilitate the acquisition of TEC and the Shamrock Assets. It was intended that Tandem, Texas would then be rolled up into Tandem.

On March 1, 2005, Tandem (Texas) entered into agreements to purchase the common stock of TEC and certain oil and gas properties owned by Shamrock to be completed no later than May 31, 2005. See the discussion below under the captions “ 9 — Acquisition of Shamrock Assets by Tandem” and “ 10 — Acquisition of TEC .”

3. Shares Issued to Third Parties

In conjunction with its formation, on March 8, 2005 and March 16, 2005, Tandem issued 2,000,000 and 250,000 shares, respectively, to third parties and recorded compensation expense of $2,680,000 and $335,000, respectively, ($1.34 per share) based on Tandem’s average closing trading price on the OTC Pink Sheet system two days before and two days after the transaction (the “average trading price”).

4. March 17, 2005 Cancellation and Issuance of Common Stock

On March 17, 2005, in anticipation of the fulfillment of the March 1, 2005 proposed TEC and Shamrock acquisitions, Mortensen cancelled the 20,000,000 shares issued to himself on March 7, 2005, and on March 17, 2005, Mortensen, as sole officer and director, issued 20 million restricted shares of common stock to a group comprised of Mortensen, principals of Tandem and Shamrock (Tim Culp, Dyke Culp and Jack Chambers) and others.

On March 30, 2005, Mortensen appointed certain TEC and Shamrock owners and management members as officers and directors of Tandem and immediately resigned as officer and director.

5. Termination of Original TEC/Shamrock Acquisition Agreements and Cancellation of Stock

On May 31, 2005, the original TEC/Shamrock acquisition agreements terminated due to the inability to secure the necessary financing. As a result of the terminations, on June 1, 2005, Tandem’s new board of

F4-13

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Common Stock and Significant Transactions  - (continued)

directors cancelled all 20 million shares of common stock issued on March 17, 2005, for lack of consideration, and that they were issued in connection with the fulfillment of the acquisition of Tandem, Texas by Tandem, which never occurred.

All of the cancelled 20 million shares were subsequently returned to Tandem, except for 2.878 million shares controlled by Mortensen. Management of TEC believes that all of the shares controlled by Mortensen are null and void. See the additional discussion below under the captions “7 — Compensation Shares” with respect to any resolution of Mortensen’s 2.878 million shares.

6. Revised TEC/Shamrock Purchase Agreements

On June 1, 2005, after the May 31, 2005 termination of the original TEC/Shamrock purchase agreements, management of TEC revised and restated the TEC/Shamrock purchase agreements.

7. Compensation Shares

On June 1, 2005, Tandem issued to Tandem’s management team and other related parties 9,143,000 compensation shares valued at $33,554,810 ($3.67 per share) and, on June 14, 2005, 100,000 compensation shares to others valued at $300,000 ($3.00 per share), based on the average trading price at date of issuance. All management shares were restricted and subject to a voting agreement.

Mortensen is contesting Tandem’s cancellation of his 2.878 million shares of common stock. Although management believes Mortensen’s claim is without merit, if Mortensen is partially or completely successful, certain members of Tandem’s management team have agreed to reduce their compensation shares for any Mortensen shares and to reimburse Tandem for any related expense. Accordingly, any resolution of the Mortensen’s shares will have no effect on Tandem’s total shares outstanding or its results of operations.

In addition, during June-July 2005, TEC issued 257,000 compensation shares valued at $735,920 (ranging from $1.96-$3.67 per share), based on the average trading price at date of issuance.

The following is a summary of TEC’s compensation share expense for the year ended December 31, 2005:

	Date Issued	Shares	Expense
Third parties(3)	March 8, 2005	2,250,000	$3,015,000
Management	June 1, 2005	9,143,000	33,554,810
Related party	June 14, 2005	100,000	300,000
Others	June-July 2005	257,000	735,920
Total		11,750,000	$37,605,730

8. Acquisition and Retirement of TEC Treasury Stock

Historically, TEC was owned equally by Joe C. Bullard and Tim G. Culp, who served as its president and vice president, respectively. Prior to 2002, the spouses of Culp and Bullard also owned shares. Under a stock redemption agreement executed in 2002, the spouses redeemed their shares for notes which required annual payments until the notes were satisfied. These notes were paid in full during the second quarter of 2005.

On June 8, 2005, in conjunction with the revised and restated TEC/Shamrock purchase agreements and pursuant to a share redemption agreement, TEC repurchased and retired as treasury stock one-half of its outstanding common shares owned by Bullard for $13.0 million and cancelled a $15,000 note receivable, funded by proceeds of the revolving line of credit discussed in Note 6 to the Consolidated Financial Statements. As a result, Tim Culp became the sole shareholder of TEC.

F4-14

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Common Stock and Significant Transactions  - (continued)

9. Acquisition of Shamrock Assets by Tandem

Historically, Shamrock was owned equally by Tim Culp, his brother Dyke Culp, and Jack Chambers. At date of acquisition, TEC’s then sole stockholder owned or controlled a two-thirds interest in Shamrock, the other one-third interest was owned or controlled by an unrelated third party. Accordingly, the acquisition of the two-thirds Shamrock interest has been accounted for as a combination of entities under common control using carryover historical costs, and the acquisition of the remaining one-third Shamrock interest has been accounted for as a purchase in accordance with SFAS No. 141, Business Combinations .

The following is a summary of the combination of entities under common control related to the two-thirds Shamrock interest:

Consideration paid to predecessor shareholder:
Cash paid	$5.3 million
Issuance of note payable	6.0 million
Repayment of certain debt	3.2 million
Issuance of 3.5 million shares valued at average trading price of $3.00 per share	10.5 million
Total consideration paid	25.0 million
Less historic cost basis of net assets acquired	2.8 million
Distribution to predecessor shareholder	$22.2 million

The following is a summary of the purchase of the one-third Shamrock interest:

Cash paid	$2.6 million
Issuance of note payable	3.0 million
Repayment of certain debt	1.6 million
Issuance of 4.0 million shares valued at average trading price of $3.00 per share	12.0 million
Total purchase price	$19.2 million

The following is a summary of the Shamrock acquisition transactions:

Cost basis of assets acquired:
Two-thirds interest	$2.8 million
One-third interest	19.2 million
Total assets acquired	22.0 million
Distribution to predecessor shareholder	22.2 million
Total consideration paid	$44.2 million

The results of operations of Shamrock’s oil and gas properties have been recorded in TEC’s consolidated financial statements since the June 1, 2005 acquisition date. Reference is made to Note 14 of the Consolidated Financial Statements for further discussion of the Shamrock acquisition.

10. Acquisition of TEC

On June 8, 2005, pursuant to a restated purchase agreement, Tandem acquired the remaining 500 shares of capital stock outstanding in TEC from Tim Culp in exchange for 3.0 million shares of Tandem common stock and a note payable of $12.0 million. The 3.0 million shares of Tandem common stock were valued at the historic cost basis of the 500 shares of TEC common stock and the $12.0 million note payable is reflected as a distribution to the Tandem shareholder.

F4-15

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Common Stock and Significant Transactions  - (continued)

Since TEC was owned 100% by Tim Culp, and since Culp controlled more than 50%of Tandem, the acquisition of TEC by Tandem has been accounted for as a combination of entities under common control using Tandem’s and TEC’s carryover historical cost basis.

Since the business combination is accounted for as a combination of entities under common control, no purchase value adjustment for Tandem or TEC is appropriate or necessary. Consequently, the consolidated financial statements presented herein are the historical results of operations of both TEC and Tandem.

11. Private Placement Offering

On March 30, 2005, in contemplation of original March 1, 2005 proposed TEC and Shamrock acquisitions, Tandem began a 2,000,000 private placement offering at $1.00 per share. On June 14, 2005, Tandem closed the private placement offering and issued 1,533,000 shares of common stock and received net proceeds of approximately $1.5 million. The net proceeds are being used for general operating purposes.

Note 4 — Other Current Assets

Financing costs totaling $800,000 relating to Tandem’s revolving line of credit, as discussed in Note 6, were capitalized during 2005. Tandem is amortizing these costs to expense over the term of the financing; the portion scheduled to be amortized in 2007 ($266,667) is included in other current assets.

Note 5 — Asset Retirement Obligation

The following table summarizes the changes in the Tandem’s asset retirement obligation for the years ended December 31, 2006 and 2005 as follows:

Balance, January 1, 2005	$602,938
Additions related to new properties	126,550
Additions related to acquisition of Shamrock properties	791,243
Accretion expense	120,209
Balance, December 31, 2005	1,640,940
Additions related to new properties	77,545
Accretion expense	137,222
Balance, December 31, 2006	$1,855,707

Note 6 — Long-Term Debt

TEC’s long-term debt at December 31 consisted of the following:

	2006	2005
Revolving line of credit	$21,000,000	21,500,000
Notes to former TEC and Shamrock owners	21,000,000	21,000,000
Total long-term debt	42,000,000	42,500,000
Less current portion of long-term debt	(1,750,000)	(500,000)
Long-term debt, net of current portion	$40,250,000	42,000,000

Revolving Line of Credit

On June 8, 2005, TEC entered into a revolving line of credit agreement with a bank to provide an initial borrowing base of up to $23.0 million. The borrowing base is reduced by payments of $250,000 each month beginning July 1, 2005, and the lender may redetermine the borrowing base at its discretion. The revolving line of credit expires June 8, 2008. Under the terms of the third amendment to the credit agreement, dated

F4-16

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Long-Term Debt  - (continued)

September 21, 2006, and in anticipation of the impending asset acquisition referred to in Note 15, the borrowing base was set at $21.35 million and the mandatory principal reduction requirement was waived until December 1, 2006. The December 1, 2006 principle reduction requirement was waived. On February 28, 2007, under the terms of the fourth amendment to the credit agreement, the new borrowing base was set at $21.1 million with mandatory principle reduction requirements of $250,000 per month beginning June 1, 2007. Accordingly, TEC has reclassed a portion of its revolving line of credit as a current liability in the amount of $1.75 million.

The revolving line of credit is secured by Tandem’s oil and gas properties. The proceeds from the initial borrowings under the revolving line of credit were used primarily for the Shamrock acquisition in 2005 and in conjunction with the stock redemption agreement with one of TEC’s predecessor stockholders in the amount of $13.0 million also in 2005.

The revolving line of credit bears interest at either the bank’s base rate or LIBOR, plus a margin which varies with the ratio of Tandem’s outstanding borrowings to a defined borrowing base. Tandem can choose periodically to change the interest rate base which applies to outstanding borrowings. As of December 31, 2006, $20.5 million of the $21.0 million due under the revolving line of credit bears interest payable at LIBOR plus 2.25% (7.57%); the remainder bears interest at the bank’s base rate (8.25% at December 31, 2006).

Under the terms of revolving line of credit agreement, Tandem must maintain certain financial ratios, must repay any amounts due in excess of the borrowing base, and may not declare any dividends or enter into any transactions resulting in a change in control, without the lender’s consent. In connection with the revolving line of credit, Tandem entered into crude oil and natural gas derivative swaps, puts and calls discussed in Note 9.

Notes to Former TEC and Shamrock Owners

As discussed in Notes 3 and 11, Tandem issued a note payable to the sole stockholder of TEC as part of the overall consideration for the share exchange. Such note, in the principle amount of $12.0 million, bears interest at a national bank’s prime rate (8.25% at December 31, 2006) payable monthly. Interest only is due through May 31, 2009, at which point the note and any unpaid interest is due in full.

As discussed in Notes 3 and 14, TEC issued notes payable to three individuals as part of the overall consideration for the acquisition of the Shamrock properties. Such notes, in the aggregate totaling $9.0 million, bear interest at a national bank’s prime rate (8.25% at December 31, 2006) payable monthly. Interest is due through May 31, 2009, at which point the note and any unpaid interest is due in full.

Scheduled Maturities

Annual maturities of TEC’s long-term debt for the years ended December 31, are as follows:

2007	$1,750,000
2008	19,250,000
2009	21,000,000
$42,000,000

Note 7 — Income Taxes

Deferred tax assets and liabilities are the result of temporary differences between the financial statement carrying values and the tax basis of assets and liabilities. For the years ended December 31, 2006, 2005 and 2004, Tandem’s income tax benefit (expense) is summarized as follows:

F4-17

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Income Taxes  - (continued)

	Current	Deferred	Total
Year ended December 31, 2006:
State income tax benefit (expense)	$—	—	—
Federal income tax benefit ( expense)	(109,747)	—	(109,747)
	$(109,747)	—	(109,747)

	Current	Deferred	Total
Year ended December 31, 2005:
State income tax benefit (expense)	$—	—	—
Federal income tax benefit (expense)	658,264	657,850	1,316,114
	$658,264	657,850	1,316,114

	Current	Deferred	Total
Year ended December 31, 2004:
State income tax benefit (expense)	$(85,957)	—	(85,957)
Federal income tax benefit (expense)	(426,370)	(285,202)	(711,572)
	$(512,327)	(285,202)	(797,529)

Income tax benefit (expense) for the years ended December 31, 2006, 2005 and 2004 differs from the expected amount based on Tandem’s income (loss) before income taxes computed at the federal statutory income tax rate as follows:

	2006	2005	2004
Income tax benefit (expense) computed at statutory rate	$(2,207,586)	12,792,672	(1,533,907)
Statutory depletion	—	483,123	843,879
Nondeductible expenses and other	(1,111)	(4,195)	(21,544)
Alternative minimum tax	(34,421)	—	(85,957)
Utilization (carryover) of net operating losses	2,133,371	(11,955,486)	—
Total income tax benefit (expense)	$(109,747)	1,316,114	(797,529)

At December 31, 2006, Tandem’s future financial and tax net operating loss carryforward benefits were approximately $5.7 million and $0.7 million, respectively, and are available to reduce future income taxes. If not utilized, the carryforwards will expire in 2025.

Note 8 — Marketing Arrangements and Major Customers

Tandem sells substantially all of its crude oil production under short-term contracts based on prices quoted on the New York Mercantile Exchange (“NYMEX”) for spot West Texas Intermediate contracts, less agreed-upon deductions which vary by grade of crude oil.

The majority of Tandem’s natural gas production is sold under short-term contracts based on pricing formulas which are generally market responsive. From time to time, Tandem may also sell a portion of the gas production under short-term contracts at fixed prices. Tandem believes that the loss of any of its oil and gas purchasers would not have a material adverse effect on its results of operations due to the availability of other purchasers.

During the years ended December 31, 2006, 2005 and 2004, two customers accounted for approximately 80%, 77% and 64%, respectively, of Tandem’s crude oil and natural gas revenues. Tandem believes that the

F4-18

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Marketing Arrangements and Major Customers  - (continued)

loss of either of Tandem’s significant customers would not create a financial risk as Tandem’s oil and gas production can be sold to others at similar prices.

Note 9 — Price, Interest Rate and Credit Risk Management Activities

Price and Interest Rate Risks

Tandem engages in price risk management activities from time to time. These activities are intended to manage Tandem’s exposure to fluctuations in commodity prices for natural gas and crude oil. Tandem utilizes derivative financial instruments, primarily price collars, puts and calls, as the means to manage this price risk. In addition to these financial transactions, Tandem is a party to various physical commodity contracts for the sale of hydrocarbons that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities , as amended by SFAS Nos. 137, 138 and 149, these various physical commodity contracts qualify for the normal purchases and normal sales exception and therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of these various physical commodity contracts is included in revenues at the time of settlement, which in turn affects average realized hydrocarbon prices.

During 2006 and 2005, as discussed in Note 6, Tandem’s revolving line of credit required Tandem to execute various crude oil and natural gas swaps, collars, puts and calls (derivative financial instruments). Tandem has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. For the year ended December 31, 2006. Tandem recognized gains on its hedging activities of $3.3 million, including a mark-to-market gain of $3.5 million at December 31, 2006, and a $0.2 million cash charge for settled contracts. For the year ended December 31, 2005, Tandem recognized losses on its hedging activities of $5.2 million, including a mark-to-market loss of $4.7 million at December 31, 2005, and a $0.5 million cash charge for settled contracts.

Presented below is a summary of Tandem’s crude oil and natural gas derivative financial contracts at December 31, 2006, with crude oil prices expressed in dollars per barrels of crude oil and notional crude oil volumes in barrels of crude oil per year; and natural gas prices expressed in dollars per million British thermal units ($/MMBtu) and notional natural gas volumes in million British thermal units per year (MMBtuy). As indicated, Tandem does not have any financial derivative contracts that extend beyond December 2009.

Moreover, Tandem has not entered into any additional crude oil or natural gas financial derivative contracts since December 31, 2006. Tandem accounts for its financial derivative contracts using mark-to-market accounting. The total fair value of the crude oil and natural gas financial derivative contracts at December 31, 2006, was a liability of approximately $1.1 million.

Period	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/(Liability) (Stated in Thousands)
2007	Gas Collar	504,000	$5.00/$11.02	$(44)
	Gas Call Option Sold	504,000	9.10	(279)
	Gas Call Option Purchased	504,000	12.00	125
	Gas Put Option Sold	504,000	5.00	(81)
	Gas Put Option Purchased	504,000	6.00	220
	Oil Collar	142,834	40.00/72.10	(337)
	Oil Call Option Sold	150,000	67.00	(629)
	Oil Call Option Purchased	150,000	72.10	392

F4-19

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Price, Interest Rate and Credit Risk Management Activities  - (continued)

Period	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/(Liability) (Stated in Thousands)
2008	Gas Collar	378,000	5.00/11.02	(113)
	Gas Call Option Sold	378,000	9.10	(361)
	Gas Call Option Purchased	378,000	12.00	186
	Gas Put Option Sold	378,000	5.00	(74)
	Gas Put Option Purchased	378,000	6.00	170
	Oil Collar	102,085	40.00/72	(433)
	Oil Call Option Sold	112,500	67.00	(769)
	OilCall Option Purchased	112,500	7210	544
2009	Oil Swaps	120,000	71.00	409
	Total fair value liability			$(1,074)

The fair value of Tandem’s financial derivative contracts at December 31, 2006 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(633)
Long-term portion	(441)
Total fair value liability	$(1,074)

The natural gas and crude oil prices shown in the above table are based on the corresponding NYMEX index and have been valued using actively quoted prices and quotes obtained from the counterparties to the derivative agreements. The above prices represent a weighted average of several contracts entered into and are on a per MMBtu or per barrel basis for gas and oil derivatives, respectively. Total volumes shown for the crude oil collar reflect net volumetric positions with a single counterparty under which contracts provide for netting of all settlement amounts.

The following table summarizes the estimated fair value of financial instruments and related transactions at December 31, 2006 (in millions):

	Carrying Amount	Estimated Fair Value(1)
Long-Term Debt	$40.2	40.2
NYMEX-Related Commodity Derivative
Market Positions(1)	$1.1	1.1

(1)
Estimated fair values have been determined by using available market data and valuation methodologies. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

Note 10 — Commitments and Contingencies

Leases

Tandem leases office space from third parties under non-cancelable operating leases that expires May 31, 2010. Beginning in 2006, Tandem also leased office equipment and a compressor in the Tomball field. Rental

F4-20

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Commitments and Contingencies  - (continued)

expense pursuant to these leases amounted to $135,128 and $34,146 for the years ended December 31, 2006 and 2005, respectively. Future minimum annual lease payments under the non-cancelable lease for the years ending December 31 are as follows:

2007	$186,744
2008	93,660
2009	92,256
2010	25,327
Thereafter	—
$397,987

Legal Proceedings

Except as discussed in Note 16, Tandem is not currently a defendant in any lawsuit arising in the ordinary course of business.

Note 11 — Related Party Transactions

As discussed in Note 3, in 2005, TEC purchased as treasury stock the common shares held by one of its two shareholders for $13.0 million. The purchase was funded from a portion of the proceeds of Tandem’s revolving line of credit discussed in Note 6.

As discussed in Note 3, Tandem issued a note payable to its primary shareholder, Mr. Culp, for $12.0 million in connection with the share exchange with TEC. Mr. Culp also received 1.8 million shares of restricted common stock in connection with the distribution of restricted shares issued to officers, directors and other related parties for services discussed in Note 3, such shares were valued for accounting purposes at $3.67 per share and the resulting approximately $6.6 million was charged to compensation expense in 2005.

As discussed in Note 3, in connection with the purchase of TEC, 7.4 million shares of restricted common stock were distributed to officers, directors and other related parties of Tandem, other than Mr. Culp, for services. The overall value of such shares (approximately $27.3 million) was charged to compensation expense in 2005, as discussed in Note 3.

Note 12 — Costs of Oil and Gas Properties

The following table sets forth certain information with respect to costs incurred in connection with Tandem’s oil and gas producing activities during the years ended December 31, 2006 and 2005.

	2006	2005
	(In Thousands)
Property acquisitions:
Proved	$6.3	$21,754.1
Unproved	—	—
Developmental costs
Intangible	4,229.0	2,632.0
Tangible	2,328.2	1,062.8
Exploratory costs	—	—
Total	$6,563.5	$25,448.9

F4-21

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Costs of Oil and Gas Properties  - (continued)

The following table sets forth the capitalized costs for oil and gas properties as of December 31, 2006 and 2005.

	2006	2005
	(In Thousands)
Proved properties	$35,639.5	$29,076.0
Unproved properties	—	—
Total capitalized costs	35,639.5	29,076.0
Accumulated depreciation, depletion and amortization	(5,469.2)	(2,946.5)
Net capitalized costs	$30,170.3	$26,129.5

Note 13 — Oil and Gas Reserve Information (Unaudited)

The estimates of proved oil and gas reserves utilized in the preparation of the consolidated financial statements were prepared by Williamson Petroleum Consultants, independent petroleum engineers. Such estimates are in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under economic and operating conditions existing at the registrant’s year end with no provision for price and cost escalations except by contractual arrangements. Future cash inflows were computed by applying year-end prices to the year-end quantities of proved reserves. Future development, abandonment and production costs were computed by estimating the expenditures to be incurred in developing, producing, and abandoning proved oil and gas reserves at the end of the year, based on year-end costs. Future income taxes were computed by applying statutory tax rates to the estimated net pre-tax cash flows after consideration of tax basis and tax credits and carryforwards. All of Tandem’s reserves are located in the United States. For information about Tandem’s results of operations from oil and gas producing activities, see the accompanying consolidated statements of operations.

In accordance with Rule 4-10(a) of SEC Regulation S-X, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(1) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(2) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(3) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may

F4-22

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Oil and Gas Reserve Information (Unaudited)  - (continued)

occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Tandem emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. In addition, a portion of Tandem’s proved reserves are classified as proved developed nonproducing and proved undeveloped, which increases the imprecision inherent in estimating reserves which may ultimately be produced.

The following table sets forth proved oil and gas reserves together with the changes therein and proved developed reserves (oil in Bbls, gas in Mcf, gas converted to Boe’s at six Mcf per Bbl) for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	2006			2005			2004
	Oil	Gas	Boe	Oil	Gas	Boe	Oil	Gas	Boe
Proved reserves:
Beginning of period	5,814	21,897	9,464	989	16,604	3,756	793	16,031	3,465
Revisions	(117)	(1,034)	(289)	460	(32)	455	300	1,251	508
Extensions and discoveries	57	660	167	56	3,482	636	—	—	—
Sales of minerals-in-place	—	—	—	—	—	—	—	—	—
Purchases of minerals-in-place	—	—	—	4,466	2,567	4,894	—	—	—
Production	(215)	(736)	(338)	(157)	(724)	(277)	(104)	(678)	(217)
End of period	5,539	20,787	9,004	5,814	21,897	9,464	989	16,604	3,756
Proved developed reserves:
Beginning of period	2,295	6,077	3,308	989	5,708	1,940	794	4,052	1,469
End of period	2,170	5,691	3,119	2,295	6,077	3,308	989	5,708	1,940

The following table sets forth standardized measure of discounted future net cash flows (stated in thousands) relating to proved reserves for the year ended December 31, 2006 and 2005:

	2006	2005	2004
Future cash inflows	$430,558	551,286	137,750
Future costs:
Production	(121,129)	(141,530)	(46,250)
Abandonment	(4,872)	(4,665)	(1,493)
Development	(41,153)	(41,810)	(5,401)
Income taxes	(28,881)	(61,738)	(14,378)
Future net cash inflows	234,523	301,543	70,228
10% discount factor	(111,945)	(114,098)	(26,573)
Standardized measure of discounted net cash flows	$122,578	187,445	43,655

F4-23

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Oil and Gas Reserve Information (Unaudited)  - (continued)

The following table sets forth the changes in the standardized measure of discounted future net cash flows relating to proved reserves for the years ended December 31, 2006 and 2005:

	2006	2005	2004
	(in Thousands)
Standardized measure, beginning of year	$187,445	43,655	17,989
Net changes in sales prices, net of production costs	(45,744)	52,323	4,494
Revisions of quantity estimates	(5,461)	50,642	12,150
Accretion of discount	20,159	4,818	3,842
Changes in future development costs, including development costs incurred that reduced future development costs	955	(1,874)	(1,226)
Changes in timing and other	(3,583)	(2,121)	1,296
Net change in income taxes	(20,981)	(44,852)	10,282
Future abandonment costs	(1,856)	918	5
Extensions and discoveries	3,178	16,584	—
Sales, net of production costs:
Continuing operations	(11,534)	(10,321)	(5,177)
Sales of minerals-in-place	—	—	—
Purchases of minerals-in-place	—	77,673	—
Net increase (decrease) in standardized measure	(64,867)	143,790	25,666
Standardized measure, end of period	$122,578	187,445	43,655

Impact of Pricing

The estimates of cash flows and reserve quantities shown above are based on year-end oil and gas prices, except in those cases where future natural gas or oil sales are covered by physical contracts at specified prices. Forward price volatility is largely attributable to supply and demand perceptions for natural gas and crude oil.

Under full-cost accounting rules, TEC reviews the carrying value of its proved oil and gas properties each quarter. Under these rules, capitalized costs of proved oil and gas properties, net of accumulated DD&A and deferred income taxes, may not exceed the present value of estimated future net cash flows from proved oil and gas reserves, discounted at 10%, plus the lower of cost or fair value of unproved properties included in the costs being amortized, net of related tax effects (the “ceiling”). These rules generally require pricing future oil and gas production at the unescalated oil and gas prices at the end of each fiscal quarter and require a write-down if the “ceiling” is exceeded. Given the volatility of oil and gas prices, it is reasonably possible that Tandem’s estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline significantly, even if only for a short period of time, it is possible that write-downs of oil and gas properties could occur in the future.

The estimated present value of future cash flows relating to proved reserves is extremely sensitive to prices used at any measurement period. The average prices used for each commodity for the years ended December 31, 2006, 2005 and 2004 were as follows:

	Average Prices
As of December 31,	Oil	Gas
2006	$57.65	5.35
2005	$57.38	9.94
2004	$41.41	5.94

F4-24

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Shamrock Acquisition

On June 8, 2005, Tandem, through its wholly-owned subsidiary TEC, acquired certain oil and gas properties located in the Permian Basin of West Texas, Southeastern New Mexico, and Hardin County in East Texas, from Shamrock. The total purchase price was approximately $44.2 million including the issuance of 7.5 million shares of Tandem common stock. Since the purchase of TEC by Tandem and the Shamrock asset acquisition by TEC occurred concurrently, the 7.5 million shares were issued directly by Tandem. See Note 3 for a complete discussion of the acquisition.

The Shamrock properties included estimated total proved reserves of 4.9 million equivalent barrels of oil.

Acquisition Pro Forma

The following pro forma information shows the effect on Tandem’s consolidated results of operations as if the Shamrock acquisition occurred on January 1, 2005. The pro forma information (stated in thousands) includes numerous assumptions, and is not necessarily indicative of future results of operations.

	2005		2004
	As Reported	Pro Forma	As Reported	Pro Forma
Year ended December 31:
Oil and gas sales	$13,758	16,203	$8,018	12,105
Operating expenses	4,273	5,233	2,841	4,508
Operating profit	$9,485	10,970	$5,177	7,597

Note 15 — Pending Sale of Tandem Assets

On January 19, 2006, Tandem announced that it had executed a definitive merger agreement (“Merger Agreement”) with Platinum Energy Resources, Inc. (“Platinum”), a publicly-owned entity, for the acquisition of 100% of the outstanding stock of Tandem for total cash consideration of approximately $102 million.

On October 5, 2006, Platinum and Tandem announced that the proposed merger had been terminated, and announced a restructured transaction from a merger transaction to an acquisition of the assets of Tandem’s operating subsidiary Tandem Energy Corporation (“TEC”), pursuant to a plan of reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. As a part of the new Asset Acquisition Agreement and Plan of Reorganization, dated October 4, 2006, Platinum Energy will acquire all of the assets and assume substantially all of the liabilities of TEC, including approximately $42 million of TEC’s debt, in exchange for the issuance of approximately 8 million PGRI shares to TEC shareholders subject to approval by the Platinum shareholders. The total number of shares to be received by TEC will be $60 million divided by the per share cash value of the Platinum Energy IPO trust account at the time of closing. The per share cash value was $7.58 as of December 31, 2006. After the transaction is consummated, TEC and its parent, Tandem, will liquidate and distribute the PGRI shares to Tandem’s shareholders. Under the restructured transaction, the date by which the close of the transaction must occur has been reset to May 31, 2007. Consummation of the acquisition is conditioned upon, among other things, approval of the transaction by Platinum Energy’s stockholders. A new date for the special meeting of Platinum stockholders to vote on the proposal to approve the asset acquisition has not yet been set.

Note 16 — Litigation

As discussed in Note 3, in early March, 2005, Tandem, whose board was comprised solely of one of its promoters, Lyle Mortensen, issued 20 million restricted shares of its common stock to Mr. Mortensen. Some of these shares were subsequently transferred by Mr. Mortensen to others including principals of TEC and Shamrock, Tim Culp, Dyke Culp and Jack Chambers, in late March, 2005. Concurrently, Mr. Mortensen resigned as a director and officer of Tandem. Tandem’s board cancelled all of the 20 million shares on the grounds that the stock was issued without consideration from Mr. Mortensen, in that the shares were originally

F4-25

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Litigation  - (continued)

issued in fulfillment of a planned acquisition of TEC/Shamrock by a Texas corporation formed by Mr. Mortensen to facilitate a contemplated merger of the new Texas corporation and Tandem. This contemplated merger never occurred. All of the cancelled shares were returned to Tandem, except for 2.878 million shares controlled by Mr. Mortensen. Management of Tandem believes that all of the shares controlled by Mr. Mortensen are null and void and has instructed its common stock transfer agent to place a hold on the Mr. Mortensen common stock certificates. On May 17, 2006, Tandem received notification from a third party claiming to be a “holder in due course” of a certificate representing 2.7 million shares of Tandem common stock controlled by Mr. Mortensen and a demand that certificate be reissued without a restrictive legend as 2.7 million free-trading shares. Management of Tandem has and will continue to vigorously contest the third party claim.

On May 23, 2006, Tandem filed a lawsuit in Nevada District Court against Tandem’s transfer agent, the third party and three other defendants. The third party, as well as the three other defendants, successfully challenged the jurisdiction of the Nevada court over them and were therefore able to be excluded from the lawsuit, which proceeded without them and resulted in the court rendering a judgment that the certificates evidencing the shares are invalid and void and directing Tandem’s transfer agent to void the certificates if presented for transfer, as well as enjoining the transfer agent from transferring the certificates if so presented.

The third party filed a competing lawsuit against Tandem and Platinum in the Florida Circuit court on or about June 14, 2006, seeking a declaration by the court that Tandem’s cancellation of the shares was improper and that the third party is the rightful owner of the shares, and an injunction prohibiting Tandem and Platinum from taking any action in detriment to his alleged rights in and to the shares. Tandem challenged the jurisdiction of the Florida court over it since it has had no contact with the state of Florida, and was successful in getting the judge in that lawsuit to enter an order dismissing the entire complaint filed by the third party on the grounds that the court did not have jurisdiction over the matter. The third party is now seeking approval of the court to file an amended complaint, and Tandem is vigorously contesting this action. Although the ultimate outcome of these lawsuits is presently unknown, management believes that an indemnification agreement adequately protects Tandem from any liability. Accordingly, based on SFAS No. 5, Accounting for Contingencies, no liability has been recorded in the accompanying consolidated financial statements.

On September 25, 2006, Tandem filed a lawsuit against Mr. Mortensen and Mr. Mortensen’s corporate affiliate in the Judicial District Court in Tarrant County, Texas, the domicile of Mr. Mortensen and his affiliate, seeking a declaration by the court that the certificates issued to Mr. Mortensen and subsequently transferred to his affiliate are void, that the certificates were properly cancelled by Tandem and that the transfer agent is authorized to cancel and destroy the certificates. In addition, Tandem is seeking a temporary and permanent injunction against Mr. Mortensen, his affiliate and any other person in possession of the certificates prohibiting any transfer or other disposition of the certificates and ordering that they be cancelled. An answer in this lawsuit was filed by Mr. Mortensen and his affiliate, and Tandem is now proceeding with a vigorous prosecution of this case.

F4-26

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,233,281	$2,482,608
Accounts receivable
Oil and gas sales	1,768,129	1,551,494
Affiliates and other, net	659,759	493,120
Inventory	85,523	73,781
Other current assets	212,029	301,578
Total current assets	5,958,721	4,902,581
Property and equipment, at cost
Oil and gas properties, full cost method	36,757,054	35,639,538
Other	1,399,789	1,271,035
Less accumulated depreciation, depletion and amortization	(7,605,615)	(5,635,280)
Property and equipment, net	30,551,228	31,275,293
Other assets
Investment in partnership	35,324	30,001
Deferred fees, net of amortization	—	111,109
Real estate held for development	582,045	584,167
Total other assets	617,369	725,277
Total assets	$37,127,318	36,903,151
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable
Trade	$771,574	$970,894
Oil and gas sales	71,341	395,528
Current portion of long-term debt	20,750,000	1,750,000
Fair value of commodity derivatives	1,791,187	633,073
Current income taxes payable	31,104	123,053
Asset retirement obligation - current	186,545	177,411
Accrued liabilities and other	920,932	936,712
Total current liabilities	24,522,683	4,986,671
Long-term debt, net of current portion	21,000,000	40,250,000
Fair value of commodity derivatives - non-current	288,046	440,873
Asset retirement obligation - non-current	1,721,637	1,678,296
Total liabilities	47,532,366	47,355,840
Stockholders’ equity (deficit)
Common stock, $.001 par value, authorized 100,000,000 shares; Shares issued and outstanding: 23,777,322 and 23,799,322 at September 30, 2007 and December 31, 2006, respectively	23,777	23,799
Additional paid-in capital	64,231,323	64,275,801
Retained earnings (deficit)	(74,660,148)	(74,752,289)
Total stockholders’ equity (deficit)	(10,405,048)	(10,452,689)
Total liabilities and stockholders’ equity (deficit)	$37,127,318	36,903,151

The accompanying notes are an integral part of these financial statements.

F5-1

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Oil and gas sales	$4,673,266	4,609,896	12,805,907	13,872,248
Costs and expenses
Lease operating expense	1,900,777	1,534,228	4,671,330	4,635,195
General and administrative expense	758,313	510,113	2,214,375	1,805,089
Depreciation, depletion and amortization expense	658,828	608,086	1,970,335	1,732,384
Accretion expense	37,521	40,340	110,011	107,280
Total costs and expenses	3,355,439	2,692,767	8,966,051	8,279,948
Operating income	1,317,827	1,917,129	3,839,856	5,592,300
Other income (expense)
Interest expense	(912,721)	(914,761)	(2,694,987)	(2,588,370)
Change in fair value of derivatives	(312,054)	2,913,153	(1,142,536)	2,653,564
Gain on sale of assets	—	—	127,021	368,067
Other income	(6,351)	19,280	(37,213)	58,093
Total other income (expense), net	(1,231,126)	2,017,672	(3,747,715)	491,354
Income before income taxes	86,701	3,934,801	92,141	6,083,654
Income tax benefit
Current	—	—	—	—
Deferred	—	—	—	—
Total income tax benefit	—	—	—	—
NET INCOME	$86,701	3,934,801	92,141	6,083,654
Earnings per share	$0.00	0.17	0.00	0.26
Weighted average shares outstanding	23,794,235	23,799,322	23,797,608	23,797,564

The accompanying notes are an integral part of these financial statements.

F5-2

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Nine Months Ended September 30, 2007

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Total
	Shares	Par Value

Balance, December 31, 2006	23,799,322	$23,799	64,275,801	(74,752,289)	(10,452,689)
Acquisition and retirement of common stock, at cost	(22,000)	(22)	(44,478)	—	(44,500)
Net income (unaudited)	—	—	—	92,141	92,141
Balance, September 30, 2007 (unaudited)	23,777,322	$23,777	64,231,323	(74,660,148)	(10,405,048)

The accompanying notes are an integral part of these financial statements.

F5-3

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$92,141	6,083,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,970,335	1,732,384
Accretion of asset retirement obligation	110,011	107,280
Amortization of deferred loan fees	200,001	200,002
Gain on sale of property and equipment	(127,021)	(368,067)
Change in fair value of derivatives	1,142,536	(2,653,564)
Changes in operating assets and liabilities:
Increase in accounts receivable	(383,274)	(355,008)
Increase in inventory	(11,742)	(23,447)
Decrease in other current assets	657	—
(Decrease) increase in accounts payable	(523,507)	441,911
Decrease in fair value of commodity derivatives	(137,249)	(239,045)
Decrease in income taxes payable	(91,949)	(75,327)
Decrease in accrued liabilities and other	(15,780)	(531,928)
Net cash provided by operating activities	2,225,159	4,318,845
Cash flows from investing activities:
Property and equipment additions	(1,303,806)	(6,033,420)
Partnership distributions	(5,323)	—
Proceeds from sale of property and equipment	129,143	565,000
Net cash used in investing activities	(1,179,986)	(5,468,420)
Cash flows from financing activities:
Purchase and retirement of common stock	(44,500)	—
Payments of bank borrowings	(250,000)	(500,000)
Net cash used in financing activities	(294,500)	(500,000)
Net increase (decrease) in cash and cash equivalents	750,673	(1,649,575)
Cash and cash equivalents, beginning of year	2,482,608	3,690,183
Cash and cash equivalents, end of period	$3,233,281	2,040,608

The accompanying notes are an integral part of these financial statements.

F5-4

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS - (continued)

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Non-cash financing and investing activities:
Asset retirement cost and obligation	$(57,536)	34,264
Cash paid during the period for:
Taxes	$—	—
Interest	$2,490,887	2,234,119

The accompanying notes are an integral part of these financial statements.

F5-5

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 1 — Organization, Basis of Presentation and Nature of Operations

Organization

Tandem Energy Holdings, Inc. (“Tandem”) is a publicly traded, non-reporting company. It was originally incorporated in Nevada as Las Vegas Major League Sports, Inc. (“Las Vegas”) on July 22, 1993, to engage in certain business activities associated with the Canadian Football League. In April 1994, it completed an initial public offering and began trading under the symbol LVTD. In 1996, Las Vegas filed for bankruptcy protection and ceased being a reporting company and ceased operations. In 1998, Las Vegas changed its name to Pacific Medical Group, Inc. (“Pacific”) in connection with a share exchange transaction with a privately-held company whose business plan was to engage in the manufacture and sale of medical products. That business was unsuccessful and Pacific ceased operations for some years. In February, 2005, Pacific changed its name to Tandem Energy Holdings, Inc. and changed its trading symbol to TDYH.PK. In June, 2005, Tandem Energy Corporation, a privately held Colorado corporation (“TEC”), which had acquired certain oil and gas assets of Shamrock Energy Corporation, a privately held Texas corporation (“Shamrock”), became a wholly owned subsidiary of Tandem. TEC and Shamrock, independent oil and gas E & P companies headquartered in Midland, Texas, have been engaged in the oil and gas industry since 1977 and 2004, respectively.

Basis of Presentation

The acquisition by Tandem in June, 2005, of all of the outstanding stock of TEC is accounted for as a combination of entities under common control, sometimes referred to hereinafter as the “share exchange.” Consequently, the assets, liabilities and results of operations presented herein are the historical results of operations of Tandem and TEC. The financial statements presented herein are the historical financial statements of the combined entities. See Note 3 for a detailed discussion of this transaction.

Nature of Operations

Tandem based in Midland, Texas, is engaged in the exploration, development and production of oil and gas properties located primarily in Texas and New Mexico.

Substantially all of Tandem’s oil and gas production is sold under short-term contracts which are market-sensitive. Accordingly, Tandem’s financial condition, results of operations and capital resources are highly dependent upon prevailing market prices of, and demand for, crude oil and natural gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond the control of Tandem. These factors include the level of global demand for petroleum products, foreign supply of oil and gas, the establishment of and compliance with production quotas by oil-exporting countries, weather conditions, the price and availability of alternative fuels, and overall economic conditions, both foreign and domestic.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Tandem and its wholly owned subsidiaries, Tandem Energy Corporation and Mixon Drilling, Inc. All intercompany balances and transactions have been eliminated.

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting policy most affected by management’s estimates and assumptions is the reliance on estimates of proved reserves to compute the provision for depreciation, depletion and amortization (“DD&A”), and the determination of any impairment of long-lived assets.

F5-6

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 2 — Summary of Significant Accounting Policies  - (continued)

Oil and Gas Properties

Tandem uses the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (SEC). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. Tandem has defined a cost center by country. Currently, all of Tandem’s oil and gas properties are located within the continental United States.

Properties and equipment include costs that are excluded from costs being depreciated or amortized. Oil and gas costs excluded represent investments in unproved properties and major development projects in which Tandem owns a direct interest. These unproved property costs include nonproducing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. All costs excluded are reviewed at least quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the capitalized costs being amortized in the DD&A pool.

Depreciation, Depletion and Amortization

The depreciable base for oil and gas properties includes the sum of capitalized costs net of accumulated DD&A, estimated future development costs and asset retirement costs not accrued in oil and gas properties, less costs excluded from amortization and salvage. The depreciable base of oil and gas properties and mineral investments are amortized using the unit-of-production method based on total proved oil and gas reserves. Properties and equipment carrying values do not purport to represent replacement or market values.

Proved Oil and Gas Reserves

In accordance with Rule 4-10(a) of SEC Regulation S-X, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based upon future conditions.
(i)
Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contracts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii)
Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Proved Oil and Gas Reserves

(iii)	Estimates of proved reserves do not include the following:

(A)	oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”;

F5-7

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 2 — Summary of Significant Accounting Policies  - (continued)

(B)	crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

(C)	crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

(D)	crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Ceiling Test

Under the full cost method of accounting, a ceiling test is performed each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit, on a country-by-country basis, on the book value of oil and gas properties. Currently, all of Tandem’s operations are located in the United States. The capitalized costs of proved oil and gas properties, net of accumulated DD&A and the related deferred income taxes, may not exceed the estimated future net cash flows from proved oil and gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, generally using prices in effect at the end of the period held flat for the life of production and including the effect of derivative instruments that qualify as cash flow hedges, discounted at 10%, net of related tax effects, plus the cost of unevaluated properties and major development projects excluded from the costs being amortized. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated DD&A.

Asset Retirement Obligation

Tandem follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires Tandem to recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost of the abandonment obligations, less estimated salvage values, is included in the computation of depreciation, depletion and amortization.

Income Taxes

Tandem follows the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes. Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in income in the period that includes the enactment date.

Environmental Expenditures

Tandem is subject to extensive federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require Tandem to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed.

Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component is fixed or reliably determinable.

F5-8

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 2 — Summary of Significant Accounting Policies  - (continued)

Hedging Activities

From time to time, Tandem may utilize derivative instruments, consisting of swaps, floors and collars, to attempt to reduce its exposure to changes in commodity prices and interest rates. Tandem accounts for its derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires that all derivative instruments be recognized as assets or liabilities in the balance sheet, measured at fair value. The accounting for changes in the fair value of a derivative depends on both the intended purpose and the formal designation of the derivative. Designation is established at the inception of a derivative, but subsequent changes to the designation are permitted. Tandem has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. Changes in fair value of derivative instruments which are not designated as cash flow hedges are recorded in other income (expense) as changes in fair value of derivatives.

Cash and Cash Equivalents

Tandem considers all cash and highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk — Cash

Tandem maintains its cash balances at a single major financial institution. Certain balances may at times exceed the federally insured limits established by the Federal Deposit Insurance Corporation. Tandem has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Inventory

Inventory consists primarily of tubular goods and other well equipment which Tandem plans to utilize in its ongoing exploration and development activities and is carried at the lower of cost or market value.

Investment in Partnership

Tandem uses the equity method to account for its non-operating 33-1/3% interest in a real estate partnership.

Real Estate Held for Development

Tandem’s real estate held for development is at cost and relates to undeveloped land located near Tomball, Texas.

Debt Financing Costs

As discussed in Note 4, certain financing costs related to Tandem’s revolving line of credit have been capitalized. The deferred debt financing costs are being amortized over the term of the financing.

Stock-Based Compensation

Tandem has not issued any stock-based compensation to employees for the nine months ended September 30, 2006 and 2007.

Revenue Recognition and Gas Balancing

Tandem utilizes the sales method of accounting for oil, natural gas and natural gas liquids revenues whereby revenues, net of royalties, are recognized as the production is sold to purchasers. The amount of gas sold may differ from the amount to which Tandem is entitled based on its revenue interests in the properties. Tandem did not have any significant gas imbalance positions at September 30, 2007 or December 31, 2006.

F5-9

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 2 — Summary of Significant Accounting Policies  - (continued)

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, established standards for reporting and displaying comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. There were no differences between net income and comprehensive income for the three months ended September 30, 2007 and 2006.

Concentration Risks

Tandem sells its oil and natural gas production to various customers, serves as operator in the drilling, completion and operation of oil and gas wells, and from time to time enters into derivatives with various counterparties. When management deems appropriate, Tandem may obtain letters of credit to secure amounts due from its significant oil and gas purchasers and follow other procedures to monitor credit risk from joint owners and derivatives counterparties.

Accounts Receivable and Allowance for Doubtful Accounts

Tandem’s trade receivables consist of receivables from non-operators who own an interest in properties which Tandem operates. Tandem has the ability and the right to withhold oil and gas revenues from any owner who is delinquent in their payments. At September 30, 2007 and December 31, 2006, all trade receivables were collectable; therefore, the allowance for doubtful accounts was zero.

Recent Accounting Pronouncements

SFAS 155 — In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We will adopt SFAS 155 as of January 1, 2007. Adoption should have no effect on our financial position or results of operations.

SFAS 156 — In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets,” (“SFAS 156”) which amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 156 requires the initial recognition at fair value of a servicing asset or servicing liability when an obligation to service a financial asset is undertaken by entering into a servicing contract. The adoption of SFAS 156 effective January 1, 2007 should not affect our financial position or results of operations.

SFAS 157 — In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a single authoritative definition of fair value based upon the assumptions market participants would use when pricing an asset or liability and creates a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, additional disclosures are required, including disclosures of fair value measurements by level within the fair value hierarchy. SFAS 157 is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We will adopt SFAS 157 as of January 1, 2008. Adoption should have no effect on our financial position or results of operations.

SFAS 159 — In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We are currently evaluating the provisions of SFAS 159 and assessing the impact it may have on our financial position and results of operations.

F5-10

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 2 — Summary of Significant Accounting Policies  - (continued)

FASB Staff Position AUG AIR-1 — FASB Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”), prohibits companies from accruing as a liability in annual and interim periods the future costs of periodic major overhauls and maintenance of plant and equipment (the “accrue-in-advance method”). Other previously acceptable methods of accounting for planned major overhauls and maintenance (the direct expense, built-in overhaul and deferral methods) will continue to be permitted. The new requirements apply to entities in all industries for fiscal years beginning after December 15, 2006, and must be retrospectively applied. We will adopt FSP AUG AIR-1 as of January 1, 2007. Adoption should have no effect on our financial position or results of operations.

FIN 48 — In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”, (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 effective January 1, 2007. However, the FASB is in the process of issuing Proposed FSP FIN 48-a, “Implementation Guidance on Interpretation 48”. The guidance will provide conditions for determining when a tax position is considered to be effectively settled through examination. Although the final amount of our adoption adjustment will depend on the guidance issued, we do not expect the final impact of adoption to have a material effect on our financial position.

Note 3 — Common Stock and Significant Transactions

The following is a description of Tandem’s common stock transactions and other significant events:

Date	Description of Transaction	Issuance (Cancellation) of Shares of Common Stock
February 2005(1)	Acquisition of control of Pacific		16,322
March 1, 2005(2)	Proposed acquisitions of TEC and Shamrock by Tandem Energy Holdings, Inc. (Texas)
March 7, 2005(1)	Shares issued to sole officer and director (Mortensen)		20,000,000
March 8, 2005(3)	Shares issued to third parties		2,000,000
March 16, 2005(3)	Shares issued to third parties		250,000
March 17, 2005(4)	Cancellation of shares issued to Mortensen		(20,000,000)
March 17, 2005(4)	Issuance of shares to TEC/Shamrock control group and former director Mortensen		20,000,000
May 31, 2005(5)	Original TEC and Shamrock purchase agreements terminated		—
June 1, 2005(5)	Cancellation of shares issued to TEC/Shamrock control group and former director Mortensen		(20,000,000)
June 1, 2005(6)	Restated acquisition agreements of TEC and Shamrock		—
June 1, 2005(7)	Issuance of shares to Tandem management as compensation	9,143,000
June 8, 2005(8)	Acquisition and retirement of Tandem treasury stock	—
June 8, 2005(9)	Shares issued for acquisition of Shamrock assets	7,500,000
June 8, 2005(10)	Shares issued for acquisition of TEC stock	3,000,000

F5-11

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 3 — Common Stock and Significant Transactions  - (continued)

Date	Description of Transaction	Issuance (Cancellation) of Shares of Common Stock
June 14, 2005(7)	Shares issued to related party	100,000
June-July 2005(7)	Shares issued for compensation	257,000
	Total shares issued		20,000,000
June 14, 2005(11)	Shares issued in connection with private placement offering		1,533,000
September, 2007(12)	Acquisition and retirement of common stock, at cost, 10,000 shares on September 7, 2007 and 12,000 shares on September 11, 2007		(22,000)
	Total shares outstanding		23,777,322

1. Acquisition of Control of Pacific

In mid-March 2005, a group of promoters, including Mr. Lyle Mortensen (“Mortensen”), claimed to have acquired control of Pacific Medical Group, which in February 2005 had changed its name to Tandem and declared a 1 for 500 reverse stock split resulting in 16,322 shares of common stock outstanding. Mr. Mortensen was named sole officer and director, and on March 7, 2005, he issued himself 20,000,000 shares of common stock.

2. Proposed Acquisitions of TEC and Shamrock

In February 2005, Mr. Mortensen had incorporated a new privately held Texas corporation (Tandem, Texas) to facilitate the acquisition of TEC and the Shamrock Assets. It was intended that Tandem, Texas would then be rolled up into Tandem.

On March 1, 2005, Tandem (Texas) entered into agreements to purchase the common stock of TEC and certain oil and gas properties owned by Shamrock to be completed no later than May 31, 2005. See the discussion below under the captions “ 9 — Acquisition of Shamrock Assets by Tandem” and “ 10 — Acquisition of TEC.”

3. Shares Issued to Third Parties

In conjunction with its formation, on March 8, 2005 and March 16, 2005, Tandem issued 2,000,000 and 250,000 shares, respectively, to third parties and recorded compensation expense of $2,680,000 and $335,000, respectively, ($1.34 per share) based on Tandem’s average closing trading price on the OTC Pink Sheet system two days before and two days after the transaction (the “average trading price”).

4. March 17, 2005 Cancellation and Issuance of Common Stock

On March 17, 2005, in anticipation of the fulfillment of the March 1, 2005 proposed TEC and Shamrock acquisitions, Mortensen cancelled the 20,000,000 shares issued to himself on March 7, 2005, and on March 17, 2005, Mortensen, as sole officer and director, issued 20 million restricted shares of common stock to a group comprised of Mortensen, principals of Tandem and Shamrock (Tim Culp, Dyke Culp and Jack Chambers) and others.

On March 30, 2005, Mortensen appointed certain TEC and Shamrock owners and management members as officers and directors of Tandem and immediately resigned as officer and director.

5. Termination of Original TEC/Shamrock Acquisition Agreements and Cancellation of Stock

On May 31, 2005, the original TEC/Shamrock acquisition agreements terminated due to the inability to secure the necessary financing. As a result of the terminations, on June 1, 2005, Tandem’s new board of directors cancelled all 20 million shares of common stock issued on March 17, 2005, for lack of consideration, and that they were issued in connection with the fulfillment of the acquisition of Tandem, Texas by Tandem, which never occurred.

All of the cancelled 20 million shares were subsequently returned to Tandem, except for 2.878 million shares controlled by Mortensen. Management of TEC believes that all of the shares controlled by Mortensen are null and void. See the additional discussion below under the captions “ 7 — Compensation Shares” with respect to any resolution of Mortensen’s 2.878 million shares.

F5-12

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 3 — Common Stock and Significant Transactions  - (continued)

6. Revised TEC/Shamrock Purchase Agreements

On June 1, 2005, after the May 31, 2005 termination of the original TEC/Shamrock purchase agreements, management of TEC revised and restated the TEC/Shamrock purchase agreements.

7. Compensation Shares

On June 1, 2005, Tandem issued to Tandem’s management team and other related parties 9,143,000 compensation shares valued at $33,554,810 ($3.67 per share) and, on June 14, 2005, 100,000 compensation shares to others valued at $300,000 ($3.00 per share), based on the average trading price at date of issuance. All management shares were restricted and subject to a voting agreement.

Mortensen is contesting Tandem’s cancellation of his 2.878 million shares of common stock. Although management believes Mortensen’s claim is without merit, if Mortensen is partially or completely successful, certain members of Tandem’s management team have agreed to reduce their compensation shares for any Mortensen shares and to reimburse Tandem for any related expense. Accordingly, any resolution of the Mortensen’s shares will have no effect on Tandem’s total shares outstanding or its results of operations.

In addition, during June-July 2005, TEC issued 257,000 compensation shares valued at $735,920 (ranging from $1.96-$3.67 per share), based on the average trading price at date of issuance.

The following is a summary of TEC’s compensation share expense for the year ended December 31, 2005:

	Date Issued	Shares	Expense
Third parties (3)	March 8, 2005	2,250,000	$3,015,000
Management	June 1, 2005	9,143,000	33,554,810
Related party	June 14, 2005	100,000	300,000
Others	June-July 2005	257,000	735,920
Total		11,750,000	$37,605,730

8. Acquisition and Retirement of TEC Treasury Stock

Historically, TEC was owned equally by Joe C. Bullard and Tim G. Culp, who served as its president and vice president, respectively. Prior to 2002, the spouses of Culp and Bullard also owned shares. Under a stock redemption agreement executed in 2002, the spouses redeemed their shares for notes which required annual payments until the notes were satisfied. These notes were paid in full during the second quarter of 2005.

On June 8, 2005, in conjunction with the revised and restated TEC/Shamrock purchase agreements and pursuant to a share redemption agreement, TEC repurchased and retired as treasury stock one-half of its outstanding common shares owned by Bullard for $13.0 million and cancelled a $15,000 note receivable, funded by proceeds of the revolving line of credit discussed in Note 6 to the Consolidated Financial Statements. As a result, Tim Culp became the sole shareholder of TEC.

9. Acquisition of Shamrock Assets by Tandem

Historically, Shamrock was owned equally by Tim Culp, his brother Dyke Culp, and Jack Chambers. At date of acquisition, TEC’s then sole stockholder owned or controlled a two-thirds interest in Shamrock, the other one-third interest was owned or controlled by an unrelated third party. Accordingly, the acquisition of the two-thirds Shamrock interest has been accounted for as a combination of entities under common control using carryover historical costs, and the acquisition of the remaining one-third Shamrock interest has been accounted for as a purchase in accordance with SFAS No. 141, Business Combinations.

F5-13

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 3 — Common Stock and Significant Transactions  - (continued)

The following is a summary of the combination of entities under common control related to the two-thirds Shamrock interest:

Consideration paid to predecessor shareholder:
Cash paid	$5.3 million
Issuance of note payable	6.0 million
Repayment of certain debt	3.2 million
Issuance of 3.5 million shares valued at average trading price of $3.00 per share	10.5 million
Total consideration paid	25.0 million
Less historic cost basis of net assets acquired	2.8 million
Distribution to predecessor shareholder	$22.2 million

The following is a summary of the purchase of the one-third Shamrock interest:

Cash paid	$2.6 million
Issuance of note payable	3.0 million
Repayment of certain debt	1.6 million
Issuance of 4.0 million shares valued at average trading price of $3.00 per share	12.0 million
Total purchase price	$19.2 million

The following is a summary of the Shamrock acquisition transactions:

Cost basis of assets acquired:
Two-thirds interest	$2.8 million
One-third interest	19.2 million
Total assets acquired	22.0 million
Distribution to predecessor shareholder	22.2 million
Total consideration paid	$44.2 million

The results of operations of Shamrock’s oil and gas properties have been recorded in TEC’s consolidated financial statements since the June 1, 2005 acquisition date.

10. Acquisition of TEC

On June 8, 2005, pursuant to a restated purchase agreement, Tandem acquired the remaining 500 shares of capital stock outstanding in TEC from Tim Culp in exchange for 3.0 million shares of Tandem common stock and a note payable of $12.0 million. The 3.0 million shares of Tandem common stock were valued at the historic cost basis of the 500 shares of TEC common stock and the $12.0 million note payable is reflected as a distribution to the Tandem shareholder.

Since TEC was owned 100% by Tim Culp, and since Culp controlled more than 50% of Tandem, the acquisition of TEC by Tandem has been accounted for as a combination of entities under common control using Tandem’s and TEC’s carryover historical cost basis.

Since the business combination is accounted for as a combination of entities under common control, no purchase value adjustment for Tandem or TEC is appropriate or necessary. Consequently, the consolidated financial statements presented herein are the historical results of operations of both TEC and Tandem.

F5-14

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 3 — Common Stock and Significant Transactions  - (continued)

11. Private Placement Offering

On March 30, 2005, in contemplation of original March 1, 2005 proposed TEC and Shamrock acquisitions, Tandem began a 2,000,000 private placement offering at $1.00 per share. On June 14, 2005, Tandem closed the private placement offering and issued 1,533,000 shares of common stock and received net proceeds of approximately $1.5 million. The net proceeds are being used for general operating purposes.

12. Stock Purchased and Retired

On September 7, 2007 and September 11, 2007, Tandem purchased 10,000 and 12,000 shares of Common Stock, respectively, from third parties in private transactions for $44,500. These shares have been retired and are no longer carried as outstanding at September 30, 2007.

Note 4 — Other Current Assets

Financing costs totaling $800,000 relating to Tandem’s revolving line of credit, as discussed in Note 6, were capitalized during 2005. Tandem is amortizing these costs to expense over the term of the financing; the portion scheduled to be amortized in the twelve months ended September 30, 2008 ($177,775) is included in other current assets.

Note 5 — Asset Retirement Obligation

The following table summarizes the changes in the Tandem’s asset retirement obligation for the nine months ended September 30, 2007 and 2006 as follows:

	2007	2006
Beginning of period:	$1,855,707	1,640,940
Additional abandonment obligations from new wells	—	34,264
Revisions of previous estimates	(57,536)	—
Accretion expense	110,011	107,280
End of period:	$1,908,182	1,782,484

Note 6 — Long-Term Debt

TEC’s long-term debt at September 30, 2007 and December 31, 2006 consisted of the following:

	2007	2006
Revolving line of credit	$20,750,000	21,000,000
Notes to former TEC and Shamrock owners	21,000,000	21,000,000
Total long-term debt	41,750,000	42,000,000
Less current portion of long-term debt	(20,750,000)	(1,750,000)
Long-term debt, net of current portion	$21,000,000	40,250,000

Revolving Line of Credit

On June 8, 2005, TEC entered into a revolving line of credit agreement with a bank to provide an initial borrowing base of up to $23.0 million. The borrowing base is reduced by payments of $250,000 each month beginning July 1, 2005, and the lender may redetermine the borrowing base at its discretion. The revolving line of credit expires June 8, 2008. Under the terms of the third amendment to the credit agreement, dated September 21, 2006, and in anticipation of the impending asset sale referred to in Note 12, the borrowing base was set at $21.35 million and the mandatory principal reduction requirement was waived until December 1, 2006. The December 1, 2006 principle reduction requirement was waived. On June 1, 2007, under the terms of the fourth amendment to the credit agreement, the new borrowing base was set at $21.1 million with mandatory principle reduction requirements of $250,000 per month beginning October 1, 2007. Since the revolving line of credit is due on June 8, 2008, TEC has reclassed the entire $20,750,000 as current as of September 30, 2007. As discussed more fully in Note 12, the sale of the assets of TEC to Platinum Energy Resources, Inc., (Platinum) was consummated on October 26, 2007. TEC assigned all rights and obligations under the credit facility to Platinum. Pursuant to the amended credit facility, a new borrowing base was set at $5,000,000. All outstanding borrowings under the Credit Agreement were paid off at the closing of the Acquisition. Accordingly there are currently no outstanding borrowings under the Credit Agreement.

F5-15

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 6 — Long-Term Debt - (Continued)

The revolving line of credit is secured by Tandem’s oil and gas properties. The proceeds from the initial borrowings under the revolving line of credit were used primarily for the Shamrock acquisition in 2005 and in conjunction with the stock redemption agreement with one of TEC’s predecessor stockholders in the amount of $13.0 million also in 2005.

The revolving line of credit bears interest at either the bank’s base rate or LIBOR, plus a margin which varies with the ratio of Tandem’s outstanding borrowings to a defined borrowing base. Tandem can choose periodically to change the interest rate base which applies to outstanding borrowings. As of September 30, 2007, $20.25 million due under the revolving line of credit bears interest payable at LIBOR plus 2.25% (8.05%), and $500,000 due under a floating rate loan bears interest at prime (7.75%).

Under the terms of revolving line of credit agreement, Tandem must maintain certain financial ratios, must repay any amounts due in excess of the borrowing base, and may not declare any dividends or enter into any transactions resulting in a change in control, without the lender’s consent. In connection with the revolving line of credit, Tandem entered into crude oil and natural gas derivative swaps, puts and calls discussed in Note 8.

Notes to Former TEC and Shamrock Owners

As discussed in Note 3, Tandem issued a note payable to the sole stockholder of TEC as part of the overall consideration for the share exchange. Such note, in the principle amount of $12.0 million, bears interest at a national bank’s prime rate (7.75% at September 30, 2007) payable monthly. Interest only is due through May 31, 2009, at which point the note and any unpaid interest is due in full.

As discussed in Note 3, TEC issued notes payable to three individuals as part of the overall consideration for the acquisition of the Shamrock properties. Such notes, in the aggregate totaling $9.0 million, bear interest at a national bank’s prime rate (7.75% at September 30, 2007) payable monthly. Interest is due through May 31, 2009, at which point the note and any unpaid interest is due in full.

Scheduled Maturities

Annual maturities of TEC’s long-term debt for the periods ended September 30, are as follows:

2008	$20,750,000
2009 (1)	21,000,000

(1)
As discussed more fully in Note 12, the sale of the assets of TEC to Platinum Energy Resources, Inc., was consummated on October 26, 2007. All outstanding notes ($21,000,000, plus accrued interest) were paid off at the closing of the Acquisition.

Note 7 — Income Taxes

Tandem had no deferred taxes or liabilities as of September 30, 2007 and December 31, 2006 as a result of the utilization of net operating losses.

Income tax benefit (expense) for the nine months ended September 30, 2007 and 2006, differs from the expected amount based on Tandem’s income (loss) before income taxes computed at the federal statutory income tax rate as follows:

F5-16

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 7 — Income Taxes - (continued)

	2007	2006
Income tax benefit (expense) computed at statutory rate	$(31,328)	(2,068,442)
Nondeductible expenses and other	400	—
Utilization (carryover) of net operating losses	30,928	2,068,442
Total income tax benefit (expense)	$—	—

At September 30, 2007, Tandem’s future financial and tax net operating loss carryforward benefits were approximately $5.4 million and $1.0 million, respectively, and are available to reduce future income taxes. If not utilized, the carryforwards will expire in 2025.

Note 8 — Price, Interest Rate and Credit Risk Management Activities

Price and Interest Rate Risks

Tandem engages in price risk management activities from time to time. These activities are intended to manage Tandem’s exposure to fluctuations in commodity prices for natural gas and crude oil. Tandem utilizes derivative financial instruments, primarily price collars, puts and calls, as the means to manage this price risk. In addition to these financial transactions, Tandem is a party to various physical commodity contracts for the sale of hydrocarbons that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137, 138 and 149, these various physical commodity contracts qualify for the normal purchases and normal sales exception and therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of these various physical commodity contracts is included in revenues at the time of settlement, which in turn affects average realized hydrocarbon prices.

During 2006 and 2005, as discussed in Note 6, Tandem’s revolving line of credit required Tandem to execute various crude oil and natural gas swaps, collars, puts and calls (derivative financial instruments). Tandem has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. For the nine months ended September 30, 2007 and 2006, Tandem recognized a ($1.1) million loss and a $2.9 million gain associated with the change in the fair value of derivatives.

Tandem has not entered into any additional crude oil or natural gas financial derivative contracts since December 31, 2006. Tandem accounts for its financial derivative contracts using mark-to-market accounting.

Presented below are summaries of Tandem’s crude oil and natural gas derivative financial contracts at September 30, 2007 and December 31, 2006, with crude oil prices expressed in dollars per barrels of crude oil and notional crude oil volumes in barrels of crude oil per year; and natural gas prices expressed in dollars per million British thermal units ($/MMBtu) and notional natural gas volumes in million British thermal units per year (MMBtuy). As indicated, Tandem does not have any financial derivative contracts that extend beyond December 2009.

The total fair value of the crude oil and natural gas financial derivative contracts at September 30, 2007, was a liability of approximately $2.1 million as follows:

Period Ended September 30,	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (Stated in Thousands)
2008	Gas Collar	504,000	$5.00/$11.02	$(59)
	Gas Call Option Sold	504,000	9.10	(252)
	Gas Call Option Purchased	504,000	12.00	88
	Gas Put Option Sold	504,000	5.00	(29)
	Gas Put Option Purchased	504,000	6.00	100
	Oil Collar	136,336	40.00/72.10	(1,088)
	Oil Call Option Sold	150,000	67.00	(1,140)
	Oil Call Option Purchased	150,000	72.10	589

F5-17

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 8 — Price, Interest Rate and Credit Risk Management Activities  - (continued)

Period Ended September 30,	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (Stated in Thousands)
2009	Oil Swaps	90,000	71.00	(236)

2010	Oil Swaps	30,000	71.00	(52)
	Total fair value liability			$(2,079)

The fair value of Tandem’s financial derivative contracts at September 30, 2007 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(1,791)
Long-term portion	(288)
Total fair value liability	$(2,079)

The total fair value of the crude oil and natural gas financial derivative contracts at December 31, 2006, was a liability of approximately $1.1 million as follows:

Period	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (Stated in Thousands)
2007	Gas Collar	504,000	$5.00/$11.02	$(44)
	Gas Call Option Sold	504,000	9.10	(279)
	Gas Call Option Purchased	504,000	12.00	125
	Gas Put Option Sold	504,000	5.00	(81)
	Gas Put Option Purchased	504,000	6.00	220
	Oil Collar	142,834	40.00/72.10	(337)
	Oil Call Option Sold	150,000	67.00	(629)
	Oil Call Option Purchased	150,000	72.10	392
2008	Gas Collar	378,000	5.00/11.02	(113)
	Gas Call Option Sold	378,000	9.10	(361)
	Gas Call Option Purchased	378,000	12.00	186
	Gas Put Option Sold	378,000	5.00	(74)
	Gas Put Option Purchased	378,000	6.00	170
	Oil Collar	102,085	40.00/72.10	(433)
	Oil Call Option Sold	112,500	67.00	(769)
	Oil Call Option Purchased	112,500	72.10	544
2009	Oil Swaps	120,000	71.00	409
	Total fair value liability			$(1,074)

F5-18

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 8 — Price, Interest Rate and Credit Risk Management Activities  - (continued)

The fair value of Tandem’s financial derivative contracts at December 31, 2006 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(633)
Long-term portion	(441)
Total fair value liability	$(1,074)

The natural gas and crude oil prices shown in the above tables are based on the corresponding NYMEX index and have been valued using actively quoted prices and quotes obtained from the counterparties to the derivative agreements. The above prices represent a weighted average of several contracts entered into and are on a per MMBtu or per barrel basis for gas and oil derivatives, respectively. Total volumes shown for the crude oil collar reflect net volumetric positions with a single counterparty under which contracts provide for netting of all settlement amounts.

The following table summarizes the estimated fair value of financial instruments and related transactions at September 30, 2007 and December 31,2006 (in millions): (The carrying amount and the estimated fair value (1) are the same for each period reported.

	September 30, 2007	December 31, 2006
Long-Term Debt	$21.0	40.0
NYMEX-Related Commodity Derivative
Market Positions(1)	$2.1	1.1

(1)
Estimated fair values have been determined by using available market data and valuation methodologies. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

Note 9 — Commitments and Contingencies

Legal Proceedings

Except as discussed in Note 13, Tandem is not currently a defendant in any lawsuit arising in the ordinary course of business.

Note 10 — Related Party Transactions

During the nine months ended September 30, 2007, Mixon Drilling Company, a wholly owned subsidiary of TEC, received approximately $49 thousand from a major shareholder to drill a well in southeast Texas. The shareholder is neither an employee nor a director of TEC, and the contract drilling rate was commensurate with third party rates.

F5-19

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 11 — Oil and Gas Properties

The following table sets forth changes in Tandem’s capitalized costs for oil and gas properties for the periods ended September 30, 2007 and December 31, 2006 and 2005:

	Intangible Costs	Lease & Well Equipment	Leasehold Cost	Total
Balance at December 31, 2005	$5,278,087	10,498,577	13,299,370	29,076,034
Additions	4,228,983	2,328,231	6,290	6,563,504
Balance at December 31, 2006	9,507,070	12,826,808	13,305,660	35,639,538
Additions	421,224	696,292	—	1,117,516
Balance at September 30, 2007	$9,928,294	13,523,100	13,305,660	36,757,054

Note 12 — Subsequent Event - Sale of Tandem Assets

On January 19, 2006, Tandem announced that it had executed a definitive merger agreement (“Merger Agreement”) with Platinum, a publicly-owned entity, for the acquisition of 100% of the outstanding stock of Tandem for total cash consideration of approximately $102 million.

On October 5, 2006, Platinum and Tandem announced that the proposed merger had been terminated, and announced a restructured transaction from a merger transaction to an acquisition of the assets of Tandem’s operating subsidiary TEC, pursuant to a plan of reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. As a part of the new Asset Acquisition Agreement and Plan of Reorganization, dated October 4, 2006, Platinum Energy will acquire all of the assets and assume substantially all of the liabilities of TEC, including approximately $42 million of TEC’s debt, in exchange for the issuance of approximately 8 million Platinum shares to TEC shareholders.

On October 26, 2007, the sale of TEC’s assets to Platinum was consummated and closed. The total number of shares received by TEC was 7,692,308, based on $60 million divided by the per share cash value of the Platinum IPO trust account at the time of closing. The per share cash value was $7.80 as of the closing date. Under the terms of the agreement, TEC will liquidate, dividend the Platinum shares to Tandem, and cause Platinum to register the 7.7 million shares issued to TEC. Once the registration of the shares is complete, Tandem will distribute the Platinum shares to Tandem’s shareholders.

Note 13 — Litigation

As discussed in Note 3, in early March, 2005, Tandem, whose board was comprised solely of one of its promoters, Lyle Mortensen, issued 20 million restricted shares of its common stock to Mr. Mortensen. Some of these shares were subsequently transferred by Mr. Mortensen to others including principals of TEC and Shamrock, Tim Culp, Dyke Culp and Jack Chambers, in late March, 2005. Concurrently, Mr. Mortensen resigned as a director and officer of Tandem. Tandem’s board cancelled all of the 20 million shares on the grounds that the stock was issued without consideration from Mr. Mortensen, in that the shares were originally issued in fulfillment of a planned acquisition of TEC/Shamrock by a Texas corporation formed by Mr. Mortensen to facilitate a contemplated merger of the new Texas corporation and Tandem. This contemplated merger never occurred. All of the cancelled shares were returned to Tandem, except for 2.878 million shares controlled by Mr. Mortensen. Management of Tandem believes that all of the shares controlled by Mr. Mortensen are null and void and has instructed its common stock transfer agent to place a hold on the Mr. Mortensen common stock certificates. On May 17, 2006, Tandem received notification from a third party claiming to be a “holder in due course” of a certificate representing 2.7 million shares of Tandem common stock controlled by Mr. Mortensen and a demand that certificate be reissued without a restrictive legend as 2.7 million free-trading shares. Management of Tandem has and will continue to vigorously contest the third party claim.

On May 23, 2006, Tandem filed a lawsuit in Nevada District Court against Tandem’s transfer agent, the third party and three other defendants. The third party, as well as the three other defendants, successfully challenged the jurisdiction of the Nevada court over them and were therefore able to be excluded from the lawsuit, which proceeded without them and resulted in the court rendering a judgment that the certificates evidencing the shares are invalid and void and directing Tandem’s transfer agent to void the certificates if presented for transfer, as well as enjoining the transfer agent from transferring the certificates if so presented.

F5-20

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

Note 13 — Litigation - (Continued)

The third party filed a competing lawsuit against Tandem and Platinum in the Florida Circuit court on or about June 14, 2006, seeking a declaration by the court that Tandem’s cancellation of the shares was improper and that the third party is the rightful owner of the shares, and an injunction prohibiting Tandem and Platinum from taking any action in detriment to his alleged rights in and to the shares. Tandem challenged the jurisdiction of the Florida court over it since it has had no contact with the state of Florida, and was successful in getting the judge in that lawsuit to enter an order dismissing the entire complaint filed by the third party on the grounds that the court did not have jurisdiction over the matter. The third party then sought approval of the court to file an amended complaint, but prior to any ruling by the court, the third party dismissed his lawsuit. On June 12, 2007, the third party filed a lawsuit in the United States District Court for the Western District of Texas, Midland-Odessa Division, against Tandem, TEC, and Messrs. Yocham, Culp, Chambers and Cunningham, and Tandem's transfer agent alleging conversion and conspiracy to convert with respect to the certificate representing the 2.7 million shares, and the Tandem, TEC and the other defendants in this lawsuit are vigorously contesting these allegations. Accordingly, based on SFAS No. 5, Accounting for Contingencies, no liability has been recorded in the accompanying consolidated financial statements.

On September 25, 2006, Tandem filed a lawsuit against Mr. Mortensen and Mr. Mortensen’s corporate affiliate in the Judicial District Court in Tarrant County, Texas, the domicile of Mr. Mortensen and his affiliate, seeking a declaration by the court that the certificates issued to Mr. Mortensen and subsequently transferred to his affiliate are void, that the certificates were properly cancelled by Tandem and that the transfer agent is authorized to cancel and destroy the certificates. In addition, Tandem is seeking a temporary and permanent injunction against Mr. Mortensen, his affiliate and any other person in possession of the certificates prohibiting any transfer or other disposition of the certificates and ordering that they be cancelled. An answer in this lawsuit was filed by Mr. Mortensen and his affiliate, and Tandem is now proceeding with a vigorous prosecution of this case.

F5-21

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Tandem Energy Holdings, Inc.

We have audited the accompanying Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased from Shamrock Energy Corporation (the “Company”) for the five months ended May 31, 2005 and for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As disclosed in Note 2, the accompanying financial statements are prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America and are not intended to be a complete financial presentation of the properties described above.

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the oil and gas properties purchased from Shamrock Energy Corporation for the five months ended May 31, 2005 and for the year ended December 31, 2004, on the basis of accounting described in Note 2.

/s/ Johnson, Miller & Co. CPA’s, P.C.

Midland, Texas
May 23, 2006

F6-1

TANDEM ENERGY HOLDINGS, INC.

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
OF THE OIL AND GAS PROPERTIES PURCHASED FROM
SHAMROCK ENERGY CORPORATION
For the Five Months Ended May 31, 2005 and
Year Ended December 31, 2004

	2005	2004
	(In Thousands)
Revenues	$2,445	$4,087
Direct operating expenses	960	1,667
Excess of revenues over direct operating expenses	$1,485	$2,420

The accompanying notes are an integral part of these financial statements.

F6-2

TANDEM ENERGY HOLDINGS, INC.

NOTES TO STATEMENTS OF REVENUES AND
DIRECT OPERATING EXPENSES OF THE
OIL AND GAS PROPERTIES PURCHASED FROM
SHAMROCK ENERGY CORPORATION

Note 1 — The Properties

On June 8, 2005, Tandem Energy Corporation, an indirect wholly-owned subsidiary of Tandem Energy Holdings, Inc. (collectively, “Tandem”), consummated the purchase of certain producing and non-producing oil and gas properties of Shamrock Energy Corporation (“Shamrock”), a related party, located in Burleson, Hardin, Pecos and Scurry Counties, Texas, and Eddy County, New Mexico (the “Acquired Properties”) for $33.3 million. For presentation purposes, the information assumes an effective date of June 1, 2005.

Note 2 — Basis for Presentation

It is our understanding that the SEC has taken the position that the acquisition of producing oil and gas properties constitutes a business pursuant to Rule 11-01(d) of Regulation S-X. Complete financial statements for the Acquired Properties prepared in accordance with accounting principles generally accepted in the United States are not presented for the following reasons:

•
The Acquired Properties were not accounted for or operated as a separate property unit by Shamrock. Shamrock was formed in March 2004 for the purpose of buying the Acquired Properties from other entities. Accordingly, full separate historical financial statement information prior to March 2004 from other entities either does not exist or is no longer available from the other entities.

•
Certain historical general and administrative expenses for the Acquired Properties prior to March 2004 applicable to the other entities are indeterminable. If determinable such amounts might not be indicative of the level of such expenses to be incurred in the future.

•
Certain historic exploration and development cost for the Acquired Properties prior to March 2004 incurred by other entities are indeterminable. If determinable, such amounts might not be indicative of exploration and development cost in the future.

•
Certain historical income tax information for the Acquired Properties prior to March 2004 applicable to other entities, such as net operating losses, statutory depletion and other tax deductible expenses are indeterminable. If determinable, such amounts might not be of income tax expense in the future.

•
Historical depreciation, depletion and amortization (“DD&A”) expense prior to March 2004 applicable to other entities, is not determinable as the historic depletable cost basis, reserve information and depletion rates are indeterminable.

•
Subsequent to March 2004, Shamrock accounted for the Acquired Properties on an income tax basis, while Tandem uses the full cost method of accounting. Using the income tax basis, costs such as geological and geophysical (“G&G”), exploratory dry holes, intangible drilling costs and delay rentals are expensed as incurred whereas under the full-cost method these types of charges would be capitalized to their respective full-cost pool.

The accompanying statements of revenues and direct operating expenses of the oil and gas properties purchased from Shamrock Energy Corporation represent the accounts related to the net working and revenue interests for the Acquired Properties and the related revenues and direct operating expenses for the five months ended May 31, 2005 and the year ended December 31, 2004.

Revenues and direct operating expenses for the Acquired Properties are presented on the accrual basis of accounting. Revenues are recorded using the sales method of accounting for oil, natural gas and natural gas liquids revenues whereby revenues, net of royalties, are recognized as the production is sold to purchasers. Direct operating expenses include lease operating expense, severances taxes and ad valorem taxes. DD&A, general and administrative expenses and corporate income taxes have not been included for the reasons discussed above.

F6-3

TANDEM ENERGY HOLDINGS, INC.

NOTES TO STATEMENTS OF REVENUES AND
DIRECT OPERATING EXPENSES OF THE
OIL AND GAS PROPERTIES PURCHASED FROM
SHAMROCK ENERGY CORPORATION

Note 2 — Basis for Presentation  - (continued)

Past historical results are not necessarily indicative of future results. For reasons including those noted, the financial statements and other information presented are not indicative of the financial condition or results of operations of the Acquired Properties going forward or indicative of results had the acquisition been consummated in the periods presented.

Note 3 — Oil and Gas Reserves — Unaudited

Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods. Proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes (see Standardized Measure) for the period ended December 31, 2004 are based on estimates prepared by the engineering firm of Williamson Petroleum Consultants, Inc. (“WPC”), and the proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes for the period ended May 31, 2005 were prepared by Tandem Energy Holdings, Inc.’s petroleum engineers. For the period ended May 31, 2005, the reserves and related discounted future net cash flows was prepared by using the December 31, 2005 reserve report (also prepared by WPC) and rolling the balances back to May 31, 2005 using production forecasted for the interim period between June 1, 2005 and the end of 2005. The resulting reserve forecast was then repriced at May 31, 2005 product prices in accordance with Securities and Exchange Commission guidelines. For each period, the estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission. All the reserves relating to the Acquired Properties are located within the continental United States.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production. The following estimated quantities of proved oil and natural gas reserves and changes in net proved reserves of the Acquired Properties represent estimates only and should not be construed as being exact.

The following information (stated in thousands) presents Shamrock’s proved and proved developed reserves for the five months ended May 31, 2005 and the year ended December 31, 2004:

	2005			2004
	Oil (BBLs)	Gas (MCF)	Total (BOE)	Oil (BBL)	Gas (MCF)	Total (BOE)
Proved reserves:
Beginning of period	4,413	2,561	4,840	3,677	2,513	4,096
Revisions	252	(22)	248	124	76	137
Extensions and discoveries	—	—	—	715	—	715
Production	(50)	(13)	(52)	(103)	(28)	(108)
End of period	4,615	2,526	5,036	4,413	2,561	4,840

Proved developed reserves:
Beginning of period	823	265	867	778	244	819
End of period	1,098	301	1,148	823	265	867

F6-4

TANDEM ENERGY HOLDINGS, INC.

NOTES TO STATEMENTS OF REVENUES AND
DIRECT OPERATING EXPENSES OF THE
OIL AND GAS PROPERTIES PURCHASED FROM
SHAMROCK ENERGY CORPORATION

Note 3 — Oil and Gas Reserves — Unaudited  - (continued)

Standardized Measure - The following information (stated in thousands) presents standardized measure of discounted future net cash flows relating to the Acquired Properties in proved oil and natural gas reserves at May 31, 2005 and December 31, 2004:

	2005	2004
Future cash flows	$234,992	$193,688
Future production costs/taxes	(64,153)	(64,113)
Future abandonment costs	(893)	(859)
Future development costs	(33,703)	(31,853)
Income taxes	(42,957)	(32,945)
Net future cash flows	93,286	63,918
10% discount factor	(43,056)	(38,672)
Discounted future net cash	$50,230	$25,246

Future cash flows are computed by applying fiscal or period end prices of oil and natural gas to period-end quantities of proved oil and natural gas reserves. Future operating expenses and development costs are computed primarily by Tandem’s petroleum engineers by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at the end of each period, based on period-end costs and assuming the continuation of existing economic conditions.

A discount factor of 10 percent was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended, nor should it be interpreted, to represent the replacement cost or fair market value of the Acquired Properties’ oil and natural gas reserves, anticipated future changes in prices and costs, a discount factor more representative of the time value of money and the risks inherent in reserve estimates of oil and natural gas producing operations.

Changes in Standardized Measure — The following information (stated in thousands) presents changes in the standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the five months ended May 31, 2005 and the year ended December 31, 2004:

	2005	2004
Balance beginning of the year	$25,246	$16,670
Net changes in sales prices, net of production costs	19,856	4,168
Revisions of quantity estimates	10,841	7,422
Accretion of discount	5,819	2,256
Change in future development costs	—	(7,583)
Changes in timing and other	—	1,434
Net change in income taxes	(10,013)	(1,425)
Future abandonment costs	(34)	(65)
Extensions and discoveries	—	4,768
Sales, net of production costs	(1,485)	(2,399)
Balance end of the year	$50,230	$25,246

Sales of oil and natural gas, net of oil and natural gas operating expenses, are based on historical pre-tax results. The changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is pre-tax basis.

F6-5

TANDEM ENERGY HOLDINGS, INC.

PRO FORMA FINANCIAL STATEMENTS FOR THE
OIL AND GAS PROPERTIES PURCHASED FROM
SHAMROCK ENERGY CORPORATION

The Properties

On June 8, 2005, Tandem Energy Corporation, an indirect wholly-owned subsidiary of Tandem Energy Holdings, Inc. (collectively, “Tandem”), consummated the purchase of certain producing and non-producing oil and gas properties of Shamrock Energy Corporation (“Shamrock”), a related party, located in Burleson, Hardin, Pecos and Scurry Counties, Texas, and Eddy County, New Mexico (the “Acquired Properties”) for $33.3 million. For presentation purposes, the information assumes an effective date of June 1, 2005.

Basis of Presentation and Sources of Information

The accompanying unaudited pro forma financial statements and the related notes have been prepared to present the pro forma effect of the June 8, 2005 acquisition of the working and net revenue interests of certain properties from Shamrock Energy Corporation (the “Acquired Properties”) and the financing thereof, as if the acquisition occurred on January 1, 2005.

The unaudited pro forma financial statements and related notes should be read in conjunction with Tandem’s audited consolidated financial statements for the year ended December 31, 2005 and 2004, and the Statements of Revenues and Direct Operating Expenses for the Oil and Gas Properties From Shamrock Energy Corporation for the five months ended May 31, 2005, included herein.

Certain information (including substantial footnote disclosures) included in the annual historical financial statements has been excluded in these condensed pro forma financial statements. The pro forma data presented is not necessarily indicative of the financial results that would have been attained had the acquisition actually occurred on January 1, 2005, because they exclude various operating expenses, and should not be viewed as indicative of operations in future periods.

Full separate financial statements prepared in accordance with accounting principles generally accepted in the United States do not exist for the Acquired Properties and are not practicable to obtain in these circumstances. Therefore, on a historical basis, Tandem is presenting only the revenues and direct operating expenses for the Acquired Properties in accordance with the rules and guidelines of the Securities and Exchange Commission.

Certain estimates and judgments were made in preparing the unaudited pro forma financial statements as discussed in the notes.

The pro forma condensed consolidated balance sheet presents the combining of Tandem’s historical balance sheet as of December 31, 2004, and the pro forma adjustments to reflect the acquisition as if it occurred on January 1, 2005.

The pro forma consolidated statement of operations represents only an estimate of combining Tandem’s historical results, the historical results of the Acquired Properties from June 8, 2005 (date of acquisition) through December 31, 2005, and the pro forma adjustments to reflect the acquisition as if it occurred on January 1, 2005.

The unaudited pro forma financial statements do not consider nonrecurring items included in the historical financial statements.

F6-6

TANDEM ENERGY HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
January 1, 2005
(In Thousands)

	Tandem Historical	Pro Forma Adjustments		Total
ASSETS
Cash and cash equivalents	$3,572	$(2,781	)(1)	$791
Other current assets	1,540	1,540
Net property and equipment	2,562	22,000	(2)	24,562
Other assets	846	347	(3)	1,193
TOTAL ASSETS	$8,520	$19,566		$28,086
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities	$1,967	$1,304	(4)	$3,271
Long-term debt	—	17,696	(5)	17,696
Other noncurrent liabilities	1,260	893	(6)	2,153
Stockholders’ equity (deficit)	5,293	(327)		4,966
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$8,520	$19,566		$28,086

The accompanying notes are an integral part of these financial statements.

F7-1

TANDEM ENERGY HOLDINGS, INC.

UNAUDITED FORWARD LOOKING CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005
(In Thousands, Except Per Share Data)

	Tandem Historical	Acquisition Historical	Pro Forma Adjustments		Total
REVENUES:
Oil and natural gas sales	$13,758	$2,445	$—		$16,203
COSTS AND EXPENSES:
Operating expenses	4,273	960	—		5,233
General and administrative expense	1,825	—	—	(a)	1,825
Stock-based compensation	37,606				37,606
Depreciation, depletion and amortization	1,916	—	420	(b)	2,336
Accretion of asset retirement obligation	120				120
Total expenses	45,740	960	420		47,120
Operating income (loss)	(31,982)	1,485	(420)		(30,917)
Other income (expense), net:
Change in fair market value of derivative instruments	(4,702)	—	—		(4,702)
Partnership income	8	—	—		8
Interest expense	(1,726)	—	(524	)(c)	(2,250)
Gain on sale of real estate held for development	707	—	—		707
Other income	70	—	—		70
Total other income (expense), net	(5,643)	—	(524)		(6,167)
Income (loss) before income taxes	(37,625)	1,485	(944)		(37,084)
Income tax benefit (expense)
Current	658		(184	)(d)	474
Deferred	658				658
Total income tax benefit (expense)	1,316	—	(184)		1,132
Net income (loss)	$(36,309)	$1,485	$(1,128)		$(35,952)
Net income (loss) per common share:	$(1.96)				$(1.94)
Weighted average common shares:	18,515				18,515

The accompanying notes are an integral part of these financial statements.

F7-2

TANDEM ENERGY HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Note 1 — Pro Forma Adjustments

The following is an explanation of pro forma balance sheet adjustments:

(1)	Additional cash required above the availability of the credit facility to fund the cash component of the acquisition.

(2)
Total consideration given was $44.2 million. The $22.0 million represents the historical carryforward cost basis of two-thirds of the interest acquired ($2.8 million), and the purchase price adjusted cost of one-third of the acquisition cost ($19.2 million). The net excess ($22.2 million) is reflected as a distribution in the equity section of the balance sheet.

(3)	Prepaid bank fees associated with the bank debt incurred for the Shamrock asset acquisition.

(4)	The current portion of the senior bank credit debt incurred to purchase the Shamrock assets.

(5)	The long-term portion of the senior credit debt incurred ($10.0 million less the current portion of $1.3 million), plus the 9.0 million of subordinated notes issued to the owners of Shamrock.

(6)	The asset retirement cost associated with the oil and gas properties purchased from Shamrock pursuant to SFAS 143.

The following is an explanation of the pro forma statement of operations adjustments:

a.
No incremental general and administrative costs related to this acquisition have been included, and general and administrative costs are expected to increase only minimally, if at all, as a result of these acquisitions. Additional accounting personnel were hired in anticipation of Tandem becoming a public corporation and are not related to the acquisition of the Acquired Properties. As a result, a very minimal amount of our internal resources will be used to oversee the Acquired Properties and, accordingly, we believe that the impact from the Acquisition on our total general and administrative expenses will be minimal.

b.	The incremental depreciation, depletion and amortization expense (“DD&A”) using the units-of-production method of the Acquired Properties.

c.
The pro forma adjustment for increased interest expense associated with bank borrowings notes payable to Shamrock owners related to the property purchase. Interest was calculated using Tandem’s June 30, 2005 rate of 6.25%.

d.	The pro forma income tax expense adjustment using the applicable federal statutory income tax rate of 34 percent, based on the adjusted change in net income before income taxes.

F7-3

7,692,308 Shares

Common Stock

Prospectus

February __, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the distribution of the common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$1,750.00
Printing Costs	4,300.00
Legal Fees and Expenses	125,000.00
Accounting Fees and Expenses	35,000.00

Miscellaneous	—

Total	$166,050.00

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “ not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Paragraph B of Article Seventh of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Item 15.  Recent Sales of Unregistered Securities.

On June 3, 2005, we sold the following shares of common stock without registration under the Securities Act:

Stockholders	Number of Shares

Platinum Management NY LLC	1,922,918
Barry Kostiner	812,500
William C. Glass	243,750
Richard Geyser	81,250
James H. Dorman	54,166
Jim L. Troxel	54,166
Albert Helmig	40,625
James E. Bashaw	40,625
3,250,000

Such shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals. The shares issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.0077 per share. No underwriting discounts or commissions were paid with respect to such sales. On September 23, 2005, our board of directors authorized a stock dividend of .3846153 of a share of common stock for each outstanding share of common stock, effectively lowering the purchase price to $.0056 per share. The sole purpose of such stock dividend authorized by the board of directors was to maintain the existing stockholders’ collective ownership at 20% of our issued and outstanding shares of common stock immediately after the offering.

On October 21, 2005, we effected a four-for-five reverse stock split, effectively raising the purchase price to $0.0069 per share. The sole purpose for such reverse stock split authorized by the board and approved by our stockholders was to maintain the existing stockholders’ collective ownership at 20% of our issued and outstanding shares of common stock immediately after the offering. Following the reverse stock split, there were 3,600,000 shares of common stock outstanding.

In connection with the acquisition, Platinum issued to TEC 7,692,308 shares of common stock on October 26, 2007, in consideration for substantially all of the assets of TEC, in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933.

Platinum also issued to Mr. Lance Duncan 178,572 shares of common stock on October 26, 2007 in connection with the closing of the TEC acquisition, in exchange for consulting services pursuant to a Consulting Agreement entered into by and between Platinum and Lance Duncan dated October 26, 2006. Platinum issued such shares in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933 for the shares issued in the TEC acquisition.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit	Description
2.1
Asset Acquisition Agreement and Plan of Reorganization dated October 4, 2006 by and among Platinum, Tandem Energy Corporation, a Colorado corporation, and PER Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Corporation (included as Annex A of the Definitive Proxy Statement (File No. 000-51553), filed October 17, 2007 and incorporated by reference herein)

2.2
Amendment No. 1 to the Asset Acquisition Agreement and Plan of Reorganization dated December 6, 2006 by and among Platinum, Tandem Energy Corporation and PER Acquisition Corporation (included as Annex A of the Definitive Proxy Statement (File No. 000-51553), filed October 17, 2007 and incorporated by reference herein)

Exhibit	Description
2.3
Amendment No. 2 to the Asset Acquisition Agreement and Plan of Reorganization dated February 9, 2007 by and among Platinum, Tandem Energy Corporation and PER Acquisition Corporation (included as Annex A of the Definitive Proxy Statement (File No. 000-51553), filed October 17, 2007 and incorporated by reference herein)

2.4
Amendment No. 3 to the Asset Acquisition Agreement and Plan of Reorganization dated March 29, 2007 by and among Platinum, Tandem Energy Corporation and PER Acquisition Corporation (included as Annex A of the Definitive Proxy Statement (File No. 000-51553), filed October 17, 2007 and incorporated by reference herein)

2.5
Amendment No. 4 to the Asset Acquisition Agreement and Plan of Reorganization dated June 1, 2007 by and among Platinum, Tandem Energy Corporation and PER Acquisition Corporation (included as Annex A of the Definitive Proxy Statement (File No. 000-51553), filed October 17, 2007 and incorporated by reference herein)

2.6
Amendment No. 5 to the Asset Acquisition Agreement and Plan of Reorganization dated July 18, 2007 by and among Platinum, Tandem Energy Corporation and PER Acquisition Corporation (included as Annex A of the Definitive Proxy Statement (File No. 000-51553), filed October 17, 2007 and incorporated by reference herein)

2.7
Amendment No. 6 to the Asset Acquisition Agreement and Plan of Reorganization dated September 4, 2007 by and among Platinum, Tandem Energy Corporation and PER Acquisition Corporation (included as Annex A of the Definitive Proxy Statement (File No. 000-51553), filed October 17, 2007 and incorporated by reference herein)

2.8
Amendment No. 7 to the Asset Acquisition Agreement and Plan of Reorganization dated October 26, 2007 by and among Platinum, Tandem Energy Corporation and PER Acquisition Corporation (incorporated by reference from Exhibit 2.8 to Platinum’s Current Report on Form 8-K filed November 1, 2007)

3.1	Amended and Restated Certificate of Incorporation of Platinum (incorporated by reference from Exhibit 3.1 to Platinum’s Current Report on Form 8-K filed November 1, 2007)

3.2	Amended and Restated Bylaws of Platinum (incorporated by reference from Exhibit 3.2 to Platinum’s Current Report on Form 8-K filed November 1, 2007)
4.1	Specimen Unit Certificate (incorporated by reference from Exhibit 4.1 to Platinum’s Registration Statement on Form S-1 (File No. 333-125687) on June 10, 2005)

4.2	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.2 to Platinum’s Registration Statement on Form S-1 (File No. 333-125687) on June 10, 2005)

4.3	Specimen Warrant Certificate (incorporated by reference from Exhibit 4.3 to Platinum’s Registration Statement on Form S-1 (File No. 333-125687) on June 10, 2005)

4.4
Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant (incorporated by reference from Exhibit 4.4 to Platinum’s Registration Statement on Form S-1 (File No. 333-125687) on June 10, 2005)

4.5	Form of Unit Purchase Option to be granted to Representative (incorporated by reference from Exhibit 4.5 to Platinum’s Registration Statement on Form S-1 (File No. 333-125687) on June 10, 2005)

Exhibit	Description
4.6
Warrant Clarification and Confirmation Agreement, dated as of November 3, 2006, between Platinum Resources, Inc. and American Stock Transfer and Trust Company (incorporated by reference from Exhibit 4.1 to Platinum’s Current Report on Form 8-K filed November 9, 2006)

4.7
Amendment to Unit Purchase Options, dated as of November 3, 2006, among Platinum Energy Resources, Inc. and the holders of Unit Purchase Options (incorporated by reference from Exhibit 4.2 to Platinum’s Current Report on Form 8-K filed November 9, 2006)

5.1	Opinion of Sills Cummis & Gross P.C.

10.1	Credit Agreement, effective as of June 8, 2005, between TEC and Guaranty Bank, FSB (incorporated by reference from Exhibit 10.1 to Platinum’s Current Report on Form 8-K filed November 1, 2007)

10.2
First Amendment to Credit Agreement, effective as of October 21, 2005, between TEC and Guaranty Bank, FSB (incorporated by reference from Exhibit 10.2 to Platinum’s Current Report on Form 8-K filed November 1, 2007)

10.3
Waiver and Second Amendment to Credit Agreement, effective as of February 15, 2006, between TEC and Guaranty Bank, FSB (incorporated by reference from Exhibit 10.3 to Platinum’s Current Report on Form 8-K filed November 1, 2007)

10.4
Assignment, Waiver and Third Amendment to Credit Agreement, effective as of October 26, 2007, among TEC, New TEC and Guaranty Bank, FSB (incorporated by reference from Exhibit 10.4 to Platinum’s Current Report on Form 8-K filed November 1, 2007)

10.5	Platinum’s 2006 Long-Term Incentive Compensation Plan (incorporated by reference from Exhibit 10.5 to Platinum’s Current Report on Form 8-K filed November 1, 2007)

10.6
Office Lease Agreement executed July 28, 2006 by and between Loraine at Texas Office Tower, Ltd. dba Centennial Tower, Ltd. and TEC (incorporated by reference from Exhibit 10.6 to Platinum’s Current Report on Form 8-K filed November 1, 2007)

10.7
Form of Stock Escrow Agreement between the Registrant, American Stock Transfer & Trust Company and the Initial Stockholders (incorporated by reference from Exhibit 10.10 to Platinum’s Registration Statement on Form S-1 (File No. 333-125687) on June 10, 2005)

10.8
Form of Registration Rights Agreement among the Registrant and the Initial Stockholders (incorporated by reference from Exhibit 10.13 to Platinum’s Registration Statement on Form S-1 (File No. 333-125687) on June 10, 2005)

Exhibit	Description
10.9
Purchase and Sale Agreement, dated December 18, 2007 entered into between Tandem Energy Corporation and Lothian Oil, Inc. (incorporated by reference from Exhibit 10.1 to Platinum’s Current Report on Form 8-K filed on January 3, 2008)

10.10
Amendment, dated December 27, 2007 to Purchase and Sale Agreement, dated December 18, 2007 entered into between Tandem Energy Corporation and Lothian Oil, Inc. (incorporated by reference from Exhibit 10.2 to Platinum’s Current Report on Form 8-K filed on January 3, 2008)

21	Subsidiaries of Platinum

23.1	Consent of Marcum & Kliegman LLP.

23.2	Consent of Johnson, Miller & Co. CPA’s, P.C.

23.3	Consent of Sills Cummis & Gross P.C. (included in Exhibit 5.1)

24	Power of Attorney (included on the signature page of this Registration Statement)

b.	Financial Statements.

All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, State of New Jersey, on the 14th day of February, 2008.

Platinum Energy Resources, Inc.

By:	/s/ Barry Kostiner
Name:	Barry Kostiner
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Barry Kostiner and Tim G. Culp and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Barry Kostiner Barry Kostiner	Chief Executive Officer, Principal Financial Officer and Director	February 14, 2008

By:	/s/ Tim G. Culp Tim G. Culp	Chairman of the Board and Director	February 14, 2008

By:	/s/ William C. Glass William C. Glass	President and Director	February 14, 2008